UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Empire State Realty Trust, Inc.

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NOTICE OF ANNUAL SHAREHOLDERS MEETING & PROXY STATEMENT

Proxy Guide

Notice of Annual Meeting Dear Shareholder: We cordially invite you to attend the 2022 annual shareholders meeting (the “annual meeting”) of Empire State Realty Trust, Inc., a Maryland corporation (the “company”). At the 2022 annual meeting, all Class A and Class B common stockholders as of the close of business on the record date will be asked to consider and vote upon the following matters, as more fully described in the proxy statement: AGENDA ITEM Board Recommendation Read More Proposal 1 a proposal to elect the nine director nominees named in the proxy statement to serve on our board until the next annual meeting or until their successors are elected and qualify. FOR each director nominee Page 17 Proposal 2 a proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”) as described in this proxy statement. FOR this proposal Page 53 Proposal 3 a proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. FOR this proposal Page 63 In addition, shareholders may be asked to consider and act upon any other matter that may properly be brought before such the annual meeting or at any adjournment or postponement thereof. All Class A and Class B common stockholders are cordially invited to attend the annual meeting. The annual meeting will be held solely via a live webcast. The virtual meeting format resulted in increased shareholder attendance and questions since we implemented this practice over the past two years. During the virtual annual meeting, you may ask questions and will be able to vote your shares electronically. You may also submit questions in advance of the annual meeting by visiting www.virtualshareholdermeeting.com/ESRT2022. The company will respond to as many inquiries at the annual meeting as time allows. If you plan to attend the annual meeting online, you will need the 16-digit control number included in your notice of availability, on your proxy card or on the instructions that accompany your proxy materials. The annual meeting will begin promptly at 11:00 a.m. (Eastern Time). Online check-in will begin at 10:30 a.m. (Eastern Time), and you should allow ample time for the online check-in procedures. YOUR VOTE IS IMPORTANT TO US. Whether or not you plan to attend the annual meeting, please authorize a proxy to vote your shares as soon as possible to ensure that your shares will be represented at the meeting. Given the uncertainties caused by the COVID-19 pandemic, we encourage you to vote your shares as early as possible prior to the annual meeting. By Order of Our Board of Directors, THOMAS N. KELTNER, JR. General Counsel IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE VIRTUAL ANNUAL MEETING TO BE HELD ON MAY 12, 2022. THIS PROXY STATEMENT AND OUR 2021 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT WWW.PROXYVOTE.COM. Date Thursday May 12, 2022 Time 11:00 a.m. (Eastern Time) Place Online only at: www.virtualshareholdermeeting.com/ESRT2022 Record Date The close of business on March 3, 2022 2022 Proxy Statement I 1 I Empire State Realty Trust

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references ("XX") are supplied to help you find further information in this proxy statement. References in this proxy statement to (i) "we," "us," "our," "ours," "ESRT" and the "company" refer to Empire State Realty Trust, Inc. and its consolidated subsidiaries (including its operating partnership, Empire State Realty OP, L.P.) and (ii) "shareholders" refers to holders of our Class A common stock and Class B common stock, unless the context requires otherwise.

About Us

Empire State Realty Trust, Inc. (NYSE: ESRT) is a NYC-focused REIT that owns and manages a well-positioned portfolio of office, retail and multifamily assets in Manhattan and the greater New York metropolitan area. Owner of the Empire State Building, the World's Most Famous Building, ESRT also owns and operates the Empire State Building's iconic, newly reimagined Observatory Experience. The company is a leader in healthy buildings, energy efficiency, and indoor environmental quality, and has the lowest greenhouse gas emissions per square foot of any publicly traded REIT portfolio in New York City according to Green Street Advisors. As of December 31, 2021, ESRT's portfolio is comprised of approximately 9.4 million rentable square feet of office space, 700,000 rentable square feet of retail space and 625 residential units.


KEY
MULTIFAMILY PROPERTIES
OFFICE PROPERTIES
RETAIL PROPERTIES
CENTRAL PARK
UPPER WEST SIDE
UPPER EAST SIDE
YORKVILLE
345 EAST 94TH STREET
THE GOTHAM
1010 THIRD AVENUE
250 WEST 57TH STREET
77 WEST 55TH STREET
HELL'S KITCHEN
TIMES SQUARE
THE VICTORY
MIDTOWN EAST
EAST RIVER
ONE GRAND CENTRAL PLACE
1400 BROADWAY
501 SEVENTH AVENUE
1359 BROADWAY
1333 BROADWAY
1350 BROADWAY
112 WEST 34TH STREET
111 WEST 33RD STREET
MURRAY HILL
HUDSON YARDS
CHELSEA
KIPS BAY
GRAMERCY
10 UNION SQUARE EAST
STUYVESANT TOWN

COMPETITIVE STRENGTHS

MULTIPLE AVENUES TO PROFIT FROM NYC RECOVERY AND FUTURE GROWTH:

Office
- 9.4 million square feet across 14 buildings[(1)]
- Nine properties in Manhattan, centrally located near mass transit
- Fully modernized healthy buildings with indoor environmental quality and energy efficiency at price points accessible to the majority of office users in Manhattan
- Tenant-only amenities
- No anticipated fine through 2029 for office properties under New York City's Local Law 97
- Well-diversified tenant mix

Empire State Building Observatory
- World icon and proven performer
- New $165M interactive experience
- Instant and anticipated sustained upside with NYC tourism recovery
- Inflation hedge from dynamic pricing

Retail
- Irreplaceable, well-leased street retail assets
- Strong locations supported by high foot traffic on or near mass transit
- Approximately 90% of rents from national retailers

Multifamily
- Two multifamily properties located in Manhattan with 625 units
- Well-located, high-quality amenities, convenient to mass transit
- Inflation hedge from annual rent resets
- Modest capital expenditure requirements

All supported by:

- **Flexible balance sheet that offers optionality to pursue external growth and share repurchases**
- **Expertise in repositioning and redeveloping Manhattan office**
- **Environmental, social and governance ("ESG") leadership with expertise in energy efficiency, indoor environmental quality, healthy buildings**
- **Experienced and committed management team**

(1) Including 383 Main, which the company plans to dispose of, as described in our 2021 annual report.

2022 Proxy Statement | 2 | Empire State Realty Trust

Our Business and Growth Strategies “ESRT’s largely pre-war buildings are attractive to tenants for whom ‘flight to quality’ means leadership in indoor environmental quality, healthy buildings, energy efficiency and amenities.” —Anthony E. Malkin, as published in The Wall Street Journal, December 21, 2021 Lease our space Enhance and recover our Observatory operations We believe we offer an attractive value proposition to tenants through our portfolio of modernized, well-amenitized office spaces with top-of-line technologies for energy efficiency and indoor environmental quality, all centrally located near mass transit, and we offer these spaces at rents that are accessible to the broadest population of tenants, not just those that can afford or want to pay triple digit rents for brand new buildings. We believe this allows our properties to benefit from the often-cited “flight to quality” in the market in which the highest quality tenants search our properties with these characteristics. Despite challenging market conditions, in 2021, we signed 129 leases, comprised of new, renewal, and expansion leases, representing over 1 million square feet, including 87 leases totaling over 800,000 square feet in the Manhattan office portfolio. However, we need to lease more space and raise our leased percentage and subsequently follow with a higher occupancy percentage. The Empire State Building offers panoramic views of New York and neighboring states from its world-famous 86th and 102nd floor observatories. Prior to the outbreak of COVID-19, the number of visitors to the observatories was approximately 3.8 million and 3.5 million for the years ended December 31, 2018 and 2019, respectively, including approximately two-thirds international visitors. COVID-related international and domestic travel restrictions and other pandemic-related impact reduced the number of visitors for the year ended December 31, 2020 to 0.5 million, and 0.8 million for the year ended December 31, 2021. We expect improved travel market conditions will assist us to return to the profitability at the Empire State Building observatories that we experienced pre-COVID after our completion of a comprehensive approximately $165 million multi-year re-imagination and redevelopment. We have now an all-reserved, timed-entry attraction, improved operations, enhanced marketing and cross-promotional activities and enhanced health and safety protocols, including indoor environmental quality measures with MERV 13 filters, ventilation and active bipolar ionization air purification. Efficiently allocate capital Capitalize on our environmental leadership We maintain a prudent approach to balance sheet and capital allocation with focus on operating runway. We believe our flexible balance sheet, access to capital, expertise in redevelopment and ability to offer units of partnership interest in our operating partnership (“OP units”) in tax deferred acquisition transactions should give us significant flexibility to structure and consummate acquisitions to fund our external growth. In December 2021, we recapitalized the ownership of 625 residential units in two multifamily assets in Manhattan of which we now own 90%. For the foreseeable future, we intend to focus our acquisition strategy primarily on NYC office, retail and multifamily properties. We also maintain the flexibility to deliver long-term shareholder value through share repurchases and perform a hold/sell analysis on every asset in our portfolio with an eye to where we may be able to recycle capital in mature assets with lower growth prospects into properties with better growth opportunity. We believe that higher quality tenants generally place a higher priority on sustainability, reduction in energy-related costs, healthy buildings, indoor environmental quality and reduced contributions to greenhouse gases. We have pioneered certain practices in energy efficiency retrofits in the existing built environment. Based on our calculations, we anticipate having no fine through 2029 for office properties under New York City’s Local Law 97. As of January 1, 2021, we offset 100% of the electricity used in our portfolio through clean wind power renewable energy credits (“RECs”). We recycle tenant and construction waste and only allow recycled content carpets, low off-gassing paints and adhesives, “green” pest control and cleaning solutions and recycled paper products throughout our office portfolio. Certifications for our sustainability work include, among others, a Global Real Estate Sustainability Benchmark (“GRESB”) 5 Star rating, ENERGY STAR Partner of the Year, WELL Health-Safety Rating and Fitwel Champion. We were selected to receive a $5 million grant in the first funding round of the Empire Building Challenge, a $50 million state initiative spearheaded by the New York State Research and Development Authority (“NYSERDA”) to reduce greenhouse gas emissions. Proactive portfolio management Our focus on tenant and broker relationships helps us attract high quality tenants. We proactively manage our rent roll and maintain continuous communication with our tenants. We foster strong tenant relationships and are responsive to tenant needs. We provide energy efficiency, indoor environmental quality, preventive maintenance and prompt repairs, amenities and quality of our buildings and services. We screen and train our employees. We believe strong tenant relationships help us renew and expand existing tenants, improve our operating results over time and reduce leasing, marketing and tenant improvement costs. We have had more than 200 tenant expansions within our portfolio totaling over 2.5 million square feet since our 2013 initial public offering (“IPO”). 2022 Proxy Statement I 3 I Empire State Realty Trust

Our 2021 Operating Results OPERATING EXPENSE HIGHLIGHTS Maintained proactive expense reduction measures initiated in 2020 at the onset of the COVID-19 pandemic, such that: Property operating expenses were reduced by $9.2M from $136.1M in 2020 to $126.9M in 2021. General and administrative (“G&A”) expenses were reduced by $6.3M from $62.2M in 2020 to $55.9M in 2021. Observatory expenses were reduced by $0.5M from $23.7M in 2020 to $23.2M in 2021. RETURN OF CAPITAL Returned $416 million to shareholders through share repurchases and dividends from 2019 through 2021. ESRT had no requirement to pay a dividend in 2020 and 2021 beyond the quarterly dividends paid in Q1 and Q2 2020 due to two primary factors: (i) a net operating loss carryforward available from accelerated non-cash deductions in prior periods, and (ii) the significant decline in revenue due to lower levels of Observatory visitation. ESRT focused on long-term shareholder value creation and preservation of our balance sheet strength and flexibility and suspended its quarterly dividend for Q3 and Q4 2020 and Q1 2021. ESRT resumed paying dividends in Q2 2021 despite the absence of any requirement to do so. Between March 5, 2020 and March 24, 2022, the company repurchased $ 200.5 million of shares at a weighted average price of $8.63 per share, representing approximately 7.8 % of total shares outstanding as of March 5, 2020. STRONG & FLEXIBLE BALANCE SHEET As of December 31, 2021: Net Debt/ TEV: 42% (Peer Average(2): 52%) Liquidity: ~$1.3M Cash: $424M Undrawn Credit Facility: $850M Net Debt/ Adj. EBITDA at share (1),(3): 6.5x (Peer Average(2): 9.4x) LEASING HIGHLIGHTS Signed 129 leases, comprised of new, renewal, and expansion leases, representing 1,005,630 rentable square feet, including 87 leases totaling 801,254 rentable square feet in the Manhattan office portfolio. (1) Core Funds from Operations and Adjusted EBITDA are not measurements of financial performance prepared in accordance with GAAP. See “Non-GAAP Financial Measures” on page A-1 for more information and reconciliations to the most directly comparable GAAP financial measures. (2) Peer group for this purpose includes Boston Properties , Inc., Paramount Group , Inc., SL Green Realty Corp. and Vornado Realty Trust as of December 31, 2021. (3) Adjusted EBITDA is calculated on a trailing twelve-month basis. $(40,000) $0 $20,000 $60,000 $100,000 Net Income (Loss) (in thousands) $(20,000) $80,000 $40,000 $84,290 $(13,037) $(22,889) 2019 2020 2021 $0 $50,000 $100,000 $150,000 $200,000 $250,000 $300,000 $194,890 $267,893 $175,414 2019 2020 2021 Core Funds from Operations (”Core FFO”)(1) (in thousands) RECOVERING OBSERVATORY 0 100,000 200,000 300,000 400,000 500,000 Number of Observatory Visitors 2020 Q1 2020 Q2 2020 Q3 2020 Q4 2021 Q3 2021 Q4 2021 Q2 2021 Q1 422,000 0 30,000 55,000 255,000 360,000 162,000 51,000 $0 $50,000 Total Dividends Paid Total Share Repurchases $100,000 $150,000 $200,000 $250,000 Return of Capital $46,704 $143,713 2019 2020 2021 $32,764 $127,761 $65,047 2022 Proxy Statement I 4 I Empire State Realty Trust

Environmental, Social and Governance Highlights

AWARDS

Empire Building Challenge: Selected to receive a $5 million grant in the first funding round of the Empire Building Challenge, a $50 million state initiative spearheaded by NYSERDA.

First Commercial Portfolio with WELL Health-Safety Rating in The Americas

U.S. Green Building Council Member

Fitwel Champion

2021 Energy Star Partner of the Year

Empire Building Challenge Partner

ULI Tenant Energy Optimization Program

GRESB Five Star Rated Public Disclosure A Rating

Green Lease Leader Gold

EPA Green Power Partnership

Sustainability Policy Advisory Committee

Better Buildings Challenge

Nation's Largest 100% User of Renewable Power[1]

Bloomberg Gender-Equality Index

[1] The nation's largest 100% user of green power in real estate per EPA Green Power Partnership 2021 report, given 100% of our portfolio is contracted for renewable wind energy.

INDUSTRY LEADERSHIP

- **Climate Mobilization Act/Local Law 97 Advisory Board**
- **Real Estate Board of New York Sustainability Committee**
- **Urban Land Institute**
- **NYC Carbon Reduction Partnerships**
- **Real Estate Roundtable Sustainability Policy Advisory Committee**
- **WELL Living Lab Alliance**
- **Urban Green Board of Directors**
- **Nareit Real Estate Sustainability Committee**
- **USGBC LEED Steering Committee; Empire State Building is LEED Gold certified**
- **Department of Energy's Better Climate Challenge & Better Buildings Initiative**

2022 Proxy Statement | 5 | Empire State Realty Trust

ESG KEY PERFORMANCE INDICATORS (KPIS) ENVIRONMENTAL GOALS AND PROGRESS Energy Goals (1) Progress 50% reduction in energy use intensity by 2035 20% reduction of energy use intensity at Empire State Building by 2024 On track. Please see our most recent Sustainability Report for details(2) Increase renewable energy usage across the portfolio As of January 1, 2021, we offset 100% of the electricity used in our portfolio through clean wind power RECs Emission Goals (1) Progress Achieve net-zero Greenhouse Gas (“GHG”) emissions across the entire portfolio by 2035 and achieve Empire State Building net-zero GHG emissions by 2030 On track. Please see our most recent Sustainability Report for details(2) ESRT has lowest emissions per square foot (measured as kgCO2 psf) of New York City office REITs (3) Meet the Empire Building Challenge and commit to leadership at a statewide level to achieve 85% local emissions reduction by 2035 Selected to receive a $ 5 million grant in the first funding round of the Empire Building Challenge, a $50 million state initiative spearheaded by NYSERDA Our CEO is Chair of the Real Estate Roundtable’s Sustainability Policy Advisory Committee Publicly announced our commitment to emissions reduction portfolio-wide by 2035 and publicly reporting on progress Waste & Recycling Goals (1) Progress 75% waste diversion rate by 2035 Reduce waste generation by 5% year over year On track. Please see our most recent Sustainability Report for details(2) Perform waste audits at 100% of buildings annually Completed high-level waste assessment in 2021 (waste audits scheduled to resume in 2022 ) Water Conservation Goals (1) Progress 30% reduction in water usage by 2035 Reduce water usage 2% year-over-year On track. Please see our most recent Sustainability Report for details(2) Implement real-time water metering and software across the portfolio by 2025 Indoor Environmental Quality Goals Progress Improve the indoor environmental quality in our buildings to improve efficiencies, tenant safety and wellness 1st commercial portfolio in the Americas to achieve WELL Health- Safety Rating Perform comprehensive annual indoor air quality testing at all properties MERV 13 filters, increased air ventilation and active bipolar ionization air purification system in select spaces ESG Certification Goals Progress Continue to report to GRESB annually Achieved GRESB 5 Star Rating for the second consecutive year with a score of 94 and the highest possible score of an “A” for ESG disclosure and reporting 2nd highest score in competitive U.S. peer group (4) Achieved WELL Health-Safety rating Fitwel Champion, covering 83% of our Manhattan portfolio 76% of portfolio is ENERGY STAR Certified (100% of eligible buildings) Maintain Fitwel Certification and WELL Health-Safety rating annually Pursue ENERGY STAR Certification at 100% of eligible buildings (1) All reduction goals are from a 2018 baseline. (2) 2020 and 2021 energy use, water usage and waste diversion outcomes were impacted by low building utilization rates during the COVID-19 pandemic, and thus are not representative of consumption or waste generation at full occupancy. (3) Per Green Street Advisors research report Office Insights: NYC Local Emissions Regulation Update dated November 25, 2021. (4) For this purpose, peer group comprised of Boston Properties , Inc., Corporate Office Properties Trust, Highwoods Properties , Inc., Manulife US Real Estate Investment Trust, Brandywine Realty Trust, Cousins Properties Incorporated, Hudson Pacific Properties, Inc., Paramount Group, Inc., Columbia Property Trust, Inc., Equity Commonwealth, Kilroy Realty Corporation and SL Green Realty Corp. For more information please see our most recent Sustainability Report, the contents of which are not incorporated by reference into this proxy statement. 2022 Proxy Statement I 6 I Empire State Realty Trust

SOCIAL GOALS AND PROGRESS Goal Progress Enhance DE&I in our organization. We seek to enhance diversity, equity and inclusion (“DE&I”) in our organization through (i) transparency and disclosure of Equal Employment Opportunity Commission (“EEOC”) diversity data at all levels and (ii) implementation of policies which (a) mandate diversity in candidate pools for new hires, (b) encourage promotion and advancement of diverse persons, and (c) prohibit discriminatory practices in the workplace. Transparent public reporting of EEOC diversity Included in 2022 Bloomberg Gender Equality Index (“GEI”) Onboarded DE&I consultant who conducted sessions with all employees and executives in 2021 and will continue in 2022 Formed employee-led Inclusion Committee Implemented new hiring practices to mandate diversity in candidate pools Maximize attraction and retention of highly valued talent. Our compensation and benefits packages keep pace with changing market practice and attract and help us retain, nurture, and train the right people for the right positions. Implemented formal work from home policy Employee Manual Committee led by employees achieved significant benefit advancements in 2021, including enhanced parental leave, increased paid time off, including more vacation days and a paid volunteer day off, flexible hours and inclusion of Juneteenth as a holiday Overhaul of 401(k) process with employee-led 401(k) Fiduciary Committee and new Retirement Plan Consultant and increased company match Employee access to personalized financial planning services at no cost to assist with retirement readiness and financial wellness Enhanced new-hire onboarding program and added offerings to our Empire Academy, including “Meet the Board” series, live trainings by our Retirement Plan Consultant to assist with financial wellness , live training by the NYPD, and quarterly compliance trainings on topics such as cybersecurity and insider trading 100% of employees engaged in coursework in 2021 Employee training hours in 2021 increased 15% over 2020 Strengthen our company culture and increase employee engagement. To strengthen our company culture, we gather feedback through employee-led committees, employee surveys and listening sessions, using a third-party facilitator as helpful, and integrate such feedback into our employee offerings. Added regular company-wide town halls with executives to update employees on company strategy Increased social activities and company events to foster company culture and employee engagement, such as Gratitude Friday lunches, employee appreciation events, holiday celebrations, educational seminars and company-wide Athletics Committee events, among others Annual Employee Engagement Survey in Q1 2022, with an 82% engagement score, revealed the following: • 98% of employees reported they feel the company is committed to a sustainable environment • 90% of employees reported they feel the company offers engagement events that foster employee appreciation and camaraderie • 88% of employees were proud to work at ESRT • 92% of employees were proud of the quality of service we provide to our customers Increase community engagement. We further community engagement with an emphasis on employee volunteerism, which improves our communities, including company- sponsored volunteer events and a paid volunteer day off for all employees. In 2021, began to track and report employee volunteer hours Increased number of volunteer participation opportunities, with organizations including Harlem Grown, The Billion Oyster Project, Start Small Think Big, Read to Lead, NYC Parks, Gallop, Animal Haven, St. Francis Pantry and Toys for Tots, among others Hosted Empire State Building lightings for a variety of charitable causes Support for affordable housing in NYC as part of our acquisition with 421-a program affordable units in our multifamily assets Monitor and enhance supply chain diversity. We commenced new initiatives to audit our vendors and enhance supply chain diversity. Implemented new supply chain diversity policy to require departments to collect diverse bids, where possible Began to implement software to track diverse vendor use Implemented Vendor Code of Conduct with diversity standards For more information please see our most recent Sustainability Report, the contents of which are not incorporated by reference into this proxy statement. 2022 Proxy Statement I 7 I Empire State Realty Trust

GOVERNANCE GOALS AND PROGRESS Goal Progress Robust board oversight. Our board is committed to frequent engagement with management, company employees, tenants and outside advisors to maintain robust oversight of company ESG matters, risk, strategy and challenges, such as the COVID-19 pandemic. As part of our Corporate Governance Guidelines, our board has oversight responsibilities for assessing social responsibility and environmental and sustainability matters impacting the company. Specific duties within this broad oversight are delegated across the board committees as specified in the committee charters to ensure each identified risk/opportunity is addressed with the necessary time and attention. See page 24 for more information. Our SVP, Director of Energy, Sustainability and ESG reports to our board at least quarterly. Our Board has full and free access to all our properties , visit our properties continually on their own initiatives , and engage with tenants. Enterprise risk assessment reports by an independent consultant are updated with management input and reported to the board quarterly. Continuous stakeholder engagement. We are committed to continuous engagement with key stakeholders, including shareholders, employees, tenants and brokers, among others, on matters including ESG, compensation and company strategy. We conduct annual governance roadshows with our shareholders and offer director attendance. Following our 2021 annual meeting, we contacted shareholders representing approximately 80% of our outstanding common stock to offer meetings, and we held meetings with all institutional shareholders who accepted our invitation . Our SVP, Director of Energy, Sustainability and ESG, investor relations, legal and senior management team also engage with our shareholders throughout the year in a variety of forums including an emphasis on 1:1 engagement. Direct results of these engagements have driven increased disclosures and reporting. We conduct annual employee engagement surveys, followed by review of results at department, C-suite and board levels, for responsive company action. Transparent reporting. We are committed to enhanced transparency and reporting, including through our annual Sustainability Report and our participation in GRESB, WELL Health-Safety and Fitwel. We published our inaugural sustainability report in April 2021, in alignment with GRI, TCFD and SASB standards. In 2021, we began disclosing diversity metrics in accordance with EEOC data. In 2021, we begin participating in reporting frameworks including GRESB, WELL Health-Safety, Fitwel and Bloomberg GEI, among others. For more information, please see our most recent Sustainability Report, the contents of which are not incorporated by reference into this proxy statement. GOVERNANCE BEST PRACTICES We are committed to good corporate governance, which strengthens the accountability of our board and promotes the long-term interests of our shareholders. INDEPENDENT BOARD AND LEADERSHIP PRACTICES Majority independent directors (8 out of 9) 4 new directors added since 2017, 3 of whom are diverse in gender and/or ethnicity Lead Independent Director elected annually with rights and responsibilities codified in Corporate Governance Guidelines All board committees composed entirely of independent directors Comprehensive risk oversight practices Independent directors conduct regular executive sessions Robust annual board and committee self-assessment with third-party facilitator Nominating and Corporate Governance Committee approval of related party transactions Directors adhere to Minimum Share Ownership Guidelines SHAREHOLDER RIGHTS Annual election of all directors (declassified board) Annual say-on-pay voting Frequent and robust shareholder engagement efforts Any director who receives less than a plurality of votes cast in an uncontested election must offer to resign Shareholder right to amend bylaws, adopted in 2019 in response to shareholder feedback Shareholder proxy access, adopted in 2018 in response to shareholder feedback No shareholder rights plan (i.e., no poison pill) Process for shareholders to communicate with board 2022 Proxy Statement I 8 I Empire State Realty Trust

Board and Governance Highlights BOARD SNAPSHOT BOARD NOMINEES Committee Membership Name and Position Director Since AC FC CC NGC Anthony E. Malkin, 59 Chairman, President and Chief Executive Officer 2013 Leslie D. Biddle, 55 Independent Director 2017 Thomas J. DeRosa, 64 Independent Director 2013 Steven J. Gilbert, 74 Lead Independent Director 2013 S. Michael Giliberto, 71 Independent Director 2013 Patricia S. Han, 50 Independent Director 2019 Grant H. Hill, 49 Independent Director 2020 R. Paige Hood, 63 Independent Director 2020 James D. Robinson IV, 59 Independent Director 2015 AC Audit Committee CC Compensation and Human Capital Committee Chair Member FC Finance Committee NGC Nominating and Corporate Governance Committee Audit Committee Financial Expert Independence Gender & Ethnic Diversity Director Skills Board Refreshment Tenure Balance 5.7 Years Average Tenure 010 60.4 Years Average Age 48 75 Age Non-Independent Director 1 6 Real Estate Experience 3 Cybersecurity & Technology 7 Human Capital Management 1 Energy and Environmental Sustainability 7 Risk Management Experience 7 Public Company Board Experiencece 8 Investment Experience 9 Target Tenant Industry Experience 9 Executive Leadership 6 Accounting Experience/ Financial Literacy 3 Digital Media & Commerce Independent Director 8 Female 2 Male 7 Asian American 1 African American 1 White 7 2017: Leslie D. Biddle 2019: Patricia S. Han 2020: R. Paige Hood / Grant. H. Hill 2022 Proxy Statement I 9 I Empire State Realty Trust

Executive Compensation Highlights

OUR EXECUTIVE OFFICERS



Anthony E. Malkin
Chairman, President and
Chief Executive Officer



Christina Chiu
Executive Vice President
and Chief Financial Officer



Thomas P. Durels
Executive Vice President,
Real Estate



Thomas N. Keltner, Jr.
Executive Vice President
and General Counsel

2021 TARGET COMPENSATION MIX



CEO

32.1%	Performance-Based Equity
32.1%	Time-Based Equity
21.4%	Annual Incentive Bonus
14.3%	Base Salary
85.7%	Pay Aligned with Shareholders
53.6%	Performance-Based



Average – Other NEOs

25.0%	Performance-Based Equity
25.0%	Time-Based Equity
21.1%	Annual Incentive Bonus
28.9%	Base Salary
71.1%	Pay Aligned with Shareholders
46.1%	Performance-Based

2021 COMPENSATION COMPONENTS

Base Salary
Our NEOs' stable source of cash income set at competitive levels:

- From early 2020 until September 2021, Messrs. Malkin and Durels voluntarily reduced their salaries in light of the COVID-19 pandemic, by 33% and 25% respectively.
- In August 2021, the Compensation and Human Capital Committee increased Ms. Chiu's salary based on exemplary performance and benchmarking data.
- See page 40 for more information.

Time-Based Equity Compensation
Long-term equity is granted in the form of long-term incentive units of partnership interest in our operating partnership ("LTIP units") or shares of restricted Class A common stock ("Restricted Shares") at the NEO's election. All of our NEOs have chosen the LTIP unit option.

Time-based awards generally vest 25% per annum over four years, subject to continued employment. See page 47 for more information.

Performance-Based Equity Compensation
Performance-based awards vest based on the company's total shareholder return ("TSR") performance over a three-year period relative to indices that reflect the performance of representative groups of:

- Office REITs (SNL Office Index/Nareit Office Index)
- All REITs (MSCI US REIT Index)

Such awards, to the extent earned, vest 50% at the end of the three-year period and 50% on the first anniversary of the end of such period. See page 47 for more information.

Annual Incentive Bonus
We motivate and reward achievement of short-term company corporate and ESG objectives and individual goals. ESG goals are weighted 15% for each NEO and weightings for other metrics vary among the NEOs depending on the NEO's ability to impact such metric. See page 41 for more information.

Corporate Goals
We measure quantitative performance across four metrics:

- Core FFO per Share
- Same-Store Cash NOI Growth (excluding Observatory)
- Leasing and Occupancy (i.e., occupancy, leasing volume and weight average starting rents)
- G&A Expense as a Percentage of Revenues

ESG Goals
We evaluate specific ESG metrics on a points system, including:

- *Environmental goals* (e.g., GRESB, WELL Health-Safety, Fitwel, ENERGY STAR and other prominent third-party ratings; renewable energy achievements and disclosure)
- *Social goals* relating to diversity initiatives, employee engagement, training, supply chain initiatives and disclosure
- *Governance goals* relating to shareholder engagement and board oversight of ESG

Individual Goals
We measure qualitative performance against individualized goals based on an NEO's responsibilities and duties to the company.

Committee Discretion
The Compensation and Human Capital Committee reserves the ability to include a subjective element of judgment to adjust the formula result if appropriate based on identified non-quantitative factors.

Annual Incentive Bonus Exchange
Our NEOs have the option to receive any annual incentive bonus earned in one of three ways: (i) cash, (ii) fully vested LTIP units at 100% of the face amount, or (iii) LTIP units that vest over three years, subject to continued employment, at 120% of the face amount.

2022 Proxy Statement | 10 | Empire State Realty Trust

SHAREHOLDER ENGAGEMENT ON EXECUTIVE COMPENSATION

Following a 62% Say-on-Pay vote at our annual meeting in May 2020, we made significant changes to our executive compensation program, considering shareholder feedback, which we previewed in our 2021 proxy statement, leading to 96% vote in favor of our 2020 NEO compensation at our annual meeting in May 2021. Considering this positive say-on-pay response at our May 2021 meeting and supplemental feedback we received during shareholder outreach following the meeting, we made additional adjustments to our program, as discussed below.

Say-on-Pay Voting Results			
2018	2019	2020	**2021**
98%	94%	62%	**96%**

What We Heard	What We Did – Prior to May 2021 Meeting	What We Did – Post May 2021 Meeting
NEO Pay Magnitude There were questions around the magnitude of NEO compensation in consideration of our peers, particularly in comparison of company size and historical performance.	▪ Mr. Malkin initiated a reduction in his base salary to $1.00 for the second quarter of 2020 in response to COVID-19 and initiated further adjustment in his base salary rate in August 2020 from $810,000 to $540,000. Mr. Durels voluntarily agreed to an adjustment in his annual base salary rate in August 2020 from $700,000 to $525,000. ▪ Mr. Malkin initiated a reduction to the grant date fair value of his 2021 LTIP award by ~$2.7 million and Mr. Durels initiated a reduction to the grant date fair value of his 2021 LTIP award by ~$1.2 million.	▪ Messrs. Malkin's and Durels' salaries remained reduced into 2021 until all other COVID-related salary reductions were restored and the Compensation and Human Capital Committee restored them in September 2021. ▪ The committee determined to maintain such reduced LTIP award levels for Messrs. Malkin and Durels for 2022.
Clarity and Objectivity in Annual Incentive Bonus Metrics Shareholders expressed a desire to understand better our annual incentive bonus metrics, including how and why we chose our metrics and targets, which goals are most important and how the Compensation and Human Capital Committee evaluates and factors in subjective components.	▪ We modified our annual incentive bonus program with new metrics and weightings that reinforce the rigor of the program and better explain alignment with our shareholders. See page 41 for more information. ▪ We enhanced proxy disclosure throughout, providing additional and clear rationale with respect to our pay decisions, and the linkage to performance.	▪ We maintained our rigorous annual incentive bonus framework for 2022 with modifications to the metrics where applicable to align with our strategy. ▪ We further enhanced proxy disclosure around corporate and ESG metrics and individual goals.
Bonus Election Premium There is enhancement in shareholder alignment when our NEOs elect to take their annual incentive bonus in the form of time-based equity versus cash. A few shareholders stated that the disclosure of the 125% election premium that vests over three years was not present in the Summary Compensation Table and seemed high.	▪ For those individuals who elect to take their annual incentive bonus in three-year time-based equity rather than cash, we have reduced the election premium for 2021 and future years from 125% to 120% of the face amount while continuing to require a three-year vesting plus a two-year holding period. ▪ The committee determined to lower the premium to 120% based on a survey of peer practice, which showed that 120% was the lowest premium being used in the REIT market where there is an option to convert annual incentive bonus to time-based equity. ▪ We have revised the Summary Compensation Table to include disclosure of such premium. See page 54 for more information.	▪ We maintained this reduced bonus election premium for 2022.
Rigor of Performance-Based Equity Goals Shareholders expressed a desire to see our relative TSR targets require outperformance of the applicable index.	▪ We increased the target TSR in our long-term equity plan from the 50th percentile to the 55th percentile of our peer group and continued to require outperformance at the target level in measuring by basis points. See page 47 for more information.	▪ For 2022, we increased performance-based equity as a component of NEO pay to make up 55% of the total equity award versus 50% for prior years. ▪ For 2022, we added three-year ESG metrics and operational metrics with a three-year absolute TSR modifier that align with our strategy. The remainder of the award is still based on relative TSR.

2022 Proxy Statement | 11 | Empire State Realty Trust

ESG Metrics We were encouraged to adopt more objective / quantitative criteria for evaluating future performance in this category. • We included specific ESG metrics evaluated on a points system to enhance quantitative criteria and reduce subjectivity in 2021 annual incentive bonuses. See page 44 for more information. • For 2022, we maintained the quantitative points system to measure our ESG metrics and have revised the metrics to account for new 2022 ESG goals. • For 2022, we added three-year ESG metrics to performance-based equity as well. Peer Group While investors recognize the relevance of direct competitors in New York City and the inclusion of such companies in our peer selection, it was noted that appropriately sized companies should be a key determinant for selecting reasonable peers. • We undertook a fresh evaluation and revised our peer group for 2021 to align better with our size. • For example, despite directly competing with Boston Properties , Inc., we excluded it from our 2021 peer group in light of the differences in our operating model and size, and we added a number of other companies of comparable market capitalization, which increases the alignment of the peer group approved by the committee with the peer set against which others, including proxy advisory firms, evaluate our compensation. See page 38 for more information. • For 2022, we largely maintained the same peer group, however, one peer (Columbia Property Trust) was acquired, and we replaced it with the next closest office REIT by size, Easterly Government Properties , Inc. COMPENSATION BEST PRACTICES We have adopted many market best practices with respect to our compensation program. Highlights of those practices are set forth below. WHAT WE DO We pay for performance, and our compensation programs are designed to have direct alignment with TSR We use multiple performance metrics and both short -term and long -term performance periods in granting equity awards to foster achievement across multiple business goals and time periods We have implemented a clawback policy that allows for the recovery of previously paid cash and equity compensation We have “double-trigger” change in control benefits We have robust stock ownership guidelines for our NEOs and directors We obtain confirmation from an independent consultant that our compensation structure does not encourage excessive or inappropriate risk taking We align the interests of our shareholders and NEOs by granting long-term equity awards that vest based on both achievement of TSR targets and continued service over time We engage an independent compensation consultant to advise the Compensation and Human Capital Committee, which is comprised entirely of independent directors WHAT WE DO NOT DO We do not provide “golden parachute” tax gross-up payments We do not have “single-trigger” change in control benefits We do not allow hedging by directors or employees; our Compensation and Human Capital Committee must approve any pledge of company stock by executives and other key employees We do not encourage unnecessary or excessive risk taking; incentive awards are not based on a single performance metric and do not have guaranteed minimum payouts Our equity plan does not permit repricing of stock options without shareholder consent (at this time, we have not granted stock options at all) We do not provide perquisites for our NEOs, with the exception of very limited perquisites for our CEO structured with safety considerations and for specific business purposes 2022 Proxy Statement I 12 I Empire State Realty Trust

2021 EXECUTIVE COMPENSATION OUTCOMES

2021 ANNUAL INCENTIVE BONUS OUTCOMES

Following the lowest payout since our IPO in annual incentive bonuses to our executives in 2020, we made great progress in 2021 against the new, rigorous framework of key corporate and ESG metrics, as well as our executives' individual goals, all of which allowed them to achieve individual bonus payouts between 113% and 120% of target for 2021. See page 46 for more information.

- Exceeded target on Core FFO per Share, Same-Store Cash NOI Growth (excluding Observatory), leasing volume and G&A Expense as a Percentage of Revenue. Factors that contributed to success on these metrics included:
  - > Operating expense discipline
    - In 2021, we maintained operating discipline and continued proactive property expense reduction measures implemented in 2020 by management in light of reduced building utilization by the company's tenants, further reducing property operating expenses by $9.2 million from $136.1M in 2020 to $126.9M in 2021.
    - In 2021, we reduced G&A expenses by $6.3 million from $62.2M in 2020 to $55.9M in 2021, and we continued steps taken by management in 2020 to reduce G&A expense and corporate overhead. Reduction measures included maintaining voluntary base salary reductions by Messrs. Malkin and Durels (by 33% and 25%, respectively) through September 2021 and 2021 equity compensation reductions ($3.9M cumulative reduction).
    - The Compensation and Human Capital Committee, with full management support, exercised negative discretion and backed out the calculated benefit from Global Brand Group's ("GBG") lease termination fee and property operating expense savings due to building utilization below our 2021 budget. This reduced outcomes for Core FFO per Share, Same-Store Cash NOI Growth (excluding Observatory) and G&A Expense as a Percentage of Revenue metrics, thus reducing each NEO's annual incentive bonus award.
  - > Observatory
    - Revenue came in higher than forecasted, driven by the return of Observatory visitors and record revenues per visitor. The number of visitors increased from 51,000 in Q1 2021 to 360,000 in Q4 2021.
  - > Leasing volumes
    - We exceeded target for leasing volumes (by total square footage) for both new and renewal tenants.
    - The success of our leasing volume metrics was partially offset by below target performance on our occupancy and greater New York metro ("GNYM") weighted average starting rents metrics. See page 43 for more information.
- ESG goals were exceeded, including:
  - > Environmental achievements: GRESB 5-star rating with disclosure score of "A", WELL Health-Safety Rating, Fitwel Champion, ENERGY STAR Partner of the Year, Green Lease Leader, 100% of the electricity used in our portfolio is offset through clean wind power RECs.
  - > Social achievements: selected for inclusion in Bloomberg GEI, public reporting of diversity metrics, enhanced DE&I policies for hiring and training, employee engagement and benefit program improvements.
  - > Governance achievements: enhanced board engagement on ESG, annual shareholder outreach, increased board diversity.

FORFEITURE OF PERFORMANCE-BASED COMPENSATION AWARDS FOR THE 2019-2021 PERFORMANCE PERIOD

For the 2019-2021 performance period, our three-year performance-based equity award was forfeited in its entirety because our company did not achieve the threshold TSR rankings. Thus, based on the performance standards set by the company to align with shareholders, our ongoing NEOs have received a 0% payout on performance equity awards with performance periods that ended in the past four years, consistent with TSR results for shareholders of the company and in New York office REITs generally.

0% Performance-Based LTIP Units **EARNED** Over the Past 4 Years

Performance Period	2016	2017	2018	2019	2020	2021	Outcome	Payout
2016-2018[(1)]		100% Complete					▼ Below Threshold	0.0%
2017-2019[(1)]			100% Complete				▼ Below Threshold	0.0%
2018-2020[(1)]				100% Complete			▼ Below Threshold	0.0%
2019-2021[(2)]					100% Complete		▼ Below Threshold	0.0%

[(1)] The performance-based awards covering the three-year performance periods from 2016-2018, 2017-2019 and 2018-2020 included the following pre-established quantitative performance metrics and weightings: absolute TSR (25%), relative TSR vs. FTSE Nareit Equity REIT Office Index ("Nareit Index") (50%) and relative TSR vs. MSCI US REIT Index (25%).

[(2)] The performance-based awards covering the three-year performance period from 2019-2021 included the following pre-established quantitative performance metrics and weightings: relative TSR vs. SNL Office Index and relative TSR vs. MSCI US REIT Index with weightings and methodology outlined on page 47.

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Corporate Governance Board Composition and Refreshment DIRECTOR QUALIFICATIONS Per our Corporate Governance Guidelines, directors should: • possess the highest personal and professional ethics and integrity, exercise good business judgment, and commit to represent the long-term interests of the company and our shareholders; • have the time, interest and ability to engage actively in the board, its committees and outreach with management; • have an inquisitive and objective perspective, practical wisdom and mature judgment; and • serve our goal of diversity by providing a range of viewpoints relevant to our business. In order to build an independent board with broad and diverse experience and judgment that is committed to representing the long-term interests of our shareholders, our board seeks out an overall mix of directors with: Relevant Skills and Experience for a publicly-traded, NYC-based offi ce REIT Our board continually evaluates its composition and collective expertise based on the company’s needs as a publicly-traded, NYC-based offi ce REIT and the company’s strategy. See page 16 for more information. Diversity including as to race, gender, age and experiences    • In 2021, the board codified in our Corporate Governance Guidelines that it would seek to include candidates with a diversity of race, ethnicity and gender in each board nominee candidate pool. • We have appointed three independent, diverse directors since 2017. • The board evaluates the effectiveness of its director diversity efforts through its annual self- evaluation process and on an ongoing basis through its director candidate search processes led by the Nominating and Corporate Governance Committee. Independence and avoiding confl icts of interest • Our Corporate Governance Guidelines provide that a majority of our directors on our board must be independent as required by the listing standards of the NYSE. • Our board has adopted director independence standards which assist our board in making determinations with respect to the independence of directors. • Our board considers other positions a director or a director candidate has held or holds (including other board memberships) and any potential conflicts of interest to ensure the continued independence of the board and its committees. • There is no family relationship among any of our directors, executive officers and key employees. Attention and Focus by each director in light of other obligations • Directors must be willing to devote sufficient time and effort to carry out their duties and responsibilities effectively and should be committed to serve on our board for an extended period of time. • Our Corporate Governance Guidelines provide that directors are limited to service on no more than four other public company boards (two if the director is a CEO or equivalent position). Pre-existing positions in excess of these limits may be maintained unless our board determines that doing so would impair the quality of the director’s service to our board. • The Nominating and Corporate Governance Committee considers the position of our directors on other public company boards and their other professional commitments to confirm availability and capacity for service on our board. • The Nominating and Corporate Governance Committee ensures that any potential nominee is not an employee or agent of, and does not serve on the board of directors or similar managing body of, any of our competitors. • The Nominating and Corporate Governance Committee determines whether the potential nominee has a material interest in any transaction to which we are a party. Balance of Tenures between knowledge of the company and fresh perspectives • Per our Corporate Governance Guidelines, we seek a balance of (i) new perspectives and refreshed composition and (ii) long-tenured experience and continuity. We recognize that a director’s term should not extend beyond such director’s ability to contribute and such director’s commitment to the board, as evidenced by board and committee meeting attendance and participation. • Since 2017, we have rotated in four new directors and rotated out two directors. 2022 Proxy Statement I 14 I Empire State Realty Trust

Identifying and Evaluating Candidates for Director Identification of Candidates Nominating and Corporate Governance Committee At each of its regularly scheduled quarterly meetings, the committee reviews the board’s current composition and considers whether it would be in the best interests of the company to bring on a new director who may add experience and skillsets that would complement the company’s long-term strategy. The committee develops criteria for any search process, including any specific desired skills, experiences, characteristics or qualifications, and typically engages an independent director search firm to assist in the search. Internal Recommendations The committee may solicit recommendations for director nominees from non-management directors, executive officers or any other source it deems appropriate. Shareholder Recommendations The committee will also consider properly submitted shareholder recommendations for candidates. Any shareholder recommendation should include the nominee’s name and qualifications for board membership. The recommending shareholder should also submit evidence of the shareholder’s ownership of our shares, including the number of shares owned and the length of time of ownership. See page 77 for more information. Nominating and Corporate Governance Committee Consideration of Candidates The Nominating and Corporate Governance Committee discusses, assesses and interviews candidates identified by any of the above sources and considers whether, among other things, such candidates’ backgrounds and experiences fulfill the “Director Qualifications” as outlined on page 14 and would align with the company’s long-term strategy, enhance the board’s diversity and preserve the dynamic and effective culture that it believes exists in the board’s current composition. Prior to a vote as to whether a potential nominee is recommended to our board, each member of the committee is provided reasonable access to such potential nominee. Such access includes a reasonable opportunity to interview such potential nominee and to submit questions to such potential nominee. In addition, each potential nominee must provide the Nominating and Corporate Governance Committee with a written detailed biography and must identify the committees of our board on which the potential nominee would be willing to serve. The committee then makes recommendations to the board to consider such candidates. Board Evaluation, Appointment, Nomination Once the Nominating and Corporate Governance Committee has identified candidates and has recommended such candidates to the board, the board then evaluates such candidates. The board’s evaluation includes, as it deems necessary, additional interviews and discussion as well as an analysis of such director’s independence. The board recommends nominees for a shareholder vote at the next annual meeting. Annual Shareholder Vote to Elect Directors All directors are elected annually and subject to a plurality voting standard. Our board has adopted a policy regarding the election of directors in uncontested elections. Pursuant to such policy, in an uncontested election of directors, any nominee who receives a greater number of votes affirmatively “against” his or her election than votes “for” his or her election will, within two weeks following certification of the shareholder vote with respect to such election, submit a written resignation offer to our board for consideration by our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following such certification, make a recommendation to our board concerning the acceptance or rejection of the resignation offer. Our board will take formal action on the recommendation no later than 90 days following such certification. We will publicly disclose, in a Current Report on Form 8-K or periodic report filed with the Securities and Exchange Commission (the “SEC”), the decision of our board, including an explanation of the process by which the decision was made and, if applicable, its reason(s) for rejecting the tendered resignation. Annual Board Self-Evaluation The Nominating and Corporate Governance Committee also takes the results of the board’s annual self-evaluation into account when considering board candidates and composition. See page 28 for more information. 2022 Proxy Statement I 15 I Empire State Realty Trust

Director Skills to Support Our Strategy Our board continually evaluates its composition and collective expertise based on the company’s needs as a publicly-traded, NYC-based offi ce REIT and the company’s strategy. Skill/Qualification Biddle DeRosa Gilbert Giliberto Han Hill Hood Malkin Robinson Real Estate Experience experience in the real estate industry, including experience with acquisition, fi nancing and operation of commercial property „„„ „„„ Investment Experience relevant investment, strategic and deal structuring experience „„„„ „„„„ Target Tenant Industry Experience knowledge and experience with the top fi ve industries that make up the majority of our tenant base (consumer goods; fi nance, insurance, real estate; professional services; retail; technology) „„„„„„„„„ Executive Leadership leadership role as company CEO, President or other key executive position „„„„„„„„„ Accounting Experience / Financial Literacy fi nancial or accounting experience and an understanding of fi nancial reporting, internal controls and compliance requirements for public companies „„„„ „„ Digital Media and Commerce experience in digital media and commerce „„ „ Cybersecurity and Technology experience with cybersecurity issues and the technology industry „„ „ Human Capital Management experience leading an organization, including setting company culture and attracting, motivating, developing and retaining talent „„ „„„„„ Energy and Environmental Sustainability experience in the management and oversight of energy, environmental and climate change issues „ Risk Management Experience experience in identifying, managing and mitigating enterprise risks, including strategic, regulatory, operational and fi nancial risks „„„„ „„„ Public Company Board Experience Experience as a board member of another publicly traded company „„„ „„ „„ GOVERNANCE BEST PRACTICES We are committed to good corporate governance, which strengthens the accountability of our board and promotes the long-term interests of our shareholders. INDEPENDENT BOARD AND LEADERSHIP PRACTICES Majority independent directors (8 out of 9) 4 new directors added since 2017, 3 of whom are diverse in gender and/or ethnicity Lead Independent Director elected annually with rights and responsibilities codified in Corporate Governance Guidelines All board committees composed of independent directors Comprehensive risk oversight practices Independent directors conduct regular executive sessions Robust annual board and committee self-assessment with third-party facilitator Nominating and Corporate Governance Committee approval of related party transactions Directors adhere to Minimum Share Ownership Guidelines SHAREHOLDER RIGHTS Annual election of all directors (declassified board) Annual say-on-pay voting Frequent and robust shareholder engagement efforts Any director who receives less than a plurality of votes cast in an uncontested election must offer to resign Shareholder right to amend bylaws, adopted in 2019 in response to shareholder feedback Shareholder proxy access, adopted in 2018 in response to shareholder feedback No shareholder rights plan (i.e., no poison pill) Process for shareholders to communicate with board 2022 Proxy Statement I 16 I Empire State Realty Trust

Proposal 1: Election of Directors Our board currently consists of nine members, each serving for a term of one year or until his or her successor is duly elected and qualifies. At the annual meeting, shareholders will be asked to elect each of the director nominees to serve until the 2023 annual meeting or until a successor is duly elected and qualifies. Our board, upon recommendation of the Nominating and Corporate Governance Committee, has nominated Leslie D. Biddle, Thomas J. DeRosa, Steven J. Gilbert, S. Michael Giliberto, Patricia S. Han, Grant H. Hill, R. Paige Hood, Anthony E. Malkin, and James D. Robinson IV to serve as directors. Each of the nominated persons currently serves as a member of the board and has consented to be named in this proxy statement and to serve as a director, if elected. If any nominee is unable to accept election, proxies voted in favor of such nominee will be voted for the election of such other person or persons as our board may select. The election of each nominee requires the affirmative vote of a plurality of all the votes cast at the annual meeting at which a quorum is present in person or by proxy. OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE. Information Regarding the Nominees The following biographical descriptions set forth certain information with respect to each nominee for election as a director at the annual meeting. The biographical information includes the specific experience, qualifications, attributes and skills that led to the conclusion by our board that such person should serve as a director. Anthony E. Malkin Biography Skills Chairman, President and Chief Executive Officer Age: 59 Director since: 2013 Other Current Public Company Directorships: APi Group Corporation Anthony E. Malkin is our Chairman, President and Chief Executive Officer. He joined our predecessor entities in 1989. Mr. Malkin has been a leader in existing building energy efficiency retrofits through coordinating the team of Clinton Climate Initiative, Johnson Controls, JLL, and Rocky Mountain Institute in a groundbreaking project at the Empire State Building. Mr. Malkin led the development of standards for energy efficient office tenant installations which is now known as the Tenant Energy Optimization Program at the Urban Land Institute. Mr. Malkin is a board member of APi Group Corporation (NYSE: APG), the Real Estate Roundtable and Chair of its Sustainability Policy Advisory Committee, a member of the Climate Mobilization Advisory Board of the New York City Department of Buildings, a member of the Urban Land Institute, member of the Board of Governors of the Real Estate Board of New York, member of the Partnership for New York City’s Innovation Council, and a member of the Building Committee of the Metropolitan Museum of Art. Mr. Malkin received a bachelor’s degree cum laude from Harvard College. Mr. Malkin was selected to serve as a member of our board based on his history with, and knowledge of, the company and his performance and achievements in his capacity as Chairman, President and Chief Executive Officer of the company. Real Estate Experience Expertise gained from tenure as CEO of ESRT since its IPO in October 2013 and his many years with our predecessor Investment Experience Valuable experience leading the company and its predecessor entity’s investment strategy Target Tenant Industry Experience Vast experience in the real estate industry, which sector (finance, insurance, real estate) comprises 20% of our tenant base Executive Leadership Chairman, President and Chief Executive Officer, Empire State Realty Trust, Inc. Accounting Experience/ Financial Literacy Expertise in public company financial reporting gained as CEO of ESRT Human Capital Management Experience Experience building a strong culture and talent base as CEO of a publicly-traded company with ~700 employees Energy and Environmental Sustainability Experience A pioneer in energy and environmental sustainability efforts in the real estate industry Risk Management Experience Expertise gained as CEO of ESRT, particularly while bringing the company public in 2013 Public Company Board Experience APi Group Corporation (NYSE: APG) since 2019 2022 Proxy Statement I 17 I Empire State Realty Trust

Leslie D. Biddle Biography Skills Independent Age: 55 Director since: 2017 Committee Membership: Audit; Compensation and Human Capital (Chair); and Nominating and Corporate Governance Other Current Public Company Directorships: CenterPoint Energy, Inc. Leslie D. Biddle is currently a Partner and President at Serengeti Asset Management. Prior to joining Serengeti in 2013, Ms. Biddle spent nearly 10 years at Goldman Sachs, where she was most recently Global Head of Commodity Sales and the Chief Financial Officer of the firm’s investments in the metals and mining sector. She held positions as head of Power, Metals / Industrial, Latin American and Environmental Commodities. Ms. Biddle was responsible for many of the structured transactions in the private equity and power spaces including the monetization of the Allegheny DWR Contract, the structuring of Calpine Construction Finance Company hedge, the Texas Genco acquisition, the Northern Tier Energy financing and the TXU leveraged buyout. Ms. Biddle was also a member of the firm’s Finance Committee, Business Practices Committee, Firmwide New Activity Committee, Structured Investment Products Committee, and European Audit and Compliance Committee. She was named Managing Director in 2004 and Partner in 2006. Prior to joining Goldman Sachs, Ms. Biddle was a Vice President at the AES Corporation focusing on project finance and power plant development. She also served as a Vice President at the Overseas Investment Corporation, providing political risk insurance and financing to U.S. companies expanding overseas. Ms. Biddle currently serves as a member of the Board of Directors of CenterPoint Energy, Inc. She holds a bachelor’s degree from Colby College and has served as its Vice Chair of the Board of Trustees. She is a chair of NatureVest, the impact investing arm of The Nature Conservancy and a member of the Council on Foreign Relations. Ms. Biddle was selected to serve as a member of our board based on her extensive experience in global investment and finance. Investment Experience Extensive expertise in finance, complex structured transactions and project finance from her tenure as President, Serengeti Asset Management and 10 years with Goldman Sachs Target Tenant Industry Experience Experience working in the finance industry, which sector (finance, insurance, real estate) comprises 20% of our tenant base Executive Leadership President, Serengeti Asset Management Accounting Experience/ Financial Literacy Expertise in understanding and evaluating financial disclosures of companies gained from time as President of Serengeti Asset Management and Chief Financial Officer of Goldman Sachs’ investments in metals and mining sector Risk Management Experience Extensive experience mitigating risk while working on structured transactions in the private equity and power space at Goldman Sachs and as a current board member of CenterPoint Energy Public Company Board Experience CenterPoint Energy, Inc. (NYSE: CNP) since 2018 Thomas J. Derosa Biography Skills Independent Age: 64 Director since: 2013 Committee Membership: Audit; and Nominating and Corporate Governance Thomas J. DeRosa is the former Chairman and Chief Executive Officer of Welltower Inc. (NYSE: WELL) .Welltower is an owner, manager, and developer of health care real estate and infrastructure, structured as a REIT. Previously, he served as the Vice Chairman and Chief Financial Officer of the Rouse Company, a leading owner, operator and developer of commercial real estate and master planned residential communities, from September 2002 until November 2004 when it was merged with General Growth Properties, Inc. (NYSE: GGP). Prior to joining the Rouse Company, Mr. DeRosa spent over 20 years in investment banking. From 1992 to September 2002, Mr. DeRosa held various positions at Deutsche Bank AG (NYSE: DB), including Global Co-Head of the Health Care Investment Banking Group, and at Alex Brown & Sons, including Managing Director of the Real Estate Investment Banking Group. Mr. DeRosa also served as a member of the board of directors of Dover Corporation (NYSE: DOV), a manufacturer and service provider for a broad range of specialized products and components, from 2007 to 2010. Mr. DeRosa is a member of the Global Advisory Board of Value Retail PLC, a U.K.-based owner, operator and developer of luxury outlet shopping villages in Europe and Asia. Mr. DeRosa served on the board of directors of Georgetown University from 2007 to 2013 and the Board of Overseers of the Columbia University School of Business from 2018 to 2020. Mr. DeRosa received a bachelor’s degree from Georgetown University and a master’s degree from Columbia University. Mr. DeRosa was selected to serve as a member of our board because of his extensive experience as a senior executive and director of public, NYSE-listed companies, including REITs. Real Estate Experience Expertise gained from executive roles in the real estate industry as CEO of Welltower, as CFO of Rouse Company and Managing Director of the Real Estate Investment Banking Group at Alex Brown & Sons Investment Experience Valuable experience gained through 20 years spent in investment banking, investing in and managing companies Target Tenant Industry Experience Vast experience in the real estate industry, which sector (finance, insurance, real estate) comprises 20% of our tenant base Executive Leadership Former Chairman and Chief Executive Officer, Welltower, Inc. Accounting Experience/ Financial Literacy Expertise in accounting standards and interpreting financial statements gained from time spent as Vice Chairman and CFO of the Rouse Company Human Capital Management Experience Experience building a strong culture and talent base while CEO at Welltower Risk Management Experience Expertise in financial risk management from his CEO and CFO roles for Welltower and Rouse Company Public Company Board Experience Former Chairman of the Board, Welltower, Inc. (NYSE: WELL) from 2014-2020 Former board member, Dover Corporation (NYSE: DOV) from 2007-2010 2022 Proxy Statement I 18 I Empire State Realty Trust

Steven J. Gilbert Biography Skills Lead Independent Director Age: 74 Director since: 2013 Committee Membership: Compensation and Human Capital; Finance; and Nominating and Corporate Governance Other Current Public Company Directorships: MBIA, Inc. TRI Pointe Homes, Inc. The Fairholme Funds (a mutual fund) Steven J. Gilbert has over 50 years of experience in private equity investing, investment banking and law, and he has invested in and managed numerous companies during his career. Mr. Gilbert has served as Chairman of the board of directors of Gilbert Global Equity Partners, L.P., a private equity fund since 1998, and as Vice Chairman of the Executive Board of MidOcean Capital Partners, L.P., a private equity firm since 2005. Mr. Gilbert also serves as a director of MBIA, Inc. (NYSE: MBI), a provider of financial guarantee insurance, fixed-income asset management and other specialized financial services, since 2011, as Chairman of the Board of TRI Pointe Homes, Inc. (NYSE: TPH), a single family home builder, since 2013, and as a director of The Fairholme Funds, a mutual fund ( Nasdaq: FAIRX), since 2014. Mr. Gilbert is the Lead Director for Oaktree Capital Group LLC, a private, global alternative investment manager since 2016, and also serves as a director of several other privately held companies. Within the past five years, Mr. Gilbert has also served as Co-Chairman of Birch Grove Capital, a credit hedge fund, from 2013 to 2021, as a director of Waterpik, Inc., a manufacturer of personal and oral healthcare products, from 2013 to 2017, and as a director of CPM Holdings, Inc. (HKG: 0906), a manufacturer of process equipment used for oilseed and animal feed production from 2003 to 2019. Mr. Gilbert is a member of the Writer’s Guild of America (East), a member of the Council on Foreign Relations and a director of the Lauder Institute at the University of Pennsylvania. He was previously a Trustee of the New York University Langone Medical Center. Mr. Gilbert received a bachelor’s degree in economics from the Wharton School at the University of Pennsylvania, a law degree from the Harvard Law School, and a master’s degree from the Harvard Business School. Mr. Gilbert was selected to serve as a member of our board based on his extensive experience leading companies in the financial services industry and serving as a director of public, NYSE-listed companies. Real Estate Experience Valuable experience with operation of real property serving as Chairman of the Board of TRI Pointe Homes, Inc., a leading home builder across the U.S. Investment Experience Extensive background in private equity investing and investment banking spanning his 50-year career Target Tenant Industry Experience Diverse experience across several industries within our tenant base including private equity with Global Equity Partners and MidOcean Capital Partners, hedge funds at Birch Grove Capital, specialized financial services with MBIA, real estate with TRI Pointe Homes and consumer goods at Waterpik Executive Leadership Chairman of the Board, Gilbert Global Equity Partners, L.P. Accounting Experience / Financial Literacy Expertise in accounting and financial reporting for a public company gained from his service as chairman of audit committees where he is qualified as an “Audit Committee Financial Expert” Human Capital Management Experience Insight into attracting and developing talent gained through management of numerous companies throughout his career Risk Management Experience Expertise in financial risk management from his many directorships for NYSE-listed companies such as TRI Pointe Homes, Inc., MBIA, Inc. and OakTree Capital Group LLC Public Company Board Experience TRI Pointe Homes, Inc. (NYSE TPH) since 2013 MBIA, Inc. (NYSE: MBI) since 2011 OakTree Capital Group LLC since 2016 (company went private in 2019) The Fairholme Funds (NASDAQ: FAIRX) (a mutual fund) since 2014 SDCL EDGE, Inc. (NYSE: SEDA) from 2020 to March 2022 As part of its annual review to recommend board positions, the Nominating and Corporate Governance Committee has evaluated all of Mr. Gilbert’s director commitments and has concluded that, after giving effect to all such commitments, he has sufficient availability and capacity to serve as both a member and lead independent director of the company’s board. The company’s Corporate Governance Guidelines limit its directors to service on no more than four outside public company boards for a total of five public company boards including ESRT. Mr. Gilbert is within this limit. Further, the committee concluded that his service on two of such boards should be viewed in this context: • Oaktree Capital Group, LLC was taken private in 2019 by Brookfield Asset Management and is categorized as private by both S&P’s Capital IQ database and the FactSet database. Only its preferred stock is now publicly listed. • The Fairholme Funds is a mutual fund, which typically requires less time commitment for a director than a traditional publicly listed company. Additionally, Mr. Gilbert resigned from the board of SDCL EDGE, Inc. in March 2022. Thus, Mr. Gilbert’s current board service in fact involves a total of three traditional publicly listed companies plus two other companies which have a less public dimension and/or a less demanding time commitment for directors.  Based on the foregoing, the Nominating and Corporate Governance Committee believes that his service on all these boards is well within the company’s Corporate Governance Guidelines and aligns with the underlying purpose of other recognized guidelines issued by the largest institutional investors. 2022 Proxy Statement I 19 I Empire State Realty Trust

S. Michael Giliberto Biography Skills Independent Age: 71 Director since: 2013 Committee Membership: Audit (Chair); Finance; and Nominating and Corporate Governance S. Michael Giliberto currently consults with investment management firms and has produced the Giliberto-Levy Commercial Mortgage Performance Index, an index that measures the investment performance of institutional-grade commercial mortgage whole loans, since 1993. He has consulted for several major real estate investment management firms and serves on the Real Estate Advisory Committee for the New York State Common Retirement Fund. He previously served as Director of Portfolio Strategy and Senior Portfolio Manager at J.P. Morgan Asset Management from 2002 to 2010, and before that, he served as the head of Real Estate Research at J.P. Morgan Investment Management from 1996 to 2002. Prior to joining J.P. Morgan, Mr. Giliberto worked at Lehman Brothers, Inc. in the Fixed-Income Research department from 1993 to 1996 and at Salomon Brothers Inc. in the Real Estate Research department from 1989 to 1992. Before his career in the financial services industry, Mr. Giliberto was a professor in the Real Estate and Urban Land Economics Department at Southern Methodist University in Dallas, Texas. Mr. Giliberto has authored multiple publications about real estate investment, performance, asset allocation and capital markets, and he has been an Adjunct Professor at Columbia University’s Graduate School of Business since 2007. In the past, he has served on the Real Estate Information Standards Board, and he was a director of the Pension Real Estate Association, where he served as Treasurer and Chairman and was awarded the 1996 Graaskamp Award for research excellence. Mr. Giliberto received a bachelor’s degree from Harvard College, a master’s degree in business economics from the University of Hartford, and a Ph.D. in finance from the University of Washington. Mr. Giliberto was selected to serve as a member of our board based on his extensive experience in real estate investment and finance. Real Estate Experience Substantial industry expertise and influence as evidenced by his commercial mortgage performance index and decades of leadership positions with top financial institutions like J.P. Morgan Investment Experience A wealth of experience in the investment space gained from his time at J.P. Morgan Asset Management and as a consultant for several major real estate investment management firms Target Tenant Industry Experience Extensive experience in the investment management sector, significantly in real estate investment management Executive Leadership Former Director of Portfolio Strategy and Senior Portfolio Manager, J.P. Morgan Investment Management Accounting Experience/ Financial Literacy Expertise in understanding and evaluating financial disclosures of companies gained from years with J.P. Morgan Cybersecurity and Technology Experience gained through dedicated trainings on cybersecurity and technology risks Risk Management Experience Expertise in risk management gained from a career assessing commercial mortgage loans and real estate investments Patricia S. Han Biography Skills Independent Age: 50 Director since: 2019 Committee Membership: Compensation and Human Capital; Finance; and Nominating and Corporate Governance Other Current Public Company Directorships: Latch, Inc. Starting in April 2021, Patricia S. Han is the Chief Executive Officer of MyFitnessPal, an industry leading health and fitness tracking application. Previously, Ms. Han was the Chief Product Officer of Care.com, a leading online care platform, from February 2020 through March 2021. From 2017 to 2020, Ms. Han served as the Chief Executive Officer at IAC’s Daily Burn, Inc., a leading fitness technology brand. From 2013 to 2017, Ms. Han served as Chief Product Officer at IAC’s Dotdash (formerly About.com), one of the largest content publishers on the Internet. In 2012 and 2013, she served as the Senior Vice President of Product Management at WebMD LLC, one of the most trusted health brands on the web. Previously, Ms. Han held senior roles at DailyCandy, LLC, a pioneer in e-mail lifestyle newsletters, where she served as Vice President of Product Development and General Manager of Commerce from 2009 to 2012. Her professional experience also includes serving as Vice President of Product Development at a variety of technology start-ups including Vindigo, Inc. (2000 to 2006) and Rave Wireless Inc. (2006 to 2007), and as Senior Web Producer for Juno Online Services (1998 to 2000). Ms. Han is credited with building some of the first widely-adopted mobile applications, including those for The New York Times and MapQuest. Ms. Han currently sits on the Board of Directors of Latch, Inc. (Nasdaq: LTCH), Gohenry and Hudson Lab School and previously served as a member of the board of directors of Nutrisystem, Inc. (Nasdaq: NTRI), She earned her bachelor’s degree in 1993 from Cornell University. Ms. Han was selected to serve as a member of our board based on her extensive experience in digital media and commerce. Target Tenant Industry Experience Vast knowledge in the technology industry gained through leadership roles at MyFitnessPal, Care.com, Daily Burn, Inc., Dotdash and WebMD, among others, which segment (technology, media and advertising) comprises 21% of our tenant base Executive Leadership Chief Executive Officer of MyFitnessPal Former Chief Product Officer of Care.com Former Chief Executive Officer of Daily Burn, Inc. Digital Media and Commerce Expertise in the digital media and commerce space having held several leadership roles across the industry, including current role as CEO of MyFitnessPal Cybersecurity and Technology Experience gained through her leadership roles with numerous technology platforms and the unique issues involved in managing such platforms Human Capital Management Experience Successfully established company culture and managed senior talent as Chief Executive Officer of MyFitnessPal and Daily Burn, Inc. Public Company Board Experience Director of Latch, Inc. (Nasdaq: LTCH) since 2021 Director of Nutrisystem, Inc. (Nasdaq: NTRI) from 2018 to 2019 2022 Proxy Statement I 20 I Empire State Realty Trust

Grant H. Hill Biography Skills Independent Age: 49 Director since: 2020 Committee Membership: Finance; and Nominating and Corporate Governance Other Current Public Company Directorships: Campbell Soup Company Grant H. Hill is an owner and Vice Chairman of the Board of Directors of the Atlanta Hawks Basketball Club. Mr. Hill has invested in and developed more than $200 million of commercial real estate through Hill Ventures, Inc. He is the co-founder and a member of the investment committee of Penta Mezzanine Fund, a private investment firm that provides customized growth capital solutions to profitable, lower-middle- market companies nationwide. In August 2021, Mr. Hill was appointed managing director of the USA Basketball Men’s National Team. He has served on the Board of Directors of the Campbell Soup Company (NYSE: CPB) since January 2021. Mr. Hill is also an independent member of the Board of Governors of the NCAA, a member of the Board of Directors and Secretary of the NBA Retired Players Association and a member of the Board of Governors for the Naismith Memorial Basketball Hall of Fame, amongst other professional and extensive community and not-for-profit involvements. He earned a bachelor’s degree in History from Duke University. Mr. Hill is one of the greatest college and professional basketball players of all time and an Olympic gold medal winner. Mr. Hill was selected to serve as a member of our board based on his extensive experience in consumer branding, leadership and team skills, and entrepreneurial successes. Real Estate Experience Wealth of knowledge gained through investing in commercial real estate through Hill Ventures, Inc. Investment Experience Extensive experience as co-founder and member of the investment committee of Penta Mezzanine Fund Target Tenant Industry Experience Insight into the real estate industry through Hill Ventures, Inc. as well as the financial industry as a member of the Penta Mezzanine Fund Investment Committee Executive Leadership An owner and Vice Chairman of the Board of Directors, Atlanta Hawks Basketball Club Digital Media and Commerce Extensive experience in social media and online branding and presence Human Capital Management Experience Expertise in large company leadership as an owner and Vice Chairman of the Board of Directors of the Atlanta Hawks Basketball Public Company Board Experience Campbell Soup Company (NYSE: CPB) since January 2021 R. Paige Hood Biography Skills Independent Age: 63 Director since: 2020 Committee Membership: Audit; Finance (Chair); and Nominating and Corporate Governance R. Paige Hood has over 32 years of experience in the real estate finance industry spanning national and international portfolios and a wide variety of property types and sectors. He spent the last 31 years of his career with PGIM Real Estate Finance, an asset management subsidiary of Prudential Financial, Inc., where he most recently served as Chief Investment Officer from 2016 to 2019. Prior to this position, he served as General Account Portfolio Manager for 13 years, during which time he grew PGIM Real Estate Finance’s portfolio from a $16 billion domestic portfolio to over a $50 billion international portfolio. Mr. Hood earned a Top 100 Scholarship to, and his Bachelor of Science in Finance and his master’s degree from, Louisiana State University, Baton Rouge. Mr. Hood was selected to serve as a member of our board on his extensive experience in real estate finance. Real Estate Experience Over 30 years of real estate finance industry experience with PGIM Real Estate Finance Investment Experience Valuable experience gained while Chief Investment Officer at PGIM Real Estate Finance Target Tenant Industry Experience Intensive real estate expertise gained during his more than three decades with PGIM Real Estate Finance Executive Leadership Former Chief Investment Officer, PGIM Real Estate Finance Accounting Experience/ Financial Literacy Vast accounting and financial literacy experience garnered while with PGIM Real Estate Finance Human Capital Management Experience Experience in large company leadership as a former senior executive of PGIM Real Estate Finance Risk Management Experience Perspective on risk management challenges gained from his role as Chief Investment Officer at PGIM Real Estate Finance, a publicly-traded company 2022 Proxy Statement I 21 I Empire State Realty Trust

James D. Robinson IV Biography Skills Independent Age: 59 Director since: 2015 Committee Membership: Nominating and Corporate Governance (Chair) Other Current Public Company Directorships: Olo Inc. James D. Robinson IV is currently a Founder and Managing Partner at RRE Ventures. He has been active within the technology community for over 30 years and has led investments in and served on the boards of more than 40 technology companies. He is a Co-Founder and Director of Abra, and a Director of HYPR, Netsertive, Noom, Securrency and TheSkimm. Mr. Robinson is a Board Observer at Digital Currency Group (DCG) and Bitpay. Mr. Robinson has been recognized on the Forbes Midas List of Top 100 VC’s, as well as Institutional Investors’ Top Fintech Investors. Previously, he worked at H&Q Venture Capital and J.P. Morgan & Co. Earlier, he founded IV Systems. Mr. Robinson currently serves as a member of the board of directors of Olo Inc. (NYSE: OLO), an e-commerce platform for multi-location restaurant brands, since 2008. Mr. Robinson holds a master’s degree from Harvard and a joint degree in Computer Science & Business Administration from Antioch College. He is a director of the New York City Partnership Investment Fund and the HBS Alumni Angels. Mr. Robinson was selected to serve as a member of our board based on his more than 30 years of management and board experience in the technology industry. Investment Experience Strong investment background as Founder and Managing Partner of RRE Ventures Target Tenant Industry Experience Extensive experience working with many startups and enterprises in the technology and finance industries Executive Leadership Founder and Managing Partner, RRE Ventures Digital Media and Commerce Experience gained through investing in and managing numerous digital platforms Cybersecurity and Technology Broad experience in the technology sector having served on the boards of more than 40 technology companies throughout his career Human Capital Management Experience Perspective gained from building a strong talent base at RRE Ventures over its 25-year history Risk Management Experience Expertise in risk management gained from investing and assessing technology companies and taking several of those companies public Public Company Board Experience Olo Inc. (NYSE: OLO) since 2008 Our Chairman Emeritus Peter L. Malkin, our Chairman Emeritus, may attend meetings of our board, but does not have board member voting status. PETER L. MALKIN Age: 88 Peter L. Malkin is our Chairman Emeritus. Peter L. Malkin joined his father-in-law and Malkin Holdings LLC’s co-founder, Lawrence A. Wien, as a principal of Malkin Holdings LLC in 1958, and was responsible for the syndication and supervision of property acquisitions and operations of Malkin Holdings LLC. Peter L. Malkin is the founding chairman and a director of the Grand Central Partnership, The 34th Street Partnership and The Fashion Center Business Improvement District, each of which is a not-for-profi t organization that provides supplemental public safety, sanitation and capital improvement services to a designated area in midtown Manhattan. Peter L. Malkin is also Co-Chairman of the Emeritus Council of Directors of Lincoln Center for the Performing Arts, Inc. (having been the longest serving board member of that institution), Founding Chairman and currently Chairman Emeritus of the Dean’s Council of the Harvard Kennedy School, Co-Chair Emeritus of The Real Estate Council of the Metropolitan Museum of New York, founding Co-Chair with Paul Newman and Co-Chair Emeritus of Chief Executives for Corporate Purpose, a member of the Global Wealth Management Advisory Committee of Bank of America, a member of the Advisory Committee of the Greenwich Japanese School, a partner in the New York City Partnership and a director of the Realty Foundation of New York. Peter L. Malkin received a bachelor’s degree summa cum laude, Phi Beta Kappa, from Harvard College and a law degree magna cum laude from Harvard Law School. 2022 Proxy Statement I 22 I Empire State Realty Trust

Leadership Structure of Our Board of Directors

Majority Independent Board

Our board has determined that each of our directors, other than Anthony E. Malkin, has no material relationship with us (either directly or as a partner, shareholder, director or officer of an organization that has a relationship with us) and is "independent" as defined in the NYSE listing standards and our director independence standards. No director participated in the final determination of his or her own independence.

The board has also determined that each member of its four standing committees is independent as defined under NYSE rules and, where applicable, also satisfies the committee-specific requirements set forth on page 26.

The independent members of our board meet in executive session during each regularly scheduled meeting of our board without the presence of any persons who are part of our management. The executive sessions are chaired by our Lead Independent Director.

Lead Independent Director

Our board understands there is no single, generally accepted approach to providing board leadership and does not have a fixed policy regarding the separation of the roles of CEO and Chairman of our board. Given the dynamic and competitive environment in which we operate, the board believes that the appropriate leadership may vary as circumstances warrant and that currently it is in our company's best interests to have Anthony E. Malkin serve as Chairman of our board and CEO because combining these roles in him promotes effective leadership, taps his depth of knowledge about our company and assets, and provides the clear focus needed to execute our business strategies and objectives.

Given the combined Chairman and CEO role, our board has appointed Steven J. Gilbert as Lead Independent Director, to assume duties which are codified in our Corporate Governance Guidelines, including to call and chair executive sessions of the independent directors, review and comment on board agendas prior to meetings, facilitate communications, resolve any conflict among directors or between directors and senior management, and consult with and provide counsel to our CEO as needed or requested. In accordance with such guidelines, our Lead Independent Director is elected annually by a majority of the independent directors.

GOVERNANCE ENHANCEMENTS

(March 2018) Adopted proxy access bylaw provision

(March 2019) Adopted bylaw provision permitting amendment by shareholders

(December 2019) Codified guidelines for lead independent director

(February 2020) Modified policy regarding director tenure
Added ESG metric to NEO compensation

(December 2020) Revised committee charters to reflect ESG oversight

(February 2021) Implemented NEO compensation changes responsive to shareholder feedback

(March 2022) Implemented further NEO compensation changes responsive to shareholder feedback

Board Oversight of Strategy

Our Strategy

- Lease our space
- Enhance Observatory operations
- Pursue external growth, recycle capital logically and repurchase our stock
- Capitalize on our environmental leadership
- Proactively manage our portfolio

Our board actively participates with management in the development, evaluation and refinement of our business strategy to help ensure that our strategic priorities are thoughtfully constructed and well-articulated to all constituents. See page 3 for more information on our strategy.

- The board receives updates from management, including on acquisition and redevelopment opportunities, proactive management of our portfolio revenue and expenses and tenant relationships, Observatory performance, ESG initiatives, changes in market conditions and external opportunities and challenges.
- The board assists our management to refine its business strategy and react to particular opportunities or challenges that arise. While management is charged with the definition and execution of strategy on a daily basis, the board monitors and evaluates performance through regular updates and active dialogue with our senior management team. Aspects of our business strategy are discussed at every meeting, and key elements of our strategy are embedded in the work performed by the committees of the board. The directors on our board believe that, through these ongoing efforts, they are able to focus on our performance over the short, intermediate and long-term to secure long-term growth of the business for our shareholders.

2022 Proxy Statement | 23 | Empire State Realty Trust

Board and Management Oversight of ESG As ESG is a critical part of our business strategy, our entire board has responsibility for ESG oversight. Recognizing the signifi cance, attention and focus that ESG strategy requires, our board has delegated specifi c ESG responsibilities to each of its committees as specifi ed in the committee charters: Governing Body Sustainability-related Responsibilities 2021 Sustainability-related Discussions Board While the Nominating and Corporate Governance Committee makes recommendations with respect to ESG matters, the board has ultimate decision-making authority. ESG matters that arise from other committees are also referred to the full board as appropriate. Presentations by SVP, Director of Energy, Sustainability and ESG on topics such as Local Law 97, ESB 2.0, ESG disclosure frameworks and climate risk disclosure rulemaking and social matters such as DE&I and talent management. Audit Committee As part of its oversight of the company’s enterprise risk management program (“ERM”), the committee reviews and discusses the company’s risks and mitigants related to ESG, including environmental risks like climate change. Regular discussions regarding ESG risks with internal audit consultant and management and presentation on cybersecurity risks and tabletop exercise with external consultant. Compensation and Human Capital Committee The committee is responsible for overseeing the company’s strategies and policies related to human capital management, including with respect to matters such as DE&I, workplace environment and culture, pay equity, and talent attraction and retention. Regular discussions regarding human capital management, talent attraction and retention and compensation. Finance Committee The committee considers ESG opportunities and strategy in reviewing and analyzing signifi cant transactions and fi nancings. Regular discussions regarding review of economic implications of environmental risk and potential for enhancements to energy effi ciency and indoor environmental quality within portfolio and in acquisition targets. Nominating and Corporate Governance Committee The committee is responsible for considering social responsibility, environmental and sustainability matters, and making recommendations to the board regarding such matters. Presentations by SVP, Director of Energy, Sustainability and ESG and Chief Talent Offi cer on topics such as ESG certifi cations and ratings, employee engagement, community outreach and sustainability report. Our comprehensive, all-department approach to ESG is supported by the employee-led Sustainability Committee, led by our SVP, Director of Energy, Sustainability and ESG, and executed by the property management teams across our portfolio. The Sustainability Committee meets quarterly, and the standing members include our Chairman, President and CEO, CFO, Director of Leasing, property construction and operations executives and members of the legal, marketing and investor relations teams. The committee’s agenda has evolved over time to refl ect our company’s proactive leadership and commitment to results. 2022 Proxy Statement I 24 I Empire State Realty Trust

Board Oversight of Risk Objective How We Get There Maintain an effective risk oversight process to enable the board to monitor, evaluate and take action with respect to the company’s most important business risks. Management reporting of key enterprise risks to the board and its committees on a regular basis and distribution of oversight among the board and its committees to ensure appropriate time and attention is devoted to each risk. Board Oversight Management Oversight The board plays an active role in overseeing management’s processes and controls to address the company’s risks. The committees of the board assist the full board in such risk oversight on the specifi c matters within the purview of each committee as outlined below. The board believes that its role in the oversight of the company’s risks complements our current board leadership structure, with a strong lead independent director, as well as our committee structure, as it allows our four standing board committees to play an active role in the oversight of the actions of management in identifying risks and implementing effective risk management policies and controls. Audit Committee • Financial risks • Regulatory and litigation risks • Cybersecurity risks • Oversight of the ERM program • ESG risks, including climate change • Oversight of the company’s Whistleblower Policy Compensation and Human Capital Committee • Human capital management risks, including DE&I, culture, pay equity, talent attraction and retention • Risks relating to executive compensation arrangements Finance Committee • Risks relating to significant transactions and financings • Risks relating to our capital structure and strategies Nominating and Corporate Governance Committee • Oversight of reputational and corporate governance risks, including potential conflicts of interest, director independence and ESG matters Further, the board has engaged an independent consultant to supplement management’s activities on enterprise risk assessment, which rotates through each area of our activities and reports on a quarterly basis to the Audit Committee. In addition to our board’s review of risks applicable to our company generally, the board conducts an annual self-assessment in order to evaluate performance for the purpose of improving board and committee processes and effectiveness. Our senior management team is responsible for the day-to-day management of enterprise risks, including through the management of the company’s ERM program. Management actively identifi es, monitors and implements mitigation strategies with respect to such risks. As part of the ERM program and committee oversight responsibilities under the committee charters, management provides regular updates to the board and relevant committees. The below provides key examples of management oversight but is not intended to be an exhaustive list. Financial Reporting Risks. Our Disclosure Committee, comprised of certain executives and senior employees involved in the fi nancial reporting process, meets at least quarterly and additionally as often as circumstances dictate to ensure the accuracy, completeness and timeliness of our disclosure statements, and to evaluate the effectiveness of the design and operation of our disclosure controls and procedures. Their purpose is to bring employees from our core business lines together with employees involved in the preparation of our fi nancial statements to consider the information required to be disclosed to the company’s shareholders, the SEC and the investment community. Our Disclosure Committee reports to our CEO and CFO, and its fi ndings are shared with the Audit Committee. Cybersecurity Risks. Our Director of IT Security presents a cybersecurity update at each quarterly Audit Committee meeting, and cybersecurity is an area reviewed by internal audit testing. ESG Risks. Our Sustainability Committee, led by the SVP, Director of Energy, Sustainability and ESG, addresses key ESG risks including, but not limited to: • Physical environmental risks, such as the environmental impact of our buildings in terms of energy consumption and emissions, the potential impact of extreme weather or natural disasters, indoor environmental quality concerns and climate change risks; • Regulatory risks related to changing environmental regulations such as Local Law 97 and NYC’s Climate Mobilization Act; and • Social risks, including DE&I, employee health and wellness and talent attraction and retention. Public Health Crisis – COVID-19. As the COVID-19 pandemic has developed, the board has received frequent updates on the impact to the company’s employees, operations and tenants and reviewed with management the various measures being taken to protect people’s health. 2022 Proxy Statement I 25 I Empire State Realty Trust

Board Committees Our board has four standing committees: an Audit Committee, a Compensation and Human Capital Committee, a Finance Committee and a Nominating and Corporate Governance Committee. The current charter for each of these committees is available on our investor website at investors.esrtreit.com in the “Governance Documents” section. The information available on, or otherwise accessible through, our website is not incorporated by reference into this proxy statement. Audit Committee Members: S. Michael Giliberto (Chair) Leslie D. Biddle Thomas J. DeRosa R. Paige Hood Meetings held in 2021: 10 We have adopted an Audit Committee Charter, which outlines the principal functions of the committee, including assisting our board in the oversight of: • our financial reporting, auditing and internal control activities, including the integrity of our financial statements; • oversight of our ERM program, including oversight of ESG risks; • our compliance with legal and regulatory requirements and ethical behavior; • the independent auditor’s qualifications and independence; • the performance of our internal audit function and independent auditor; and • the preparation of the Audit Committee Report for inclusion in the annual proxy statement. The Audit Committee is also responsible for: • Engagement with our independent registered public accounting firm; • Review with our independent registered public accounting firm of the plans and results of the audit engagement; • Approval of professional services provided by our independent registered public accounting firm; • Review of the independence of our independent registered public accounting firm; • Consideration of the range of audit and non-audit fees; and • Review of the adequacy of our internal accounting controls. Additional information regarding the functions performed by our Audit Committee is set forth in the “Audit Committee Report” included in this proxy statement on page 64. Each of the current members of the Audit Committee is “independent” and “fi nancially literate” as such terms are defi ned by the applicable rules of the SEC and/or NYSE. Our board has also determined that each of Ms. Biddle and Messrs. Gili- berto and DeRosa qualifi es as an “audit committee fi nancial expert” as defi ned in the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, as amended. Compensation and Human Capital Committee Members: Leslie D. Biddle (Chair) Steven J. Gilbert Patricia S. Han Meetings held in 2021: 5 We have adopted a Compensation and Human Capital Committee Charter, which outlines the principal functions of the committee, which include: • establish the company’s general compensation philosophy and oversee the development, implementation and administration of compensation plans and equity-based plans; • review and approve on an annual basis the corporate goals and objectives relevant to any compensation to be paid to the company’s NEOs, evaluate the performance of the NEOs in light of those goals and objectives, and determine the NEOs’ compensation level based on this evaluation; • consider the results of the most recent shareholder advisory vote on executive compensation and recommend to the board the frequency of such say-on-pay votes; • review and make recommendations to the board with respect to non-executive director compensation; • make recommendations to the board with respect to the company’s incentive compensation plans and equity-based plans, including the equity incentive plan, and oversee the activities of the individuals and committees responsible for administering these plans; • oversee, in consultation with senior management, regulatory compliance with respect to compensation matters; • review and approve any severance or similar termination payments; • assist the board in overseeing the development of executive succession plans; • oversee the company’s strategies and policies related to human capital management, including with respect to matters such as DE&I, workplace environment and culture, pay equity, and talent attraction and retention; • prepare and recommend to the board for inclusion in the annual proxy statement the Compensation and Human Capital Committee Report; and • retain and approve the compensation of any compensation advisors and evaluate the independence of any such compensation advisors. Each of the current members of the Compensation and Human Capital Committee is “independent” as defi ned by the applicable rules of the NYSE and is a “non-employee director” as defi ned by the applicable rules and regulations of the SEC. 2022 Proxy Statement I 26 I Empire State Realty Trust

Finance Committee Members: R. Paige Hood (Chair) Steven J. Gilbert S. Michael Giliberto Patricia S. Han Grant H. Hill Meetings held in 2021: 4 We have adopted a Finance Committee Charter, which outlines the principal functions of the committee, which include: • provide advice to management and vote on management’s recommendations to the board in all cases regarding any acquisition, disposition, or financing transaction, which may include without limitation, purchase, sale, secured and unsecured borrowing, drawdown under line of credit, merger, joint venture, divestiture, strategic investment, and issuance or repurchase of its debt or equity; and • at the request of the board, provide advice to management and vote on management’s recommendations to the board regarding other matters related to the debt and equity capital structure of the company, which may include without limitation, the company’s financing plan from the perspective of cash flow, capital spending, and financing requirements, path to a credit rating, hedging program, policies and procedures governing the use of financial instruments, including derivatives, and the financial aspects of the company’s insurance and risk management processes, in coordination with the Audit Committee of the board. Nominating and Corporate Governance Committee Members: James D. Robinson IV (Chair) Leslie D. Biddle Thomas J. DeRosa Steven J. Gilbert S. Michael Giliberto Patricia S. Han Grant H. Hill R. Paige Hood Meetings held in 2021: 4 We have adopted a Nominating and Corporate Governance Committee Charter, which outlines the principal functions of the committee, which include: • review periodically and make recommendations to the board as to changes in the size, composition, organization, function and operational structure of the board and its committees; • review and make recommendations to the board on the range of qualifications, skills and experience that should be represented on the board and eligibility criteria for individual board membership; • assist the board by identifying individuals qualified to become board members; • recommend to the board the director nominees to fill a vacancy or to be elected at each annual or special meeting of the company’s shareholders; • recommend to the board the director nominees to serve on each board committee; • develop, together with the Chairman of the board and members of senior management, and recommend to the board succession plans for the company’s CEO and, if applicable, other senior executive officers; • develop and recommend to the board the corporate governance principles and guidelines applicable to the company; • review the company’s Code of Business Conduct and Ethics periodically and review any reported alleged violations thereof; • review and, where appropriate, approve specific or general categories of transactions or arrangements that may involve a “conflict of interest” (as defined in the company’s Code of Business Conduct and Ethics); • direct the board in the annual review of its performance; and • consider social responsibility, environmental and sustainability matters and make recommendations to the board regarding, such matters. Each of the current members of the Nominating and Corporate Governance Committee is “independent” as such term is defi ned by the applicable rules of the NYSE. BOARD MEETINGS AND ATTENDANCE Board Audit Compensation and Human Capital Finance Nominating and Corporate Governance Number of Meetings 4 10 5 4 4 Attendance(1) 100% 100% 100% 95% 100% (1) Aggregate attendance by all directors who were part of the board or applicable committee at the time of the meeting. 2022 Proxy Statement I 27 I Empire State Realty Trust

Other Board Matters BOARD AND COMMITTEE SELF-EVALUATIONS Annual board and committee self-evaluations facilitated by a third party Throughout the year, our board discusses corporate governance practices with management and third-party advisors to ensure that the board and its committees follow practices that are optimal for the company and its shareholders. As part of this process, the board conducts an annual self- evaluation in order to determine whether it and its committees are functioning effectively. With concurrence from the board, the Nominating and Corporate Governance Committee develops and implements procedures for the design and implementation of the board self-evaluation process. In 2021, our board again engaged a third-party service provider to assist with developing and administering a director self-assessment questionnaire, with topics that included board and committee composition and culture, board and committee meetings and administration, the company’s strategy and performance, succession planning and risk management and conducting interviews with each director. Our Chairman, President and CEO and Lead Independent Director conferred with board members and each committee chair to summarize the questionnaire responses and recommendations for discussion with the board. At its December 2021 in-person meeting, the board held a discussion of these topics. DIRECTOR ON-BOARDING AND CONTINUING EDUCATION The board has an orientation and on-boarding program as part of its effort to integrate new directors in their roles and familiarize them with the company. The company also provides continuing education for all directors. New Director Orientation Our orientation program is tailored to the needs of each new director depending on his or her level of experience serving on other boards and knowledge of the company or industry acquired before joining the board. Materials provided to new directors include information on the company’s business plan, financial matters, corporate governance practices, the Code of Business Conduct and Ethics, and other key policies and practices. New directors meet with the Chairman, President and CEO, the Lead Independent Director, executive officers and other members of senior management for briefings on the executives’ responsibilities, programs and challenges. New directors are invited for tours of our properties, including the Empire State Building. New Audit Committee members meet with representatives from our independent registered accounting firm. Continuing Director Education Representatives of management brief the board regularly on topics designed to provide directors a deeper understanding of various aspects of our business. Continuing director education is provided during portions of board and committee meetings and other board discussions. Our focus is on items necessary to enable the board to consider effectively long-term strategic issues and topics that address their fiduciary responsibilities. • The Audit Committee devotes time to educating committee members about new accounting rules and standards and topics necessary for a thorough understanding of our accounting practices and financial statements. In 2021, the Audit Committee also held sessions with an external consultant on cybersecurity and in early 2022, participated in a cyber tabletop exercise, along with other directors. • The Nominating and Corporate Governance Committee receives presentations by legal advisors on topics such as governance trends, shareholder activism and ESG. • Our board members also regularly attend conferences on emerging topics and actively participate in meetings with our shareholders as more fully described on page 33. COMMUNICATIONS WITH OUR BOARD OF DIRECTORS We have a process by which shareholders and/or other parties may communicate with our board, our independent directors as a group, or our individual directors by e-mail or regular mail. Any such communication may be made anonymously. All communications by e-mail should be sent to Investor Relations at ir@esrtreit.com. Communications sent by regular mail should be sent to the attention of the board, the Independent Directors, the Lead Independent Director, any of the Chairs of the Audit Committee, Compensation and Human Capital Committee, Finance Committee, or Nominating and Corporate Governance Committee, in each instance in care of the company’s Corporate Secretary at the company’s offi ce at 111 West 33rd Street, 12th Floor, New York, New York 10120. The company’s Corporate Secretary will review each communication received in accordance with this process to determine whether the communication requires immediate action. All appropriate communications received, or a summary of such communications, will then be forwarded to the appropriate member(s) of our board. However, we reserve the right to disregard any communication which the company’s Corporate Secretary determines is unduly hostile, threatening, illegal, unrelated to the company, or otherwise inappropriate. 2022 Proxy Statement I 28 I Empire State Realty Trust

CORPORATE GOVERNANCE POLICIES AND PRACTICES CORPORATE GOVERNANCE GUIDELINES Our board has adopted Corporate Governance Guidelines which address signifi cant topics of corporate governance, including among others, director qualifi cation standards, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, director self-evaluation, management responsibilities, management succession, annual performance evaluation of management by our board and meeting procedures. These guidelines meet or exceed the listing standards adopted by the NYSE, on which our Class A common stock is listed. Our Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to our board. DIRECTOR TENURE Our policy seeks a balance of (i) new perspectives and refreshed composition and (ii) long-tenured experience and continuity when evaluating director tenure. The policy expressly recognizes that a director’s term should not extend beyond such director’s ability to contribute and such director’s commitment to the board, as evidenced by board and committee meeting attendance and participation. WRITTEN GUIDELINES FOR LEAD DIRECTOR Our Corporate Governance Guidelines set forth our Lead Independent Director’s rights and responsibilities, which include the power to: call and chair executive sessions of the independent directors ; review and comment on board agendas prior to meetings ; facilitate communications ; resolve any confl ict among directors or between directors and senior management ; and consult with and provide counsel to our CEO as needed or requested. In accordance with such guidelines, our Lead Independent Director is elected annually by a majority of the independent directors and those elections have been unanimous. SHAREHOLDER AMENDMENT OF THE BYLAWS We provide our shareholders with the right to amend our bylaws, co-extensive with the right of the board to do the same. Our bylaws permit shareholders of the company to amend the company’s bylaws by the affi rmative vote of the holders of a majority of all the votes entitled to be cast on the matter. The board has the ability to alter or repeal any bylaw provision, to adopt new bylaw provisions and to make new bylaws, co-extensive with the right of the shareholders described here. A shareholder amendment proposal may not adopt any provision inconsistent with the existing by-law provisions regarding (i) indemnifi cation of directors and offi cers of the company or (ii) procedures for amendment of the bylaws, in either case, without the approval of the board. PROXY ACCESS Our proxy access bylaw provision enables a shareholder, or group of no more than 20 shareholders, meeting specifi ed eligibility requirements, to include director nominees in the company’s proxy materials for our annual meetings. See page 77 for more information. 20% A shareholder, or group of no more than 20 shareholders 3%/3 years Owning at least 3% of the aggregate of the issued and outstanding common stock continuously for at least the prior three years 20% To nominate and include in our proxy materials the maximum number of director nominees that may be submitted pursuant to these provisions which may not exceed 20% of the number of directors then in office CODE OF BUSINESS CONDUCT AND ETHICS Our board has adopted a Code of Business Conduct and Ethics, which applies to our directors, offi cers and employees and is reviewed and overseen by our Nominating and Corporate Governance Committee. We train our employees on the code on an annual basis and provide additional compliance training on key topics on a rotational basis, including insider trading, anti-harassment and discrimination and cybersecurity. All employees are required annually to reaffi rm their compliance with the code. Employees are required to speak up about misconduct and report suspected or known code violations. The code prohibits retaliation against anyone who raises an issue or concern in good faith. Any waiver of the code for our directors or executive offi cers may be made only by our board or one of our board committees. We intend to disclose on our website any amendment to, or waiver of, any provision of the code that would be required to be disclosed under the rules of the SEC or the NYSE. WHISTLEBLOWER POLICY Our Audit Committee has adopted procedures for (i) the anonymous and confi dential submission by employees or other interested parties of complaints or concerns regarding violations of securities laws or questionable accounting, internal accounting controls or auditing matters, and (ii) the receipt, retention and treatment of employee complaints or concerns regarding such matters. If you wish to contact our Audit Committee to report complaints or concerns relating to the fi nancial reporting of our company, you may do so via our hotline at (855) 326-9626, via email at www.esrt.ethicspoint.com, or in writing to our General Counsel or the Chairman of our Audit Committee, Empire State Realty Trust, Inc., 111 West 33rd Street, 12th Floor, New York, New York 10120. Any such communication may be made anonymously. 2022 Proxy Statement I 29 I Empire State Realty Trust

Compensation of Directors

Members of our board who are not independent receive no additional compensation for their services as directors. In June 2021, our board approved a revised director compensation policy for independent directors. The revised policy maintained the same overall base level of director compensation but allows directors to make elections regarding the form of compensation that better align with the NEO compensation plan. Per the revised policy, each independent director receives an annual base retainer for his or her services of $200,000. The annual base retainer is comprised of:

1. 60% equity ($120,000), at such director's election, either in LTIP units issued pursuant to the Empire State Realty Trust, Inc. Empire State Realty OP, L.P. 2019 Equity Incentive Plan (our "2019 Equity Plan") or Restricted Shares, in each case to vest ratably over a period of four years; and
2. the remaining 40% at such director's election:
   a. in cash at face value ($80,000) ("Option 1");
   b. in fully vested equity at face value ($80,000), at such director's election, either in LTIP units or Restricted Shares ("Option 2"); or
   c. in equity to vest ratably over a period of three years at 120% of face value ($96,000), at such director's election, either in LTIP units or Restricted Shares ("Option 3").

The following table sets forth each element of annual compensation payable to our independent directors for their services:

Role	Annual Compensation Amount ($)
Independent Director Base Retainer	200,000[1]
Lead Independent Director	75,000
Audit Committee Chair	15,000
Compensation and Human Capital Committee Chair	12,500
Finance Committee Chair	12,500
Nominating and Corporate Governance Committee Chair	10,000
Independent Director Committee Membership Fee	5,000

[1] Increased to $216,000 if director elects to receive equity that vests over three-years per Option 3 above.

Fees for service as the Lead Independent Director and on committees of the board are payable in cash. Independent directors are generally not eligible to receive fees for attending board or committee meetings. However, to the extent that an independent director attends board or committee meetings in excess of eight times per annum, such director will receive a fee of $1,500 for attending each such meeting in excess of such threshold (pro-rated for a partial year of service). We also reimburse each of our independent directors for his or her travel expenses incurred in connection with attendance at board and committee meetings. Each year, the Compensation and Human Capital Committee and board has consulted Ferguson Partners Consulting L.P. ("FPC"), an independent compensation consultant, regarding current levels and trends in director compensation at peer and other public companies, including a benchmarking analysis by the consultant, to assess the alignment of the company's compensation policies with peers and market practice. The following table sets forth the compensation earned by each of our independent directors who served for all or a portion of the year ended December 31, 2021, under our director compensation program:

	2021 Director Compensation		
Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2],[3]	Total ($)
Leslie D. Biddle	25,500	215,974	241,474
Thomas J. DeRosa	91,159	119,988	211,147
Steven J. Gilbert	119,451	215,974	335,425
S. Michael Giliberto	109,167	119,988	229,155
Patricia S. Han	44,451	215,974	260,425
Grant H. Hill	39,451	199,981	239,432
R. Paige Hood	24,333	215,974	240,307
James D. Robinson IV	10,000	215,974	225,974

[1] For the annual period beginning May 14, 2021, Messrs. DeRosa and Giliberto elected Option 1, such that $80,000 of each of their annual retainers was paid in cash; Mr. Hill elected Option 2, such that $0 of his annual retainer was paid in cash; and Mses. Biddle and Han and Messrs. Gilbert, Hood and Robinson elected Option 3, such that $0 of each of their annual retainers was paid in cash.

[2] Each director received $120,000 in LTIP units that vest pro rata on an annual basis over a period of four years after the date of grant. Additionally, Mr. Hill elected Option 2 and received $80,000 in fully vested LTIP units. Mses. Biddle and Han and Messrs. Gilbert, Hood and Robinson each elected Option 3 and received $96,000 in LTIP units that vest pro rata on an annual basis over a period of three years after the date of grant, subject to continued service as director and acceleration in the event of a termination of service on account of death or "disability" (as defined in our 2019 Equity Plan) or resignation after the age of 65 or otherwise in accordance with any company policy for a mandatory term limit or retirement age.

[3] The amount shown is the aggregate grant date fair value of LTIP units issued to the director as calculated pursuant to ASC Topic 718, which is equal to, on a per unit basis: (i) $11.41 for the four-year vest equity granted to each director; (ii) $11.27 for the three-year vest equity granted to Mses. Biddle and Han and Messrs. Gilbert, Hood and Robinson who each elected Option 3; and (iii) $9.61 for the fully vested equity granted to Mr. Hill who elected Option 2. As of December 31, 2021, directors held the following number of unvested LTIPs: Ms. Biddle (44,698), Mr. DeRosa (27,729), Mr. Gilbert (34,432), Mr. Giliberto (25,915), Ms. Han (33,702), Mr. Hill (14,433), Mr. Hood (35,861), and Mr. Robinson (44,698).

2022 Proxy Statement | 30 | Empire State Realty Trust

Our Executive Officers

Set forth below is the biographical information regarding our current executive officers of our company.



Chairman, President and Chief Executive Officer
Age: 59

ANTHONY E. MALKIN

Anthony E. Malkin is our Chairman, President and Chief Executive Officer. He joined our predecessor entities in 1989. Mr. Malkin has been a leader in existing building energy efficiency retrofits through coordinating the team of Clinton Climate Initiative, Johnson Controls, JLL, and Rocky Mountain Institute in a groundbreaking project at the Empire State Building. Mr. Malkin led the development of standards for energy efficient office tenant installations which is now known as the Tenant Energy Optimization Program at the Urban Land Institute. Mr. Malkin is a board member of APi Group Corporation, the Real Estate Roundtable and Chair of its Sustainability Policy Advisory Committee, a member of the Climate Mobilization Advisory Board of the New York City Department of Buildings, a member of the Urban Land Institute, member of the Board of Governors of the Real Estate Board of New York, member of the Partnership for New York City's Innovation Council, and a member of the Building Committee of the Metropolitan Museum of Art. Mr. Malkin received a bachelor's degree *cum laude* from Harvard College.



Executive Vice President and Chief Financial Officer
Age: 41

CHRISTINA CHIU

Ms. Chiu leads the company's finance function and is responsible for financial reporting, capital markets, financial planning and analysis, investor relations, tax, treasury, as well as information technology and human resources. Ms. Chiu joined our company following an 18-year career at Morgan Stanley. She served as Managing Director and Chief Operating Officer of the Global Listed Real Assets business at Morgan Stanley Investment Management, responsible for business development and capital raising efforts, institutional investor and consultant relationships, oversight of the day-to-day investing business and execution of strategic initiatives. In addition, she was responsible for Canadian REIT sector coverage and served as a member of the MSIM Sustainability Council and Listed Real Assets Investment Committee. She began her career as a real estate investment banking analyst on both principal investing and strategic advisory transactions. Ms. Chiu is a board member of Read to Lead, a non-profit organization that introduces children in underserved communities to technology that fosters literacy and teaches leadership and career skills at an early age. In 2022, she was selected by the Partnership of New York City to be a David Rockefeller Fellow. Ms. Chiu earned a bachelor's degree in Finance and Accounting *summa cum laude* from New York University Stern School of Business.



Executive Vice President, Real Estate
Age: 60

THOMAS P. DURELS

Thomas P. Durels is our Executive Vice President, Real Estate. Mr. Durels is responsible for all of our real estate activities, including leasing, property redevelopment, management and construction. He is a member of our acquisition and sustainability committees. Mr. Durels joined our predecessor in 1990 where he served in similar capacities, also supervised property acquisitions, and was involved in acquisitions and structured equity investments of over $1.1 billion. Prior to joining our predecessor, from February 1984 to April 1990, Mr. Durels served as Assistant Vice President at Helmsley Spear, Inc., with responsibilities in construction and engineering for its portfolio of office, hotel, residential and retail properties. Mr. Durels is a member of the Real Estate Board of New York, the Urban Land Institute and the Young Men's and Women's Real Estate Association, for which he served as Treasurer in 2003, and is a licensed real estate broker in New York and Connecticut. Mr. Durels received a bachelor's degree in Mechanical Engineering from Lehigh University.



Executive Vice President and General Counsel
Age: 75

THOMAS N. KELTNER, JR.

Thomas N. Keltner, Jr. is our Executive Vice President and General Counsel. He joined our predecessor in 1978, became a partner in 1982 and its first general counsel in 1997, and is now responsible for leading a legal staff that provides and coordinates legal services in our transaction, compliance and litigation matters. Before joining our predecessor, he served from 1974 to 1975 as law clerk to Judge Alfred P. Murrah, U.S. Court of Appeals (10th Circuit), and from 1975 to 1978 as an attorney in the real estate finance group at Shearman & Sterling. Mr. Keltner has served on the New York Advisory Board of the Stewart Title Insurance Company and as chairman and member of bar association committees on both real estate and business entities. He is a member of the Dean's Advisory Council at the Harvard Radcliffe Institute for Advanced Studies. He received a bachelor's degree *cum laude* from Harvard College and a law degree as a Stone Scholar from Columbia Law School.

2022 Proxy Statement | 31 | Empire State Realty Trust

Compensation Discussion and Analysis

This section of our proxy statement discusses the principles underlying our executive compensation policies and decisions. It also provides quantitative and qualitative information about the manner and context in which compensation is awarded to, and earned by, our NEOs.

Executive Compensation Highlights

2021 TARGET COMPENSATION MIX



CEO

36.5%	Performance-Based Equity
36.5%	Time-Based Equity
16.2%	Annual Incentive Bonus
10.8%	Base Salary
89.2%	Pay Aligned with Shareholders
52.7%	Performance-Based



Average – Other NEOs

25.9%	Performance-Based Equity
30.3%	Time-Based Equity
19.2%	Annual Incentive Bonus
24.7%	Base Salary
75.4%	Pay Aligned with Shareholders
46.1%	Performance-Based

2021 COMPENSATION COMPONENTS

Base Salary

Our NEOs' stable source of cash income, set at competitive levels:

- From early 2020 until September 2021, Messrs. Malkin and Durels voluntarily reduced their salaries in light of the COVID-19 pandemic, by 33% and 25%, respectively.
- In August 2021, the Compensation and Human Capital Committee increased Ms. Chiu's salary based on exemplary performance and benchmarking data.

See page 40 for more information.

Time-Based Equity Compensation

Long-term equity is granted in the form of LTIP units or Restricted Shares at the NEO's election. All of our NEOs have chosen the LTIP unit option.

Time-based awards generally vest 25% per annum over four years, subject to continued employment. See page 47 for more information.

Performance-Based Equity Compensation

Performance-based awards vest based on the company's TSR performance over a three-year period relative to indices that reflect the performance of representative groups of:

- Office REITs (SNL Office Index/Nareit Office Index)
- All REITs (MSCI US REIT Index)

Such awards, to the extent earned, vest 50% at the end of the three-year period and 50% on the first anniversary of the end of such period. See page 47 for more information.

Annual Incentive Bonus

We motivate and reward achievement of short-term company corporate and ESG objectives and individual goals. Weightings for each metric vary among the NEOs depending on the NEO's ability to impact such metric. See page 41 for more information.

Corporate Goals

We measure quantitative performance across four metrics:

- Core FFO per Share
- Same-Store Cash NOI Growth (excluding Observatory)
- Leasing and Occupancy (i.e., occupancy, leasing volume and weighted average starting rents)
- G&A Expense as a Percentage of Revenues

ESG Goals

We evaluate specific ESG metrics on a points system, including:

- *Environmental goals* (e.g., GRESB, WELL Health-Safety, Fitwel, ENERGY STAR and other prominent third-party ratings; renewable energy achievements and disclosure)
- *Social goals* relating to DE&I initiatives, employee engagement, supply chain initiatives and disclosure
- *Governance goals* relating to shareholder engagement and board oversight of ESG

Individual Goals

We measure qualitative performance against individualized goals based on an NEO's responsibilities and duties to the company.

Committee Discretion

The Compensation and Human Capital Committee reserves the ability to include a subjective element of judgment to adjust the formula result if appropriate based on identified non-quantitative factors.

Annual Incentive Bonus Exchange

Our NEOs have the option to receive any annual incentive bonus earned in one of three ways: (i) cash, (ii) fully vested LTIP units at 100% of the face amount, or (iii) LTIP units that vest over three years, subject to continued employment, at 120% of the face amount.

2022 Proxy Statement | 32 | Empire State Realty Trust

SHAREHOLDER ENGAGEMENT ON EXECUTIVE COMPENSATION

Following a 62% Say-on-Pay vote at our annual meeting in May 2020, we made significant changes to our executive compensation program, considering shareholder feedback, which we previewed in our 2021 proxy statement, leading to 96% vote in favor of our NEO compensation at our annual meeting in May 2021. Considering this positive say-on-pay response at our May 2021 meeting and supplemental feedback we received during shareholder outreach following the meeting, we made additional adjustments to our program, as discussed below.

Say-on-Pay Voting Results			
2018	**2019**	**2020**	**2021**
98%	94%	62%	96%

What We Heard	What We Did – Prior to May 2021 Meeting	What We Did – Post May 2021 Meeting
NEO Pay Magnitude There were questions around the magnitude of NEO compensation in consideration of our peers, particularly in comparison of company size and historical performance.	▪ Mr. Malkin initiated a reduction in his base salary to $1.00 for the second quarter of 2020 in response to COVID-19 and initiated further adjustment in his base salary rate in August 2020. Mr. Durels voluntarily agreed to an adjustment in his annual base salary rate in August 2020 from $700,000 to $525,000. ▪ Mr. Malkin initiated a reduction to the grant date fair value of his 2021 LTIP award by ~$2.7 million and Mr. Durels initiated a reduction to the grant date fair value of his 2021 LTIP award by ~$1.2 million.	▪ Messrs. Malkin's and Durels' salaries remained reduced into 2021 until all other COVID-related salary reductions were restored and the Compensation and Human Capital Committee restored them in September 2021. ▪ The committee determined to maintain such reduced LTIP award levels for Messrs. Malkin and Durels for 2022.
Clarity and Objectivity in Annual Incentive Bonus Metrics Shareholders expressed a desire to understand better our annual incentive bonus metrics, including how and why we chose our metrics and targets, which goals are most important and how the Compensation and Human Capital Committee evaluates and factors in subjective components.	▪ We modified our annual incentive bonus program with new metrics and weightings that reinforce the rigor of the program and better explain alignment with our shareholders. See page 41 for more information. ▪ We enhanced proxy disclosure throughout, providing additional and clear rationale with respect to our pay decisions, and the linkage to performance.	▪ We maintained our rigorous annual incentive bonus framework for 2022 with modifications to the metrics where applicable to align with our strategy. ▪ We further enhanced proxy disclosure around corporate and ESG metrics and individual goals.
Bonus Election Premium There is enhancement in shareholder alignment when our NEOs elect to take their annual incentive bonus in the form of time-based equity versus cash. A few shareholders stated that the disclosure of the 125% election premium that vests over three years was not present in the Summary Compensation Table and seemed high.	▪ For those individuals who elect to take their annual incentive bonus in three-year time-based equity rather than cash, we have reduced the election premium for 2021 and future years from 125% to 120% of the face amount while continuing to require a three-year vesting plus a two-year holding period. ▪ The committee determined to lower the premium to 120% based on a survey of peer practice, which showed that 120% was the lowest premium being used in the REIT market where there is an option to convert annual incentive bonus to time-based equity. ▪ We have revised the Summary Compensation Table to include disclosure of such premium. See page 54 for more information.	▪ We maintained this reduced bonus election premium for 2022.

2022 Proxy Statement | 33 | Empire State Realty Trust

What We Heard What We Did – Prior to May 2021 Meeting What We Did – Post May 2021 Meeting Rigor of Performance-Based Equity Goals Shareholders expressed a desire to see our relative TSR targets require outperformance of the applicable index. • We increased the target TSR in our long-term equity plan from the 50th percentile to the 55th percentile of our peer group and continue to require outperformance at the target level in measuring by basis points. See page 47 for more information. • For 2022, we increased performance- based equity as a component of NEO pay to make up 55% of the total equity award versus 50% in prior years. • For 2022, we added three-year ESG metrics and operational metrics with a three-year absolute TSR modifier that align with our strategy . The remainder of the award is still based on relative TSR. ESG Metrics We were encouraged to adopt more objective / quantitative criteria for evaluating future performance in this category. • We included specific ESG metrics evaluated on a points system to enhance quantitative criteria and reduce subjectivity in 2021 annual incentive bonuses. See page 44 for more information. • For 2022, we maintained the quantitative points system to measure our ESG metrics and have revised the metrics to account for new 2022 ESG goals. • For 2022, we added three-year ESG metrics to performance-based equity as well. Peer Group While investors recognize the relevance of direct competitors in New York City and the inclusion of such companies in our peer selection, it was noted that appropriately sized companies should be a key determinant for selecting reasonable peers. • We undertook a fresh evaluation and revised our peer group for 2021 to align better with our size. • For example, despite directly competing with Boston Properties, Inc., we excluded it from our 2021 peer group in light of the differences in our operating model and size, and we added a number of other companies of comparable market capitalization, which increases the alignment of the peer group approved by the Compensation and Human Capital Committee with the peer set against which others, including proxy advisory firms, evaluate our compensation. See page 38 for more information. • For 2022, we largely maintained the same peer group, however, one peer (Columbia Property Trust) was acquired and we replaced it with the next closest office REIT by size, Easterly Government Properties, Inc. 2022 Proxy Statement I 34 I Empire State Realty Trust

2021 Compensation Outcomes

To assist shareholders in understanding the compensation arrangements for our NEOs, we provide the following two views of compensation:

SEC Compensation View

The compensation in a given year calculated in accordance with SEC rules and set out in the Summary Compensation Table on page 54 reflects the actual base salary and annual incentive bonus, the grant date fair value of the long-term equity granted in such year and all other compensation, including perquisites, required to be reported.

Thus, SEC compensation includes amounts which the NEOs do not actually receive during such years, such as equity grants that may not vest for several years (or at all) or may be forfeited. As such, the SEC-reported compensation may differ substantially from the compensation actually realized by our NEOs.

Realized Compensation View

To supplement the SEC-required disclosure, we provide a realized compensation view that is designed to capture the compensation actually received by an NEO in a given year. We calculate realized compensation as the sum of:

(1) the "Salary", "Bonus" and "All Other Compensation" columns reported in the Summary Compensation Table; and

(2) the time-based and performance-based LTIP units that vested in each of the applicable years as reported in the "2021 Option Exercises and Stock Vested" table on page 58 at a value based upon the closing price on the NYSE on the vesting date.

Each of our NEO's realized compensation has been substantially less in each year than the total compensation reported in the Summary Compensation Table, all in alignment with our pay-for-performance philosophy and the downward trend in TSR for ESRT (as well as its NYC peers) during those years.

2021 SEC COMPENSATION VS. REALIZED COMPENSATION
(dollar amounts in thousands)


Malkin
SEC Comp
626 1,409 2,105 3,646 133
7,920
Realized Comp
626 1,409 2,278 133
4,447
Chiu
SEC Comp
511 660 1,082 903 1
3,157
Realized Comp
511 660 420 1
1,593
Durels
SEC Comp
581 620 912 1,576 1
3,689
Realized Comp
581 620 1,272 1
2,474
Keltner
SEC Comp
625 353 519 897 1
2,395
Realized Comp
625 353 398 1
1,377
Base Salary
Annual Incentive Bonus(1)
Time-Based LTIP Units
Performance-Based LTIP Units
Other

[(1)] **Annual Incentive Bonus Election.** Our NEOs have the option to receive any annual incentive bonus earned in one of three ways: (i) cash, (ii) fully vested LTIP units or (iii) LTIP units that vest over three years, at 120% of the face amount. The amounts included in the "Annual Incentive Bonus" bar represent the face amount of the award for NEOs who elected option (iii) in 2021. The extra value to be received by an NEO who elected option (iii) in 2021 is included in the "Time-based LTIP Units" bar.

2022 Proxy Statement | 35 | Empire State Realty Trust

Compensation Program Objectives The Compensation and Human Capital Committee designed the 2021 executive compensation program with the objectives and key features set out below: Program Objective      How We Get There Alignment with Corporate Strategies We set performance metrics for our annual incentive bonus that align with our company’s corporate and ESG goals and are tied to our company’s annual fi nancial and operational results, with the fl exibility to adjust for individual performance and non-formulaic factors, where appropriate. Alignment with Shareholder Interests A substantial portion of our NEOs’ pay is long-term incentive compensation in the form of performance-based equity to link compensation with the creation of shareholder value by granting awards that are earned based in part on TSR over a period of years. Short-Term and Long-Term Performance Objectives A substantial percentage of our NEOs’ pay is performance-based. This is divided between (i) annual incentive bonus, which measures performance over a one-year period and rewards achievement of short-term company corporate, ESG and individual goals, and (ii) performance-based equity, which measures performance over a multi-year period and rewards long-term company shareholder return. Long-Term Continued Employment Our NEOs are granted long-term incentive compensation in the form of time-based equity awards that are earned based on continued service, designed to retain highly talented executives over a period of years. Balanced Mix We provide current compensation in the form of cash, divided between base salary and annual incentive bonus, and long-term compensation in the form of equity, divided between performance-based and time-based equity. Both current and long-term compensation are mixed between stable (base salary and time-based equity) and performance-based (annual incentive bonus and performance-based equity) compensation. No Unnecessary Risk-Taking To ensure that compensation arrangements do not encourage unnecessary risk-taking, we create a balance between performance-based and non-performance-based compensation and short-term and long-term performance- based compensation with a mix of performance metrics and set performance metric targets that we believe are aspirational but achievable. We also have stock ownership guidelines to help mitigate potential compensation risk and further align the interests of our NEOs with those of shareholders. Competitive To ensure our compensation remains competitive, the Compensation and Human Capital Committee engaged FPC as its independent consultant in 2021 and prior years to review and benchmark the compensation we provide relative to our peer group and other market data. Compensation Setting Process ROLES OF OUR COMPENSATION AND HUMAN CAPITAL COMMITTEE, COMPENSATION CONSULTANT AND MANAGEMENT COMPENSATION AND HUMAN CAPITAL COMMITTEE Our Compensation and Human Capital Committee is comprised entirely of independent directors and chaired by Leslie D. Biddle. The committee has overall responsibility for monitoring the performance of the company’s executives and evaluating and approving our executive compensation policies and programs. In addition, the committee oversees the administration of the 2019 Equity Plan. The committee determines all components of our CEO’s compensation. With respect to the other NEOs, the committee seeks input from our CEO and reviews and approves all components of our other NEOs’ compensation. COMPENSATION CONSULTANT Our Compensation and Human Capital Committee has engaged FPC to provide guidance with respect to the development and implementation of our compensation programs. FPC provides the committee with advice concerning the types and levels of compensation to be paid to our NEOs. In connection with this, FPC provides market data on base salary, annual incentive bonus, and long-term incentive compensation at other REITs. The committee requires that its consultant be independent of company management and performs an annual assessment of such independence. It most recently assessed FPC’s independence in March 2022 and confi rmed that FPC remains independent and free of any confl ict of interest which might affect its work. 2022 Proxy Statement I 36 I Empire State Realty Trust

MANAGEMENT Our CEO attends Compensation and Human Capital Committee meetings, provides information as to the individual performance of the other NEOs and makes annual recommendations to the committee regarding appropriate compensation levels for all NEOs other than himself. All elements of our NEOs’ compensation must be approved by our Compensation and Human Capital Committee and the committee regularly meets in executive secession without the CEO or any members of management present. PEER BENCHMARKING PROCESS In developing our executive compensation programs, our Compensation and Human Capital Committee commissions an annual compensation benchmarking analysis to ensure that our programs are competitive with those of other similar publicly-traded REITs, including consideration of the cost of attracting and retaining talented executives in the New York City marketplace. PEER DATA Our company has few public REIT direct business competitors, particularly when factoring our geographic focus in the metropolitan New York City marketplace. In order to allow for a robust examination of market practices, the Compensation and Human Capital Committee, in consultation with FPC, strives to develop a peer group that best refl ects the characteristics noted in the table below. Guiding Principles for Empire State Realty Trust’s Peer Selection Consider Industry to identify companies with a similar business model or philosophy • Start with New York City offi ce-focused REITs with substantial portfolios in New York City • Expand to other high barrier to entry market offi ce-focused REITs Consider Size to ensure companies are similar in scope Consider Other Business Characteristics that distinguish the complexity of the particular business (e.g., operating the Observatory) Questions Addressed in Developing an Effective Peer Group Who are key performance comparators? • Against whom is Empire State Realty Trust competing for tenants? • Against whom is Empire State Realty Trust competing for investors? • Which companies have similar market demands and influences? Who are closest competitors for talent? • Which companies might logically try to recruit our executives? • If our company had to replace a member of its executive team externally, from which companies might it recruit to attract executives with similar capabilities? Who are the peers from an external perspective? • Whom do the investment community name as peers? • Who cites Empire State Realty Trust as a peer? • Who are other REITs classified within the Nareit Index and broader MSCI US REIT Index that best fit the characteristics noted above? After our peer group has been confi rmed, FPC provides market data and practices of the peer group for our Compensation and Human Capital Committee to consider, as well as information on executive compensation trends and developments generally. Specifi cally, FPC provides information regarding the design and levels of compensation paid by our peers and overall counsel to determine the appropriate incentive design for our company. Such compensation data for peers is analyzed by our Compensation and Human Capital Committee with the assistance of FPC to set a suitable and competitive compensation package in the context of the New York City marketplace in which we operate and the competitive conditions for the talent pool in that market. The resulting compensation is intended to serve the company’s requirements in both recruitment and retention of key qualifi ed executives and to motivate our executive offi cers to achieve our corporate goals and increase value for our shareholders. An executive’s target compensation is not mechanically set at a particular percentage of the peer group. Rather, our Compensation and Human Capital Committee also takes into account the executive’s role and experience and the competitive factors needed to retain and incentivize such executive. 2022 Proxy Statement I 37 I Empire State Realty Trust

2021 PEER GROUP

In January 2021, the Compensation and Human Capital Committee, in consultation with FPC, undertook a fresh evaluation of our peer group in light of ESRT's relatively smaller size positioning against the 2020 Peer Group, the 2020 say-on-pay vote (as discussed in more detail on page 33), and feedback from our engagement with our shareholders and others, including proxy advisory firms. The Compensation and Human Capital Committee's evaluation included an additional examination of REITs that better align with our size. As a result of its evaluation, the Compensation and Human Capital Committee determined to remove Boston Properties, Inc. from our peer group (despite it competing directly with us for tenants, investors and talent) in light of the differences in our operating model and size, and we added a number of other companies with comparable market capitalization, which increases the alignment with the peer set against which proxy advisory firms evaluate our compensation.

2021 PEER GROUP

−	+	2021 Peer Group	
Boston Properties, Inc.	**Brandywine Realty Trust** **iStar Inc.** **JBG SMITH Properties**	Brandywine Realty Trust Columbia Property Trust, Inc. Corporate Office Properties Trust Cousins Properties Incorporated Douglas Emmett, Inc. Highwoods Properties, Inc. Hudson Pacific Properties, Inc.	iStar Inc. JBG SMITH Properties Kilroy Realty Corporation Paramount Group, Inc. Piedmont Office Realty Trust, Inc. SL Green Realty Corp. Vornado Realty Trust

At the time FPC conducted its analysis of executive compensation during the fourth quarter of 2021, our company size ranked among this peer group at approximately the following relative percentiles across the categories below:

Revenue	UPREIT (Equity) Market Capitalization	Total Capitalization	Number of Employees
28th percentile	37th percentile	22nd percentile	81st percentile

2022 PEER GROUP

In December 2021, the Compensation and Human Capital Committee, in consultation with FPC, again reviewed the peer group given that one of the peers included above, Columbia Property Trust, Inc., would be acquired and no longer a public company to use for peer group comparison. The committee determined to keep the same peer group for 2022, but replace Columbia Property Trust, Inc. with Easterly Government Properties, the next closest office REIT by size.

2022 PEER GROUP

−	+	2022 Peer Group	
Columbia Property Trust, Inc.	**Easterly Government Properties, Inc.**	Brandywine Realty Trust Corporate Office Properties Trust Cousins Properties Incorporated Douglas Emmett, Inc. Easterly Government Properties, Inc. Highwoods Properties, Inc. Hudson Pacific Properties, Inc.	iStar Inc. JBG SMITH Properties Kilroy Realty Corporation Paramount Group, Inc. Piedmont Office Realty Trust, Inc. SL Green Realty Corp. Vornado Realty Trust

2022 Proxy Statement | 38 | Empire State Realty Trust

GOAL SETTING AND PERFORMANCE EVALUATION PROCESS The Compensation and Human Capital Committee’s oversight of compensation for our NEOs, including our Chairman, President and CEO, uses a three-step process: What When Details/Process/How 1 Establishment of Corporate and ESG Goals and Individual Objectives Beginning of each year • CEO provides recommendations to the Compensation and Human Capital Committee regarding the company’s target corporate and ESG goals and individual objectives for himself and the other NEOs. • The target corporate goals are reviewed with the committee through a multi- month process that begins in the fall with management’s preparation of a zero- based “bottoms-up” budget for the following year. The budget is prepared with input from each of our property managers and undergoes numerous reviews by management and our NEOs. The result of the budget process is the formation of a corporate model by which we measure our performance during the year. • The board reviews the corporate model, including the fi nancial and operational assumptions that underlie the corporate model to test its rigor and alignment with our strategies and market conditions. The target corporate goals used in NEOs’ annual incentive bonus targets are identical to the corresponding targets in such tested corporate model. • Our CEO works with each other NEO to establish annual individual objectives which align with the overall goals of the company. The individual goals relate to specifi c strategic and organizational objectives. The committee believes that individual accountability and strong individual performance should lead to overall strong company performance, for which the committee wants to hold the senior leadership team accountable. 2 Evaluation and Review Process Both a mid-year and a full year evaluation • Our executive compensation determinations include an evaluation and performance review process that measures each NEO’s performance against his or her objectives for that year. These evaluations and performance reviews are an essential part of the process by which the committee determines overall executive compensation and include both a mid-year and a full-year evaluation. • Our CEO fi rst provides the Lead Independent Director and Chair of the Nominating and Corporate Governance Committee with a report on his own performance compared to the objectives established for him. • The Lead Independent Director and Chair of the Nominating and Corporate Governance Committee then prepare their own written evaluations and discuss with the full board in executive session, while also considering additional factors, including prior years’ compensation trends, prior years’ company performance and the relative level of rigor and complexity of the CEO’s tasks resulting from the competitive marketplace in which we operate. • As part of the year-end evaluation process, our CEO prepares evaluations of all the other NEOs, which are then presented to the board for discussion. Based on the evaluations, the CEO recommends compensation packages for each other NEO, after the end of the calendar year. 3 Determination of Compensation Over the course of several meetings in the fi rst quarter of the following year • After reviewing the NEOs’ performance against goals and objectives for the year and considering the other factors discussed above, and after consultation with the full board, the Compensation and Human Capital Committee makes its fi nal determinations with respect to compensation. The committee’s objective is to ensure that the level of compensation is consistent with the level of corporate and individual performance delivered while also attracting and retaining highly talented executives in our competitive industry and metropolitan area, motivating our NEOs to achieve exceptional corporate results and aligning their interests with those of our shareholders. 2022 Proxy Statement I 39 I Empire State Realty Trust

Compensation by Component

BASE SALARIES

The base salary payable to each NEO provides a fixed component of compensation that reflects the executive's position and responsibilities. Base salaries are reviewed annually by our Compensation and Human Capital Committee with input from our independent compensation consultant, FPC, and may be adjusted to match more closely the competitive market levels or to recognize an executive's professional growth, development and increased responsibility.

33% and 25% reductions

to our CEO and EVP, Real Estate base salaries, respectively, from August 2020 until September 2021, in response to the pandemic.

> From early 2020 until September 2021, Messrs. Malkin and Durels voluntarily reduced their salaries in light of the pandemic.

- Mr. Malkin initiated a reduction in his base salary to $1.00 for the second quarter of 2020 and initiated further adjustment in his base salary rate between August 2020 and September 2021 from $810,000 to $540,000.
- Mr. Durels voluntarily agreed to an adjustment in his annual base salary rate for the same period as Mr. Malkin's salary reduction from $700,000 to $525,000.
- The committee determined to restore both of their base salaries effective September 1, 2021.

> Effective July 1, 2021, the committee increased Ms. Chiu's base salary based on exemplary performance and benchmarking data from $475,000 to $550,000.

The table below shows the base salaries approved by the committee in February of each respective year.

Named Executive Officer	2019 ($)	2020 ($)	2021 ($)	Change (%)
Anthony E. Malkin	810,000	810,000	540,000[1]	(33.3)
Christina Chiu	–	475,000	475,000[2]	0.0
Thomas P. Durels	650,000	700,000	525,000[3]	(25.0)
Thomas N. Keltner, Jr.	625,000	625,000	625,000	0.0

[1] Restored to $810,000 through committee approval effective September 1, 2021.
[2] Increased to $550,000 through committee approval effective July 1, 2021.
[3] Restored to $700,000 through committee approval effective September 1, 2021.

The table below shows the actual base salaries paid to our NEOs in 2021, as reflected in the Summary Compensation Table on page 54, incorporating the changes noted above.

Named Executive Officer	Base Salary Set in 2021 ($)	Actual Base Salary Paid in 2021 ($)
Anthony E. Malkin	540,000	626,211[1]
Christina Chiu	475,000	511,346[2]
Thomas P. Durels	525,000	580,866[3]
Thomas N. Keltner, Jr.	625,000	625,000

[1] Reflects a base salary of $540,000 from January 1, 2021 through August 31, 2021, and a base salary of $810,000 from September 1, 2021 through December 31, 2021.
[2] Reflects a base salary of $475,000 from January 1, 2021 through June 30, 2021, and a base salary of $550,000 from July 1, 2021 through December 31, 2021.
[3] Reflects a base salary of $525,000 from January 1, 2021 through August 31, 2021, and a base salary of $700,000 from September 1, 2021 through December 31, 2021.

2022 Proxy Statement | 40 | Empire State Realty Trust

ANNUAL INCENTIVE BONUS OPPORTUNITIES

We provide annual incentive bonuses to motivate and reward achievement of short-term company corporate and ESG objectives and individual NEO goals. Target annual bonuses are set at a percentage of the NEO's annual base salary.

In light of shareholder feedback, the Compensation and Human Capital Committee determined to revise the metrics and weighting of annual incentive bonus opportunities in 2021. Shareholders expressed a desire to understand better our annual incentive bonus metrics, including how and why we chose our metrics and targets, which goals are most important and how the committee evaluates and factors in subjective components. In light of this feedback, as well as the outperformance on several of our property-related metrics (i.e., Same-Store Cash NOI Growth and Property Operating Margin) in 2020, a year when revenues, leasing activity and TSR were down market-wide, the committee holistically reassessed the metrics including a review of peer metrics. As a result, the committee revised its annual incentive bonus framework for 2021 as shown below, so that:

- Rather than equal weight across corporate metrics, the committee varied the weighting in accordance with each metric's relative importance to the company as a key performance indicator and each NEO's relative ability to impact performance on such metric.
- A leasing and occupancy metric now applies to all NEOs versus only Mr. Durels, and replaces Property Operating Margin as a metric, which better aligns with peer practice.
- We adopted more specific ESG metrics that are evaluated on a points system to enhance quantitative criteria and reduce subjectivity. Additionally, the weighing of the ESG metric was increased from 10% to 15% for each NEO.
- Each NEO now has a defined set of individual goals by which the committee measures his or her performance across the individual component and applies an outcome determination. Additionally, the individual goal weighting was reduced for all NEOs.

Objectivity and Transparency

Significant changes to annual incentive bonus framework in 2021 made in response to shareholder feedback to enhance objectivity and transparency of metrics.

Increased ESG metric to 15%

ESG metric was increased from 10% to 15% of each NEO's bonus opportunity in 2021.

The corporate goals for the 2021 annual incentive bonus program and the weighting of each goal is set forth below.

Metric	Malkin	Chiu	Durels	Keltner
Core FFO per Share	20%	20%	20%	20%
Same-Store Cash NOI Growth (excluding Observatory)	20%	15%	20%	10%
Leasing and Occupancy	10%	5%	25%	5%
G&A Expense as a Percentage of Revenues	10%	10%	10%	10%
Individual Goals	25%	35%	10%	40%
ESG Goals	15%	15%	15%	15%

Upon the recommendation of FPC, our Compensation and Human Capital Committee set 2021 annual bonus opportunities that contained a threshold, target, and maximum level as set forth below (with the amounts in the % column as a percentage of base salary). Target bonus percentages for the NEOs have remained unchanged since early 2016, other than for Ms. Chiu who joined the company in mid-2020.

	Threshold		Target		Maximum	
Named Executive Officer	%	$	%	$	%	$
Anthony E. Malkin[(1)]	75	607,500	150	1,215,000	225	1,822,500
Christina Chiu[(2)]	50	237,500	100	475,000	150	712,500
Thomas P. Durels[(3)]	37.5	262,500	75	525,000	112.5	787,500
Thomas N. Keltner, Jr.	25	156,250	50	312,500	75	468,750

(1) Mr. Malkin's annual incentive bonus was to be measured based on his base salary rate of $810,000 since the voluntary base salary reduction to $540,000 was intended to be temporary.
(2) Ms. Chiu's annual incentive opportunity was increased commensurate with her base salary rate increase effective July 1, 2021 to threshold $275,000, target $550,000 and maximum $825,000.
(3) Mr. Durels' annual incentive bonus was to be measured based on his base salary rate of $700,000 since the voluntary base salary reduction to $525,000 was intended to be temporary.

As discussed in "Goal Setting and Performance Evaluation Process" on page 39, our Compensation and Human Capital Committee established rigorous quantifiable corporate and ESG objectives, and it reserved the ability to include a subjective element of judgment to adjust the formula result if appropriate based on identified non-quantitative factors.

2022 Proxy Statement | 41 | Empire State Realty Trust

CORPORATE GOALS

The tables below summarize 2021 performance against each of the target corporate goals and the significance of each performance metric for purposes of determining executive compensation.

1 Core FFO per Share

Outcome **Exceeded**

Why is this metric important?
Funds from Operations ("FFO") is widely acknowledged by the REIT industry as being a helpful measure of the operating performance of a real estate company because it excludes depreciation and gains or losses relating to sales of depreciated real estate. The company uses "Core FFO," which further excludes amortization of below-market ground leases and other items that by their nature are not comparable from period to period and tend to obscure actual operating results, as a method to compare the operating performance of the company over a given time period to that of other companies and other time periods in a consistent manner. The company believes that Core FFO is helpful to shareholders as a supplemental measure of its operating performance because it is a direct measure of company performance and may significantly impact the trading price of our common stock and, therefore, may significantly impact TSR.

Target: Target of $0.59 per share was set lower than the 2020 target of $0.90, but in line with the actual 2020 result of $0.62 to factor in pandemic impact on our business, particularly the Observatory. Target for 2021 was set slightly lower than 2020 actual due to budgeting for increased operating expenses and interest expenses.

Performance: Outperformed ($0.70 vs. target of $0.59; 119% of target) due primarily to lease termination fees and lower operating expenses and G&A expenses than anticipated. Management presented the committee with additional information for the committee to understand what performance would have been excluding both (i) GBG lease termination fees and (ii) property operating expense savings attributable to lower building utilization than budgeted as an additional test of rigor such that bonus outcomes would not benefit from a one-time event related to the loss of a large tenant and reduced building utilization.


Achievement Against Target
99%
69%
119%
$0.91
$0.90
$0.90
$0.62
$0.59
$0.70
1.0
0.8
0.6
0.4
0.2
0.0
2019
2020
2021
Target
Outcome

See page A-2 a reconciliation of Core FFO per Share to the most directly comparable GAAP measure.

2 Same-Store Cash NOI Growth (excluding Observatory)

Outcome **Exceeded**

Why is this metric important?
Same-Store Cash NOI growth (excluding Observatory) is a key internal performance metric that measures growth in our existing real estate portfolio and compares year-over-year improvements in our property operations as a result of increases in occupancy, cash rental income and our ability to manage property operating expenses and taxes.

Target: Target of (8.4)% was set based on budgeting for increased property operating expenses from their low levels in 2020 during pandemic-related low office building utilization coupled with budgeting for a slow return to pre-pandemic revenues. Target was set lower than 2020 target of 4.4%; such target was set pre-pandemic and not relevant in light of pandemic-impacted business conditions. 2020 actual performance at 10.3% was an anomaly due to significant property operating expense reductions in 2020 and not useful as a basis for target setting.

Performance: Outperformed ((1.5)% vs. target of (8.4)%; capped at 150% of target (the cap on all metrics)) due primarily to lower property operating expenses than budgeted and lease termination fees. Management presented the committee with additional information for the committee to understand what performance would have been excluding both (i) GBG lease termination fees and (ii) property operating expense savings attributable to lower building utilization than budgeted as an additional test of rigor such that bonus outcomes would not benefit from a one-time event related to the loss of a large tenant and reduced building utilization.


Achievement Against Target
174%
150%
150%
10.30%
4.40%
-3.50%
-6.10%
-1.50%
-8.40%
12
8
4
0
-4
-8
-12
2019
2020(1)
2021(1)
Target
Outcome

(1) Actual achievement is capped at 150% of target on all metrics, which reduced outcome in 2020 and 2021.

2022 Proxy Statement | 42 | Empire State Realty Trust

3 Leasing and Occupancy

Outcome Exceeded

Why is this metric important?

Our Leasing and Occupancy metric is a combination of performance across three submetrics:

- Occupancy at year-end across our portfolio
- Leasing volume (based on total square footage)
- Weighted average starting rents across our office portfolio

Each of these are key metrics because they measure our ability to attract and retain tenants and profit from our real estate portfolio.

Target and Outcome

Metric	Target	Outcome	Achievement
Occupancy at year-end	84.7%	82.4%	Not Met(1)
Leasing Volume			
New	528,629 sf	715,064 sf	Exceeded
Renewal	223,778 sf	290,566 sf	Exceeded
Weighted Average Starting Rents			
New 1st Generation (NYC)	$57.58 psf	$61.25 psf	Exceeded
New 1st Generation (GNYM)	$35.40 psf	$35.02 psf	Not Met(2)
New 2nd Generation (NYC)	$58.04 psf	$58.26 psf	Exceeded
New 2nd Generation (GNYM)	$37.34 psf	$40.51 psf	Exceeded
Renewal (NYC)	$49.93 psf	$56.46 psf	Exceeded
Renewal (GNYM)	$33.43 psf	$37.62 psf	Exceeded

(1) The bankruptcy and move-out of one of our largest tenants, GBG, reduced occupancy by 2.2%.

(2) We did not meet our weighted average starting rent goal for new leases in GNYM because more leasing was completed than anticipated at one property which has a lower rent than our other GNYM properties, which resulted in lowering our weighted average.

4 General and Administrative Expenses as a Percentage of Revenues

Outcome Exceeded

Why is this metric important?

G&A expenses as a percentage of revenue is a key internal performance metric that measures our G&A expenses as a percentage of total revenues. It measures our ability to manage our general and administrative expenses.

Target: Target of 9.7% was set slightly lower than the 2020 target of 9.2% and lower than 2020 actual result of 9.6% as a result of budgeting for higher G&A expense in 2021 versus 2020.

Performance: Outperformed (9.0% of revenues vs. 9.7% target; 108% of target) due primarily to lower G&A expenses than budgeted, including as the result of forfeited equity awards, and higher revenue than anticipated. Management presented the committee with additional information for the committee to understand what performance would have been excluding GBG lease termination fees from revenue as an additional test of rigor such that bonus outcomes would not benefit from a one-time event related to the loss of a large tenant.

Achievement Against Target


102%
96%
108%
10
8
6
4
2
0
8.5%
8.3%
9.2%
9.6%
9.7%
9.0%
2019
2020(1)
2021
Target
Outcome

(1) Excludes one-time severance expenses paid in 2020.

2022 Proxy Statement | 43 | Empire State Realty Trust

5 ESG

Outcome
Exceeded

Why is this metric important?

Capitalizing on our ESG leadership in the real estate industry is a key component of our strategy and thus in early 2021, the board increased the weighting of the ESG metric from 10% to 15% as a percentage of each NEO's annual incentive compensation.

Target and Performance

Each goal set forth below was assigned a points weighting. Scoring was determined on an interpolated basis:

Threshold (50%)	Target (100%)	Max (150%)
12 points; forfeited under 12 points	15 points	17 or more points

Goal	Possible Points	2021 Achievements	Achieved Points
Environmental			
▪ GRESB – make 2021 submission and achieve rating for 2021	2	Scored 94, with A rating for ESG disclosure and reporting for 2nd year in a row	2
▪ WELL Health-Safety Rating – make 2021 submission and achieve rating for 2021	1	Achieved	1
▪ Maintain Fitwel certification for 6 properties in 2021	1	Achieved	1
▪ Publication of Sustainability Report in 2021 pursuant to GRI, SASB, TCFD reporting standards	2	Complete. Published in April 2021	2
▪ ENERGY STAR – maintain ENERGY STAR for at least 76% of portfolio	1	Achieved	1
▪ Receive prominent third-party recognition for achievements (e.g., Green Lease Leader, Energy Star Partner of the Year, etc.)	2	Achieved 2021 ENERGY STAR Partner of the Year and Green Lease Leader Gold	2
▪ Renewable energy – power 100% of the portfolio with renewable energy	1	Complete. As of January 1, 2021, we offset 100% of the electricity used in our portfolio through clean wind power RECs	1
Social			
▪ Publicly report on gender and diversity metrics based on EEOC data company-wide, VP-level & above, executive officers and board in 2021	1	Complete. Data in 2021 proxy and sustainability report	1
▪ Roll-out enhanced formal policies on DE&I hiring practices and training in 2021	1	Complete	1
▪ Advance gender and racial diversity initiatives	1	Achieved. Conducted DE&I company-wide training sessions, formed employee-led Inclusion Committee, selected for inclusion in Bloomberg GEI	1
▪ Conduct employee engagement survey and achieve overall score in line with or better than prior year	1	Overall engagement score was 82% in Q1 2022 vs. 84% in Q1 2021	0
▪ Roll-out benefit program improvements to support attraction/retention of employees in 2021	1	Complete. Employee manual and committee enhancements	1
▪ Increase employee participation in interactive training/education programs from 2020 to 2021	1	Complete. Employee training hours in 2021 increased 15% over 2020	1
▪ Roll-out new supply chain diversity initiatives in 2021	1	SOP rolled out Q3 2021	1
▪ Track and report on employee volunteerism in 2021	1	Complete	1
Governance			
▪ Conduct off-season governance outreach to key shareholders (fall-winter 2021)	1	Complete	1
▪ Increase number of ESG and human capital topics addressed at board meetings in 2021	1	Complete. Addressed at each quarterly meeting. See page 24 for more information.	1
Total Possible Points	20		19

2022 Proxy Statement | 44 | Empire State Realty Trust

INDIVIDUAL GOALS Our Compensation and Human Capital Committee also reviewed the individual achievements of each NEO in 2021 against goals set at the beginning of 2021. Individual goals for all NEOs include execution of strategic priorities within their respective departments. All NEOs’ individual goals also include leadership, team development and succession planning. The committee assessed each NEO’s performance against his or her respective business goals set forth below and determined that he or she exceeded such goals and earned the maximum award for this category. Anthony E. Malkin, Chairman, President and Chief Executive Officer • Drive board objectives • Set, refine, enhance and execute on the business plan and strategic vision • Leadership on ESG/ sustainability in ESRT and in public policy • Direct public relations, brand, digital, social • Direct Observatory • Management team development and succession • Conceive and engage directly with M&A, external growth, investors, lenders on own initiative and on request Christina Chiu, Executive Vice President and Chief Financial Officer • Maintain balance sheet flexibility and broad access to capital • Efficient capital allocation • Enhance investor perception and understanding of ESRT strategy and competitive advantages and overall credibility with financial markets • Refine, enhance and execute on the business plan and strategic vision • Team development and succession Thomas P. Durels, Executive Vice President, Real Estate • Drive bottom line from property performance, including tenant retention and operating and capital costs controls • Ensure execution of energy efficiency measures • Identify, vet, and/or ensure execution of property technology to improve tenant service / contact, budgeting of operations and capital expense, reporting • Operating expense reduction and control • Capital expenditure execution and cost control relative to budget • Team development and succession Thomas N. Keltner, Jr., Executive Vice President and General Counsel • Foster legal compliance, disclosure, and risk management across all departments • Provide effective board support • Contribute to strategic transactions, including issuance of debt and equity and joint ventures, acquisitions and dispositions • Achieve successful outcomes in litigation and dispute matters • Team development and succession 2022 Proxy Statement I 45 I Empire State Realty Trust

COMMITTEE ASSESSMENT OF ANNUAL INCENTIVE BONUS PAYOUTS

Following the lowest payout since our IPO in annual incentive bonus to our executives in 2020, our executives made great progress in 2021 against the new, rigorous framework of corporate, ESG and individual goals set for them in 2021.

- With respect to corporate goals, the company exceeded most metrics, including Core FFO per Share, Same-Store Cash NOI Growth (excluding Observatory), G&A Expense as a Percentage of Revenue, leasing volume and weighted average starting rents for NYC. Management presented the committee with additional information for the committee to understand what performance would have been excluding both (i) GBG lease termination fees and (ii) property operating expense savings attributable to lower building utilization than budgeted as an additional test of rigor such that bonus outcomes would not benefit from a one-time event related to the loss of a large tenant and reduced building utilization. Even removing these factors, the relevant metrics were still exceeded, but the committee took into account the lowest possible outcomes in calculating bonus.
- With respect to ESG metrics, we achieved maximum outcome, achieving 19 of 20 points.
- With respect to individual goals, the committee determined that each NEO exceeded such goals and earned the maximum award for this category.

In addition to the corporate, ESG and individual goals, the committee also considered a number of related factors, including (i) the scope of the officer's responsibilities within our company and in relation to comparable officers at various companies within our peer group; (ii) the experience of the officer within our industry and at our company; (iii) a review of historical compensation information for the individual officer; (iv) a determination of the compensation needed to motivate and retain that individual; (v) the recommendations of the CEO with respect to the executive officers other than himself; and (vi) data regarding compensation paid to officers with comparable titles, positions or responsibilities at our peer companies.

Based upon the factors noted above, the committee approved payment of the following 2021 cash bonus awards:

Named Executive Officer	Target Bonus Award ($)	Percentage of Achievement (%)	Actual Bonus Award ($)
Anthony E. Malkin	1,215,000	116	1,409,400
Christina Chiu	550,000	120	660,000
Thomas P. Durels	525,000	118	619,500
Thomas N. Keltner, Jr.	312,500	113	353,125

Additionally, Ms. Chiu was awarded a one-time, $1,000,000 equity grant in March 2022 with five-year time vesting to recognize extraordinary performance during 2021. This award will be reported in the Summary Compensation Table and other tables in our 2023 proxy statement.

BONUS ELECTION PROGRAM

In early 2017, the Compensation and Human Capital Committee determined to reinforce the alignment of our NEOs' interests with those of shareholders and designed a new bonus election program under which each NEO could elect to receive the annual incentive bonus in any combination of (i) cash, (ii) fully vested LTIP units at 100% of the face amount or (iii) LTIP units that vest over three years, subject to continued employment, at 125% of the face amount.

Bonus Premium Reduction

In 2021, reduced bonus premium from 125% to 120% in light of shareholder feedback.

Through shareholder meetings conducted in late 2020/early 2021, we learned that shareholders supported the reinforced shareholder alignment of permitting our NEOs to elect to take their annual incentive bonus in the form of time-based equity, but a few shareholders noted that the premium seemed high. In light of this feedback, the Compensation and Human Capital Committee holistically reassessed this bonus election program against peer practices and reduced the election premium for LTIP units subject to time-vesting from 125% to 120% of the face amount while continuing to require three-year vesting plus a two-year holding period. Based on an analysis prepared by the committee's compensation consultant of all other REITs with programs allowing executives the opportunity to exchange their cash bonuses for unvested equity, a 120% premium was the lowest across the group.

The chart below shows the face amount of the annual incentive bonus awarded to each NEO for 2021 as well as the cash and equity components elected by each.

Named Executive Officer	Face Amount of Bonus Award ($)	Amount of Award Received in Cash at Face Amount ($)	Amount of Award Elected to be Received in Vested LTIPs at Face Amount ($)	Amount of Award Elected to be Received in Unvested 3-Year Time-Based LTIPs at 120% of Face Amount ($)
Anthony E. Malkin	1,409,400	–	–	1,691,280
Christina Chiu	660,000	–	–	792,000
Thomas P. Durels	619,500	–	–	743,400
Thomas N. Keltner, Jr.	353,125	–	–	423,750

2022 Proxy Statement | 46 | Empire State Realty Trust

LONG-TERM EQUITY INCENTIVE COMPENSATION

GENERAL

2021 LONG-TERM EQUITY INCENTIVE MIX



50% Performance-Based Vesting Award
50% Time-Based Vesting Award

2022 LONG-TERM EQUITY INCENTIVE MIX



55% Performance-Based Vesting Award
45% Time-Based Vesting Award

Our Compensation and Human Capital Committee believes that a substantial portion of each NEO's compensation should be in the form of long-term equity incentive compensation. Equity incentive awards align management's interests more closely with those of our shareholders and encourage management to create shareholder value over the long-term because the value of the equity awards is directly attributable to changes in our dividends and the price of our common stock over time. In addition, equity awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for multiple years.

Long-term equity incentive compensation is granted in the form of LTIP units or Restricted Shares. Each grant is formulated as a dollar amount when approved, based on peer benchmarks, competitive conditions, and the criteria and goals discussed herein. In accordance with the applicable approval, such dollar amount is converted into units or shares, using a grant date fair value calculation. For a description of such fair value calculation and a description of LTIP units, see "LTIP Units – Valuation" on page 50. In connection with these awards, our NEOs elect whether to receive LTIP units or Restricted Shares. To date, all of our NEOs have chosen LTIP units.

In order to maximize retention and enhance the achievement of goals for our company, the committee has determined to structure our long-term incentive awards to include both (i) awards subject to vesting based on achievement of multiple performance-based criteria and (ii) awards subject to time-based vesting. The long-term equity incentive awards have historically been allocated 50% (based on target amounts) in the form of time-based vesting awards and 50% in the form of performance-based vesting awards, in order to provide:

- an appropriate alignment of interests with shareholders;
- motivation to focus on multi-year shareholder value creation; and
- retention of our highly talented executives.

Beginning in 2022, we increased the value of the portion of the equity awards that is performance-based, such that equity awards will be allocated 45% in the form of time-based vesting awards and 55% in the form of performance-based vesting awards.

TIME-BASED AWARDS

As with prior years, the time-based awards granted in 2021 vest 25% per year over four years on January 1st, subject to continued employment by the NEO. Dividends (with respect to Restricted Shares) or distributions (with respect to LTIP units) will be paid as and when distributions are paid with respect to our Class A common stock and partnership units.

Vesting	25% per year over 4 years
Conditions	Continued employment
Dividends/Distributions	Paid as and when distributions are paid with respect to our Class A common stock and partnership units

PERFORMANCE-BASED AWARDS

Target Outperformance

Increased TSR targets for 2021 performance-based equity awards from 50th percentile to require outperformance (55th percentile).

The performance-based awards granted in 2021 vest based on the company's annual TSR over a three-year performance period relative to indices which reflect the performance of a representative group of (i) office REITs and (ii) all REITs. In response to shareholder feedback, in 2021 we increased the relative TSR targets to require outperformance, increasing the percentile targets on each index from the 50th percentile to the 55th percentile.

The performance-based awards covering the three-year performance period from January 1, 2021 through December 31, 2023 included the following pre-established quantitative performance metrics and potential payout levels:

Performance vs. Index (3-Year CAGR)[1]	Weighting	Threshold	Target	Maximum
Relative TSR vs. SNL Office Index (basis points)[2],[3]	33.34%	-450 bps	+50 bps	+550 bps
Relative TSR vs. SNL Office Index (percentile)[3]	33.34%	Above Bottom Quartile	55th Percentile	Top Quartile
Relative TSR vs. MSCI US REIT Index (basis points)[2]	16.66%	-450 bps	+50 bps	+550 bps
Relative TSR vs. MSCI US REIT Index (percentile)	16.66%	Above Bottom Quartile	55th Percentile	Top Quartile

(1) Results between threshold and target or between target and maximum are based on linear interpolation. Performance below threshold earns 0% and above maximum is capped at the maximum level.

(2) Relative performance is stated as basis points above or below index performance. A basis point (bp) equals one-one hundredth of a percent and 100 bps equals 1.0%.

(3) The SNL Office Index was discontinued as of July 31, 2021. For the balance of 2021, the company was still able to calculate the "Relative TSR vs. SNL Office Index (percentile)" metric using the SNL Office Index constituent companies because the percentile metric can be calculated via public filings of each constituent without any further publication of the index itself. For the "Relative TSR vs. SNL Office Index (basis point)" metric, the company replaced the SNL Office Index with the Nareit Index for the balance of the open performance periods because the basis point metric requires a published index median and the Nareit Index generally tracks the SNL Index, includes ESRT as a constituent and is commonly used by other REITs.

2022 Proxy Statement | 47 | Empire State Realty Trust

Such awards, to the extent earned at the end of such three-year performance period, will vest 50% at the end of such period and 50% on the first anniversary of the end of such period, subject to continued employment by the NEO.

Dividends (with respect to Restricted Shares) or distributions (with respect to LTIP units) are paid to the extent of 10% of the distributions paid with respect to our Class A common stock and operating partnership units, and the 90% balance is accrued and paid in full if and to the extent such performance equity is earned at the end of the performance period.

Vesting	To the extent earned, 50% at end of 3-year performance period; 50% on first anniversary of such date
Conditions	Relative TSR performance over a three-year performance period (see table on page 47)
Dividends/Distributions	10% of distributions paid with respect to our Class A common stock and our partnership units during performance period; 90% balance accrued and paid in full when such performance equity is earned at the end of the performance period

2021 Long-Term Equity Incentive Compensation Awards

At Mr. Malkin's initiation, in July 2020, the company announced that the value of the 2021 equity awards granted to Messrs. Malkin and Durels would be reduced by at least $3.9 million compared to 2020 awards, comprised of a $2.7 million reduction for Mr. Malkin and a $1.2 million reduction for Mr. Durels.

$3.9 million

voluntary cumulative reduction in equity compensation to CEO and EVP, Real Estate in 2021 vs. 2020

Based on the recommendation of FPC, the Compensation and Human Capital Committee set 2021 target long-term equity incentive compensation amounts for our other NEOs in line with their 2020 awards. These targets were chosen in relation to FPC's benchmarking study of the company's peer group, particularly the subset of our peers operating in the New York City market, based on (i) an appropriate balance between cash and equity as it relates to total compensation and (ii) a level of total compensation which, when combined with the level of base salary and annual incentive bonus, remains at a market-competitive level to attract and retain our key executives.

At the initiation of Mr. Malkin, and upon review of her exemplary performance and benchmarking against the compensation of peer REIT CFOs, the committee determined to increase Ms. Chiu's target long-term equity incentive compensation from $750,000 to $900,000 in August 2021.

All of such annual NEO long-term equity incentive awards were allocated 50% (based on target amounts) in the form of time-based vesting awards to vest 25% on each anniversary of January 1, 2021, and 50% in the form of performance-based vesting awards for the performance period January 1, 2021, to December 31, 2023. The long-term incentive awards were granted to our NEOs on March 15, 2021, and Ms. Chiu's additional time-based and performance-based awards for her increased target were granted on August 9, 2021, and August 12, 2021, respectively. The below table shows the dollar value of the total awards granted to our NEOs in 2021.

ALLOCATION OF 2021 LONG-TERM EQUITY INCENTIVE COMPENSATION:

	Dollar Value of LTIP Award Opportunities Granted in 2021				
	Time-Based	Performance-Based			Change vs. 2020
Named Executive Officer	Target ($)	Threshold ($)	Target ($)	Maximum ($)	(%)
Anthony E. Malkin	1,823,178	911,589	1,823,178	3,646,357	(33.3)
Christina Chiu	450,000	225,000	450,000	900,000	20.0
Thomas P. Durels	787,793	393,897	787,793	1,575,586	(33.3)
Thomas N. Keltner, Jr.	448,438	224,219	448,438	896,875	0.0

In addition to the annual awards set forth in the table above, in March 2021, in light of her exemplary service during 2020, Ms. Chiu was granted a one-time time-based award with a dollar value of $500,000 that vests 30% on January 1, 2024, 30% on January 1, 2025, and 40% on January 1, 2026.

Performance-Based Equity Award Status Through December 31, 2021

The first graph below is a comparison of the cumulative TSR on our Class A common stock, the Standard & Poor's 500 Index, the MSCI US REIT Index and the Nareit Index assuming $100.00 was invested on December 31, 2016, and dividends were reinvested. The second graph below shows ESRT's TSR vs. its peer REITs in NYC for the same period.

TSR Performance vs. General Indices


Value
12-31-16
12-31-17
12-31-18
12-31-19
12-31-20
12-31-21
Period Ending
ESRT
S&P 500
MSCI US REIT Index
Nareit Index

TSR Performance vs. Peers


140
120
100
80
60
40
20
0
Index Value
12-31-16
12-31-17
12-31-18
12-31-19
12-31-20
12-31-21
Period Ending
ESRT
BXP
PGRE
VNO
SLG

2022 Proxy Statement | 48 | Empire State Realty Trust

The graphic below summarizes the performance periods and outcomes of each of our annual three-year performance-based equity awards. Such awards for the 2016–2018, 2017–2019, 2018–2020 and 2019–2021 performance periods were forfeited in their entirety. Although payouts for our 2020–2022 and 2021–2023 performance-based equity awards will not be measured until the end of 2022 and 2023, respectively, if our TSR does not significantly improve over the balance of these performance periods above the prior year results, these awards will also be forfeited.

PERFORMANCE-BASED LTIP AWARD STATUS THROUGH DECEMBER 31, 2021

LTIP Performance Period	2016	2017	2018	2019	2020	2021	2022	2023	Outcome	Payout
2016-2018[(1)]		100% Complete							▼ Below Threshold – 100% Forfeited	0.0%
2017-2019[(1)]			100% Complete						▼ Below Threshold – 100% Forfeited	0.0%
2018-2020[(1)]				100% Complete					▼ Below Threshold – 100% Forfeited	0.0%
2019-2021[(2)]					100% Complete				▼ Below Threshold – 100% Forfeited	0.0%
2020-2022[(2),(3)]					66% Complete				▼ Tracking Below Threshold	0.0%
2021-2023[(2),(3)]						33% Complete			▼ Tracking Below Threshold	0.0%

[(1)] The performance-based awards covering the three-year performance periods from 2016-2018, 2017-2019 and 2018-2020 included the following pre-established quantitative performance metrics and weightings: absolute TSR (25%), relative TSR vs. Nareit Index (50%) and relative TSR vs. MSCI US REIT Index (25%).

[(2)] The performance-based awards covering the three-year performance period from 2019-2021, 2020-2022 and 2021-2023 include the following pre-established quantitative performance metrics and weightings: relative TSR vs. SNL Office Index and relative TSR vs. MSCI US REIT Index with weightings and methodology outlined on page 47. The SNL Office Index was replaced by the Nareit Index when it was discontinued as described in footnote (3) on page 47.

[(3)] The performance period for these awards remains open and the payout percentage for these awards has not been determined.

Other Compensation Policies and Practices

LTIP UNITS

OVERVIEW

Pursuant to our equity plans we have issued LTIP units as a form of equity-based award for long-term incentive equity compensation. LTIP units are designed to qualify as "profits interests" in our operating partnership for federal income tax purposes, meaning that initially they would not be entitled to any distributions upon the liquidation of our operating partnership. However, over time the LTIP units can become entitled to a share of liquidating distributions from our operating partnership until the LTIP units are on a one-for-one parity with operating partnership units. LTIP units are designed to offer key employees a long-term incentive that will over time become comparable to Restricted Shares while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of Class A common stock reserved under both our equity plans, reducing availability for other equity awards on a one-for-one basis.

LTIP UNITS KEY POINTS

- LTIP unit = profit interest in our operating partnership
- Convertible into operating partnership units and exchangeable for Class A common stock on 1-for-1 basis after two-year holding period
- More favorable tax treatment to grantee vs. Restricted Shares (i.e., no taxable income to grantee upon vesting)
- Time-based LTIP units receive distributions equivalent to common stock dividends
- Performance-based LTIP units receive distributions equal to 10% of common stock dividends until performance period ends and then 90% catch-up on any earned award amount

Our Compensation and Human Capital Committee believes that allowing executives to choose to receive equity-based awards in the form of LTIP units rather than Restricted Shares (i) advances the goal of promoting long-term equity ownership by executives, (ii) has no adverse impact on dilution as compared to using Restricted Shares, (iii) does not increase our recorded expense on account of equity-based compensation awards, (iv) further aligns the interests of executives with the interests of shareholders, (v) because LTIP units are offered by many of our peers, enables the company to remain competitive with our peers in recruiting and retaining talented executives, and (vi) serves our objectives by increasing the after-tax value of a given equity grant and, therefore, enhances our equity-based compensation package for executives as a whole. Based on these considerations, we offer certain eligible officers and employees a choice between Restricted Shares and LTIP units on a one-for-one basis for their performance-based and time-based long-term equity compensation awards.

DISTRIBUTIONS

Time-based LTIP units and time-based Restricted Shares issued in connection with annual equity awards, whether vested or not, receive the same per unit distributions as operating partnership units, which equal per share dividends (both regular and special) on our Class A common stock. Performance-based LTIP units receive 10% of such distributions currently, unless and until such LTIP units are earned based on performance, at which time they will receive the accrued and unpaid 90% and will commence receiving 100% of such distributions. No dividend is paid initially with respect to performance-based Restricted Shares. Instead, the dividend amount is accrued and paid in full if and when such shares are earned at the end of the performance period.

2022 Proxy Statement | 49 | Empire State Realty Trust

CONVERSION RIGHTS At the time of award, LTIP units do not have full economic parity with operating partnership units but can achieve such parity over time upon the occurrence of specifi ed events. The capital account associated with an LTIP unit when it is initially issued is zero. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specifi ed events, and any increase in valuation from the time of grant until such event will be allocated fi rst to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of holders of operating partnership units. Upon equalization of the capital accounts of the holders of LTIP units with other holders of operating partnership units, the LTIP units will achieve full parity with operating partnership units for all purposes, including with respect to liquidating distributions. Following a two-year holding period, holders of vested LTIP units that have achieved such parity will have the right to convert their vested LTIP units into an equal number of operating partnership units or to require our operating partnership to redeem their vested LTIP units for an equal number of shares of Class A common stock of the company or, at the company’s option, an amount of cash equal to the value of such shares. Unless and until such parity is reached, the value that an executive will realize in a liquidation for a given number of vested LTIP units is less than the value of an equal number of operating partnership units. Events that allow such revaluation of our operating partnership’s assets under the partnership agreement and applicable federal tax regulations generally include: (i) the issuance by the company of our Class A common stock, (ii) the issuance by our operating partnership of operating partnership units, (iii) the issuance of equity compensation LTIP units, (iv) signifi cant repurchases of common stock for cash, and (v) the redemption by the company of operating partnership units for cash or other property. VALUATION Each grant is formulated as a dollar amount when approved and such dollar amount is converted into units, based on the grant date fair value, with such grant date fair value calculated by a third-party appraiser. For LTIP unit awards that are time-based, the grant date fair value is the stock price of our Class A common stock on the grant date discounted for the restriction period during which the LTIP units cannot be redeemed or transferred and the uncertainty regarding if, and when, the book capital account of the LTIP units will equal that of the common units. For LTIP unit awards that are performance-based, the grant date fair value is calculated using a Monte Carlo Simulation model, in the same manner as we use to calculate the accounting expense to book for such awards in accordance with ASC Topic 718. Our stock price, along with the prices of the comparative indexes, is assumed to follow the Geometric Brownian Motion Process. Geometric Brownian motion is a common assumption when modeling in fi nancial markets, as it allows the modeled quantity (in this case, the stock price) to vary randomly from its current value and take any value greater than zero. The volatilities of the returns on our stock price and the comparative indexes were estimated based on implied volatilities and historical volatilities using a six-year look-back period. The expected growth rate of the stock prices over the performance period is determined with consideration of the risk-free rate as of the grant date. For more information, see Note 10 to our 2021 audited fi nancial statements included in our 2021 annual report. In essence, the Monte Carlo methodology calculates the LTIP unit value as a delta from the grant date price of our Class A common stock, based on price volatility, TSR goal diffi culty, vesting probability and potential payout. The more diffi cult the TSR goal, the lower the value assigned to an LTIP unit. EQUITY AWARDS — RETIREMENT AGE Pursuant to the 2019 Equity Plan and our forms of equity award agreement, in the event of a voluntary termination of employment by a grantee following such grantee’s Retirement Eligibility Date (as defi ned below), any restrictions and conditions on the vesting of any time-based equity award shall lapse and any equity not yet vested shall automatically become fully vested as of such date of termination. The same applies to any earned performance-based equity awards (meaning the performance period has concluded and the earned amount has been determined). In the case of any performance-based equity with a performance period still ongoing as of the termination date, the performance period end date shall be the date of termination and the number of earned LTIP units shall be determined as of such date and pro-rated in accordance with the shortened performance period. Prior to amendment of the 2019 Equity Plan on July 13, 2020, “Retirement Eligibility Date” meant the later of (i) the date such grantee attains the age of 60 and (ii) the date on which the grantee has fi rst completed ten (10) years of continuous service. On July 13, 2020, the board amended the 2019 Equity Plan such that the Retirement Eligibility Age was raised from 60 to 65 starting with awards issued after such amendment date, and amended certain grant agreements for equity awards issued in early 2020 such that the new Retirement Eligibility Age would apply to such 2020 awards issued prior to July 13, 2020. EMPLOYEE BENEFITS Our 401(k) Plan covers eligible employees of the company and any designated affi liate. Our 401(k) Plan permits an eligible employee to defer a percentage of eligible annual compensation, subject to certain limitations imposed by the U.S. Internal Revenue Code of 1986 (the “Code”). The employee’s elective deferrals are immediately vested and non-forfeitable upon contribution to our 401(k) Plan. In order to encourage employee participation, we provide a 401(k)-company match that vests over time; this match was increased from $1,250 in 2021 to 100% up to 5% of an employee’s contribution in 2022. We do not provide our NEOs with a supplemental pension or any other retirement or nonqualifi ed deferred compensation benefi ts, other than our 401(k) Plan benefi ts provided generally to our employees. 2022 Proxy Statement I 50 I Empire State Realty Trust

PERQUISITES AND OTHER PERSONAL BENEFITS

For security and efficiency, we provide Mr. Malkin a car and a full-time driver, with a value up to $165,250 per year at January 1, 2021, as adjusted thereafter to reflect changes in the consumer price index ("CPI") for New York City. This allows him to travel more safely and to use his time more efficiently during his travel. The cost to the company in 2021 was $98,259 for the driver's salary and bonus and $33,607 for car-related expenses. In addition, we provide Mr. Malkin security services for him and his family, when required in his reasonable judgment, provided that Mr. Malkin provides the Compensation and Human Capital Committee with reasonable justification for any such expense which exceeds $50,000 in any consecutive 12-month period, excluding up to $50,000 total per residence for security assessment and related installations at any time during the three-year term that began October 6, 2021.

CLAWBACK POLICY

We have adopted a formal clawback policy, which allows us to recoup cash and equity incentive compensation paid to an officer covered by the policy if the related financial results are subsequently restated as described below. The policy covers all of our current and former executive officers as well as certain other specified officers. Pursuant to this policy, if we are required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, then our Compensation and Human Capital Committee may require an employee covered by the policy who was engaged in fraud, willful misconduct, or intentional illegal conduct which materially contributed to the need for such restatement to repay or forfeit to the company "excess compensation." Excess compensation includes annual cash incentive and long-term incentive compensation in any form (including Restricted Shares and LTIP units, whether time-based or performance-based) received by that employee during the three-year period preceding the publication of the restated financial statements that the committee determines was in excess of the amount that such employee would have received if such compensation had been determined based on the financial results reported in the restated financial statements.

The Compensation and Human Capital Committee intends to periodically review this clawback policy and, as appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

HEDGING AND PLEDGING OUR SECURITIES

Our directors and employees are prohibited from engaging in a transaction meant to hedge or minimize losses in our securities, including engaging in transactions in puts, calls or other derivatives on our securities, or short selling our securities.

Executive officers and certain employees owning more than $1,000,000 of our securities are prohibited from pledging our securities as collateral for a loan unless such pledging is pre-approved by our Compensation and Human Capital Committee.

MINIMUM STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS AND DIRECTORS AND POST-VESTING HOLDING PERIODS

We have adopted minimum stock ownership guidelines that require each executive officer to maintain ownership of a minimum number of shares of our common stock (including awarded operating partnership units and LTIP units) having a market value equal to or greater than a multiple (ten times, in the case of our CEO, and five times, in the case of all other executive officers) of such executive officer's base salary. Each executive officer must achieve the minimum equity investment within five years from adoption of the guidelines or the date of such officer's appointment for subsequently appointed executive officers.

We have adopted minimum stock ownership guidelines that require our independent directors to hold a number of shares of our common stock (including awarded operating partnership units and LTIP units) having a market value equal to or greater than five times the portion of the annual base retainer which is eligible to be paid in cash. Each independent director must achieve the minimum equity investment within five years from the date of such director's election to our board to attain compliance with the stock ownership requirements.

In addition, equity awards granted to our NEOs during 2021 are subject to a post-vesting holding period of two years.

NO TAX GROSS-UP PAYMENTS

We do not provide any "golden parachute" tax gross-up payments to our NEOs. According to their respective employment and change in control severance agreements, if any payments or benefits to be paid or provided to any of our NEOs would be subject to "golden parachute" excise taxes under Section 4999 of the Code, the executive's payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater net after-tax receipt for the executive.

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TAX IMPLICATIONS — DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017 (the "TCJA"), limits to $1 million the deduction that publicly traded corporations may take for compensation paid to "covered employees" of the corporation. Under a series of private letter rulings issued by the Internal Revenue Service (the "IRS") prior to the enactment of the TCJA, compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner was not subject to the limitation on deductibility under Section 162(m) to the extent such compensation was attributable to services rendered to the REIT's operating partnership. In December 2020, the IRS issued final Treasury regulations under Section 162(m) (the "Regulations") that overturn the guidance in the private letter rulings and apply Section 162(m)'s $1 million deduction limit to a REIT's distributive share of any compensation paid by the REIT's operating partnership to certain current and former executive officers of the REIT. The guidance under the Regulations applies to all compensation deductible in tax years ending on or after December 20, 2020, other than compensation paid pursuant to a written binding contract in effect on December 20, 2019, that is not subsequently materially modified. This guidance under the Regulations represents a change in IRS guidance regarding the deductibility of compensation for REITs and, to the extent that compensation paid to our executive officers does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to U.S. federal income taxation as dividend income rather than return of capital.

The board and the Compensation and Human Capital Committee believe that shareholder interests are best served if they retain maximum flexibility to design executive compensation programs that meet stated business objectives. For that reason, while our board and Compensation and Human Capital Committee have considered the potential effects of Section 162(m) of the Code and the Regulations on the compensation paid to our NEOs, the Compensation and Human Capital Committee's compensation policy and practices are not directly guided by considerations relating to Section 162(m) of the Code.

RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAMS

Our Compensation and Human Capital Committee has discussed the concept of risk as it relates to our compensation programs with management and FPC, and the committee does not believe the goals, or the underlying philosophy of our compensation programs encourage excessive or inappropriate risk taking.

Compensation and Human Capital Committee Report

The following Compensation and Human Capital Committee Report to shareholders shall not, in accordance with the rules of the SEC, be incorporated by reference into any of our future filings made under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or under the Securities Act of 1933, as amended (the "Securities Act"), and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

Our Compensation and Human Capital Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based on such review and discussions, the committee recommended to our board that such Compensation Discussion and Analysis be included in this proxy statement.

Submitted by our Compensation and Human Capital Committee

Leslie D. Biddle (Chair)
Steven J. Gilbert
Patricia S. Han

Compensation and Human Capital Committee Interlocks and Insider Participation

During the year ended December 31, 2021, Mses. Biddle and Han and Mr. Gilbert served as members of our Compensation and Human Capital Committee. No member of our Compensation and Human Capital Committee is a current or former officer or employee of the company or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board or Compensation and Human Capital Committee.

2022 Proxy Statement | 52 | Empire State Realty Trust

Proposal 2: Non-Binding, Advisory Vote to Approve the Compensation of Named Executive Officers We seek your advisory vote to approve the compensation of our NEOs (as described in the “Compensation Discussion and Analysis” section of this proxy statement and the accompanying compensation tables and narrative disclosure) in accordance with the regulations under Section 14A of the Exchange Act. The following proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fi scal 2021 executive compensation programs and policies and the compensation paid to our NEOs during 2021. Your non-binding, advisory vote will serve as an additional tool to guide our board and our Compensation and Human Capital Committee in aligning our executive compensation programs with the interests of our company and our shareholders. In considering this vote, we encourage shareholders to review carefully the information presented on our compensation policies and decisions regarding our executive offi cers, as disclosed in detail in this proxy statement under “Compensation Discussion and Analysis” and the accompanying compensation tables and narrative disclosure. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, the primary objectives of our executive compensation program are to attract and retain qualifi ed and talented individuals who possess the skills and expertise necessary to lead, manage and grow our company, and are accountable for the performance of our company. We also seek to promote an ownership mentality among our NEOs by issuing equity grants to them that not only align their interests with the interests of our shareholders, but also enhance the executives’ focus on our long-term performance. We believe this strong tie between compensation and performance leads to the success of our company and serves the best interests of our shareholders. Further, our Compensation and Human Capital Committee regularly reviews all elements of the compensation paid to our NEOs. Our Compensation and Human Capital Committee believes that our present compensation program, as described in the Compensation Discussion and Analysis section and the accompanying tables and related narrative in this proxy statement, aligns the interests of our NEOs with our shareholders, and incentivizes our executives to focus on the achievement of our long-term business objectives. Approval of this non-binding, advisory “say-on-pay” resolution requires the affi rmative vote of the holders of a majority of the votes cast at the annual meeting at which a quorum is present. The vote on this proposal is non-binding and advisory in nature. Because of this, it will not affect any compensation already paid or awarded to any NEO, and it will not be binding on or overrule any decisions by our board or our Compensation and Human Capital Committee. Nevertheless, our board highly values input from our shareholders, and our Compensation and Human Capital Committee will carefully consider the results of this vote when making future decisions about executive compensation. In addition, even if a majority of our shareholders approves this proposal, if there is a signifi cant vote against the compensation of our NEOs, our Compensation and Human Capital Committee will evaluate whether any actions are appropriate to address the concerns of our shareholders. The vote on this resolution is not intended to address any specifi c element of compensation; rather, the vote relates to the overall compensation of our NEOs, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING NON-BINDING ADVISORY RESOLUTION: “RESOLVED, that the compensation paid to our named executive offi cers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables, and narrative discussion, is hereby APPROVED, on a non-binding, advisory basis.” 2022 Proxy Statement I 53 I Empire State Realty Trust

Executive Compensation Tables

2021 Summary Compensation Table

The following Summary Compensation Table sets forth information concerning the total compensation paid to, earned by or awarded to our NEOs for the fiscal years ended December 31, 2021, 2020 and 2019, respectively.

Name and Principal Position	Year[1]	Salary[2] ($)	Bonus[3] ($)	Stock Awards[4] ($)	All Other Compensation[5] ($)	Total[6] ($)
Anthony E. Malkin Chairman, President and Chief Executive Officer	2021	626,211	1,409,400	5,751,405	133,116	7,920,132
	2020	514,050	1,032,750	8,459,436	136,348	10,142,584
	2019	810,000	2,000,000	8,201,244	134,255	11,145,499
Christina Chiu Executive Vice President and Chief Financial Officer	2021	511,346	660,000	1,984,668	1,250	3,157,264
	2020	310,577	316,700	1,041,826	–	1,669,103
Thomas P. Durels Executive Vice President, Real Estate	2021	580,866	619,500	2,487,261	1,250	3,688,877
	2020	641,442	446,250	3,655,304	1,250	4,744,246
	2019	650,000	1,000,000	3,543,734	1,250	5,194,984
Thomas N. Keltner, Jr. Executive Vice President and General Counsel	2021	625,000	353,125	1,415,921	1,250	2,395,296
	2020	637,019	265,625	1,411,712	1,250	2,315,606
	2019	625,000	430,000	1,345,300	1,250	2,401,550

(1) **Year.** Under applicable SEC rules, we have excluded compensation for 2019 for Ms. Chiu as she commenced employment with the company on May 7, 2020.

(2) **Salary.** The Compensation and Human Capital Committee approved a base salary of $810,000 and $700,000 for 2020 for each of Messrs. Malkin and Durels, respectively. In light of the COVID-19 pandemic, Mr. Malkin initiated a reduction in his base salary to $1.00 for the second quarter of 2020. Mr. Malkin again initiated a reduction in his base salary rate for August through December 2020 to $540,000. Mr. Durels voluntarily agreed to an adjustment in his base salary rate for the same period to $525,000 per annum. The committee determined to maintain such reduced base salary rates until September 1, 2021. Effective July 1, 2021, the committee approved a base salary rate increase for Ms. Chiu from $475,000 to $550,000.

(3) **Bonus.** NEOs were given the option to receive all or a portion of their 2021 annual incentive bonus (paid in March 2022) (i) in cash, (ii) fully vested LTIP units at 100% of the face amount, or (iii) LTIP units, vesting over a three-year period, at 120% of the face amount (the "Bonus Premium Option"). The amounts included in the "Bonus" column above represent the face amount of the award. The additional value to be received by an NEO who elected the Bonus Premium Option is included as part of the "Stock Awards" column. Each NEO's election regarding the Bonus Premium Option is shown below, along with the total projected value based on the grant date fair value of the. For more information, see "Bonus Election Program" on page 46.

Named Executive Officer	Year	Face Amount of Bonus Award ($)	Amount of Award Elected to Be Received in Cash at Face Amount ($)	Amount of Award Elected to be Received in Vested LTIPs at Face Amount ($)	Amount of Award Elected to be Received in Unvested 3-Year Time-Based LTIPs at 120% of Face Amount ($)	Total Value of the Bonus Award (including 20% Premium, as applicable)
Anthony E. Malkin	2021	1,409,400	0%	0%	100%	1,691,280
Christina Chiu	2021	660,000	0%	0%	100%	792,000
Thomas P. Durels	2021	619,500	0%	0%	100%	743,400
Thomas N. Keltner, Jr.	2021	353,125	0%	0%	100%	423,750

(4) **Stock Awards.** The amounts in this column reflect:

Named Executive Officer	Year	Bonus Premium Option[a] ($)	Time-based Awards[b] ($)	Performance-based Awards[c] ($)	Total ($)
Anthony E. Malkin	2021	281,875	1,823,177	3,646,353	5,751,405
Christina Chiu	2021	131,987	949,993	902,688	1,984,668
Thomas P. Durels	2021	123,887	787,791	1,575,583	2,487,261
Thomas N. Keltner, Jr.	2021	70,617	448,434	896,870	1,415,921

(a) *Bonus Premium Option.* For NEOs who elected the Bonus Premium Option, the "Stock Awards" column includes the difference between the face value of the bonus award and the grant date fair value of the LTIP award received in lieu of cash (120% of the face amount). The grant date fair value of the Bonus Premium Option LTIP unit awards is computed in accordance with ASC Topic 718 at $7.74 per unit for Messrs. Malkin, Durels and Ms. Chiu and $7.85 per unit for Mr. Keltner. The fair value of the awards was estimated based on the fair value of our stock at the grant date discounted for the restriction period during which the LTIP units cannot be redeemed or transferred and the uncertainty regarding if, and when, the book capital account of the LTIP units will equal that of the common units.

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[b] *Time-based awards*. Each NEO was granted an annual time-based award that vests 25% annually over a 4-year period, in each case subject to continued employment. The grant date fair value of the annual time-based LTIP unit awards is computed in accordance with ASC Topic 718 at $9.43 per unit for the awards issued on March 15, 2021, to Messrs. Malkin, Durels and Keltner and Ms. Chiu, and $8.55 per unit for the award issued on August 9, 2021, to Ms. Chiu. Additionally, on March 15, 2021, Ms. Chiu was granted a one-time time-based award that vests 30% on January 1, 2024, 30% on January 1, 2025, and 40% on January 1, 2026, in each case subject to continued employment. The grant date fair value of the one-time time-based LTIP unit award is computed in accordance with ASC Topic 718 at $10.83 per unit. See page 50 for more information. The fair value of the awards was estimated based on the fair value of our common stock at the grant date discounted for the restriction period during which the LTIP units cannot be redeemed or transferred and the uncertainty regarding if, and when, the book capital account of the LTIP units will equal that of the common units.

[c] *Performance-based Awards*. The grant date fair value of the performance-based LTIP unit awards is computed in accordance with ASC Topic 718 at $6.82 per unit for the awards issued on March 15, 2021 to Messrs. Malkin, Durels and Keltner and Ms. Chiu, and at $5.67 per unit for the award issued on August 12, 2021 to Ms. Chiu. See page 47 for more information. As such awards are market-based awards, the fair value of the awards was estimated using a Monte Carlo Simulation model. The grant date fair value generally equates to the "Maximum" payout as shown on page 48 under this calculation method. Further discussion of the assumptions used in calculating these values can be found under "LTIP Units – Valuation" on page 50 and in Note 10 to our 2021 audited financial statements included in our 2021 annual report.

The amounts reported in the table above are not necessarily representative of the amounts, if any, that the NEOs may receive upon vesting of these awards. The threshold, target and maximum values used by the Compensation and Human Capital Committee in determining the number of shares subject to performance-based LTIP units granted in 2021 are set forth under "Performance-Based Awards" on page 47.

The maximum values of the performance-based LTIP units granted in 2021 (if determined based on stock price on the grant date, rather than fair value), assuming that the highest level of performance is achieved, are shown in the table below, although all such grants are tracking below threshold at this time.

	Malkin	Chiu	Durels	Keltner
Performance-based, settlement at maximum – 200% ($)	6,185,970	1,583,736	2,672,948	1,521,524

[5] **Other Compensation.** We provide our NEOs with other benefits that we believe are reasonable, competitive, and consistent with our overall executive compensation program. We match up to $1,250 of employee contributions under our 401(k) program in cash. See "Employee Benefits" on page 50. Additionally, we provide Mr. Malkin a car and a full-time driver. The amount reported includes the cost to the company for the car and driver for 2021, which was $98,259 for the driver's salary and bonus and $33,607 for car-related expenses in 2021.

Named Executive Officer	Year	401(k) Match ($)	Driver/Car Expenses ($)	Total ($)
Anthony E. Malkin	2021	1,250	131,866	133,116
Christina Chiu	2021	1,250	–	1,250
Thomas P. Durels	2021	1,250	–	1,250
Thomas N. Keltner, Jr.	2021	1,250	–	1,250

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2021 Grants of Plan-Based Awards

The following table discloses the number of plan-based awards granted in 2021 to our NEOs and the grant date fair value of these awards.

Name	Grant Date	Estimated Future Payouts under Equity Incentive Plan Awards: Number of Performance-Based Shares of Stock or Units			All Other Stock Awards: Number of Time-Based Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
		Threshold (#)	Target (#)	Maximum (#)		
Anthony E. Malkin	3/15/21(1)	–	–	–	137,042	1,290,936
	3/15/21(2)	–	–	–	193,338	1,823,177
	3/15/21(3)	133,664	267,328	534,656	–	3,646,354
Christina Chiu	3/15/21(2)	–	–	–	39,766	374,993
	8/9/21(2)	–	–	–	8,772	75,001
	3/15/21(4)	–	–	–	46,168	499,999
	3/15/21(3)	27,493	54,985	109,970	–	749,995
	8/12/21(3)	6,733	13,465	26,930	–	152,693
Thomas P. Durels	3/15/21(1)	–	–	–	59,215	557,805
	3/15/21(2)	–	–	–	83,541	787,792
	3/15/21(3)	57,756	115,512	231,024	–	1,575,584
Thomas N. Keltner, Jr.	3/15/21(1)	–	–	–	35,247	332,027
	3/15/21(2)	–	–	–	47,554	448,434
	3/15/21(3)	32,876	65,753	131,506	–	896,871

(1) **Bonus Election Program.** NEOs were given the option to receive all or a portion of their 2020 annual incentive bonus (paid in Q1 2021) (i) in cash, (ii) fully vested LTIP units at 100% of the face amount, or (iii) LTIP units, vesting over a three-year period, at 125% of the face amount (the "Bonus Premium Option").

a. The number of LTIP units indicated in the table above represents 125% of the face amount of the bonus for Messrs. Malkin, Durels and Keltner who elected the Bonus Premium Option for 2020. These LTIP units vest 33.3% on each of the three anniversaries of January 1, 2021, in each case subject to continued employment. For more detail on these elections, see "Bonus Election Program" on page 46.

b. The grant date fair value of the LTIP unit awards is computed in accordance with ASC Topic 718 at $9.42 per unit for Messrs. Malkin, Durels and Keltner based on a grant date of March 15, 2021. The fair value of the awards was estimated based on the fair value of our stock at the grant date discounted for the restriction period during which the LTIP units cannot be redeemed or transferred and the uncertainty regarding if, and when, the book capital account of the LTIP units will equal that of the common units.

(2) **Annual Time-Based LTIP Unit Awards.** Represents time-based LTIP units granted to each NEO pursuant to our 2019 Equity Plan.

a. These time-based LTIP units vest 25% on each of the first four anniversaries of January 1, 2021, in each case subject to continued employment.

b. The grant date fair value of the time-based LTIP unit awards is computed in accordance with ASC Topic 718 at $9.43 per unit for Messrs. Malkin, Durels and Keltner and Ms. Chiu, based on a grant date of March 15, 2021, and $8.55 for Ms. Chiu for her additional award, based on a grant date of August 9, 2021. See page 50 for more information. The fair value of the awards was estimated based on the fair value of our stock at the grant date discounted for the restriction period during which the LTIP units cannot be redeemed or transferred and the uncertainty regarding if, and when, the book capital account of the LTIP units will equal that of the common units.

(3) **Annual Performance-Based LTIP Unit Awards.** Represents performance-based LTIP units granted pursuant to our 2019 Equity Plan based on threshold, target and maximum amounts.

a. The number of performance-based LTIP units that vest may range from none to the maximum amount, as shown in the table. Within such range, an interpolated amount would be applied if results fall between such threshold, target and maximum measures.

b. Performance-based LTIP units granted on March 15, 2021, to each of Messrs. Malkin, Durels and Keltner and Ms. Chiu and to Ms. Chiu on August 12, 2021 will be earned based on the company's relative annualized TSR over a three-year performance period that commenced on January 1, 2021 and concludes on December 31, 2023. Any earned performance-based LTIP units will then vest 50% on January 1, 2023, the end of the three-year performance period, and 50% on January 1, 2024, conditioned on continued employment. For more information about the performance criteria, see "Performance-Based Awards" on page 47.

The grant date fair value of the performance-based LTIP unit awards is computed in accordance with ASC Topic 718 at $6.82 per unit for the awards granted on March 15, 2021 to Messrs. Malkin, Durels and Keltner and Ms. Chiu, and $5.67 per unit for the additional award granted to Ms. Chiu on August 12, 2021. As such awards are market-based awards, the fair value of the awards was estimated using a Monte Carlo Simulation model. Further discussion of the assumptions used in calculating these values can be found under "LTIP Units – Valuation" on page 50 and in Note 10 to our 2021 audited financial statements included in our 2021 annual report.

(4) **One-Time Time-Based LTIP Unit Award to Ms. Chiu.** Represents time-based LTIP units granted to Ms. Chiu for exemplary service during 2020 pursuant to our 2019 Equity Plan.

a. These time-based LTIP units vest 30% on January 1, 2024, 30% on January 1, 2025, and the remaining 40% on January 1, 2026, in each case subject to continued employment.

b. The grant date fair value of the time-based LTIP unit awards is computed in accordance with ASC Topic 718 at $10.83 per unit. The fair value of the awards was estimated based on the fair value of our stock at the grant date discounted for the restriction period during which the LTIP units cannot be redeemed or transferred and the uncertainty regarding if, and when, the book capital account of the LTIP units will equal that of the common units.

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2021 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2021.

	Stock Awards			
	Time-based Shares or Units(1)		Performance-based Shares or Units(2)	
Name	Number of Time-based Shares or Units That Have Not Vested (#)	Market Value of Time-based Shares or Units That Have Not Vested ($)	Number of Unearned Performance-based Shares or Units or That Have Not Vested (#)	Market or Payout Value of Unearned Performance-based Shares or Units That Have Not Vested ($)
Anthony E. Malkin	1,035,175	9,213,058	460,667	4,099,936
Christina Chiu	152,458	1,356,876	56,725	504,853
Thomas P. Durels	467,244	4,158,472	199,053	1,771,572
Thomas N. Keltner, Jr.	213,386	1,899,135	86,516	769,992

(1) **Time-based Shares or Units.**

a. Includes the following LTIPs granted to our NEOs, all subject to continued employment:
   i. To each of Messrs. Malkin, Durels and Keltner on March 27, 2018, that vest 25% on January 1, 2019, 2020, 2021 and 2022;
   ii. To each of Messrs. Malkin, Durels and Keltner on March 20, 2019, that vest 25% on January 1, 2020, 2021, 2022 and 2023;
   iii. To each of Messrs. Malkin, Durels and Keltner on March 19, 2020, that vest 25% on January 1, 2021, 2022, 2023 and 2024;
   iv. To Ms. Chiu on May 7, 2020, that vest 25% on May 7, 2021, 2022, 2023 and 2024;
   v. To Ms. Chiu on May 7, 2020, that vest 33.33% on May 7, 2021, 2022 and 2023;
   vi. To each of Messrs. Malkin, Durels and Keltner and Ms. Chiu on March 15, 2021, that vest 25% on January 1, 2022, 2023, 2024 and 2025;
   vii. To Ms. Chiu on March 15, 2021, that vests 30% on January 1, 2024 and 2025, and 40% on January 1, 2026; and
   viii. To Ms. Chiu on August 9, 2021, that vest 25% on January 1, 2022, 2023, 2024 and 2025.

b. Market value calculated assuming that the value of an LTIP unit on December 31, 2021 was equal to the $8.90 price of a share of our Class A common stock on such date.

(2) **Performance-based Shares or Units.**

a. Includes the following LTIP units granted to our NEOs:
   i. To each of Messrs. Malkin, Durels and Keltner on March 16, 2020, for which no units are estimated to be earned, but as shown in the chart above at threshold amount of our company's absolute and relative annualized TSR over a three-year performance period commencing on January 1, 2020;
   ii. To Ms. Chiu on May 7, 2020, for which a portion of the units are estimated to be earned, but as shown in the chart above at threshold amount of our company's absolute and relative annualized TSR over a three-year performance period commencing on May 7, 2020.
   iii. To each of Messrs. Malkin, Durels and Keltner and Ms. Chiu on March 15, 2021, for which no units are estimated to be earned, but as shown in the chart above at threshold amount of our company's absolute and relative annualized TSR over a three-year performance period commencing on January 1, 2021; and
   iv. To Ms. Chiu on August 12, 2021, for which no units are estimated to be earned, but as shown in the chart above at threshold amount of our company's absolute and relative annualized TSR over a three-year performance period commencing on January 1, 2021.

b. Market value calculated assuming that the value of an LTIP unit on December 31, 2021 was equal to the $8.90 price of a share of our Class A common stock on such date.

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2021 Option Exercises and Stock Vested

The following table sets forth certain information regarding LTIP units that vested in 2021 for the NEOs. No other equity awards held by our NEOs were vested or exercised in 2021.

	Stock Awards	
Name	Number of Shares or Units Acquired on Vesting[1] (#)	Value Realized on Vesting[2] ($)
Anthony E. Malkin	433,982	4,044,712
Christina Chiu	24,447	288,475
Thomas P. Durels	223,337	2,133,260
Thomas N. Keltner, Jr.	84,201	784,753

[1] **Number of Shares or Units Acquired on Vesting.** Represents the aggregate number of LTIP units that vested in 2021, which includes the following:

	Bonus Election Program[a]		Time-Based LTIP Unit Awards		Performance-Based LTIP Unit Awards		Total Units	
	No. of Units	Value ($)	No. of Units	Value ($)	No. of Units	Value ($)	No. of Units	Value ($)
Anthony E. Malkin	219,818	2,048,704	214,164	1,996,008	–	–	433,982	4,044,712
Christina Chiu	–	–	24,447	288,475	–	–	24,447	288,475
Thomas P. Durels	105,671	984,854	117,666	1,148,407	–	–	223,337	2,133,260
Thomas N. Keltner, Jr.	49,071	457,342	35,130	327,412	–	–	84,201	784,753

[a] NEOs were given the option to receive all or a portion of their 2018, 2019 and 2020 annual incentive bonus (paid in Q1 of the following year) (i) in cash, (ii) fully vested LTIP units at 100% of the face amount, or (iii) LTIP units, vesting over a three-year period, at 125% of the face amount. Messrs. Malkin, Durels and Keltner elected option (iii), and this column represents the vesting of their 2018, 2019 and 2020 annual bonuses, as applicable on the three-year vest cycle.

[2] **Value Realized on Vesting.** The value realized on vesting of the LTIP units is the product of (i) the closing price on the NYSE of a share of Class A common stock on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading day), multiplied by (ii) the number of LTIP units vesting. In each case, the value realized is before payment of any applicable taxes and brokerage commissions, if any.

2021 CEO Pay Ratio

We are required by SEC rules to disclose the annual total compensation of our CEO, the annual total compensation of our median employee excluding our CEO, and the ratio of annual total compensation of our CEO to the annual total compensation of our median employee.

The following table provides information, based on our reasonable estimates, about the relationship between the annual total compensation of our CEO and the annual total compensation of our median employee as of December 31, 2021.

Median Employee Annual Total Compensation	Current CEO Annual Total Compensation	Pay Ratio (CEO:Median Employee)
$65,001	$7,920,132	122:1

We determined our median employee, as of December 31, 2021, based on total cash compensation of each of our then active employees (excluding the CEO), comprised of 207 managers and professionals and 384 members covered by collective bargaining agreements who are typically focused on the operations and maintenance of our properties. We excluded 101 employees who were furloughed as of December 31, 2021, as none of such employees were continuing to receive benefits nor had a defined end date to such furlough.

In determining the median employee, we annualized total cash compensation for permanent employees who worked less than a full year, but not for temporary or part-time workers including seasonal employees.

The annual total compensation for 2021 of our median employee, a payroll department employee, was $65,001, calculated in accordance with SEC rules.

As disclosed in the 2021 Summary Compensation Table appearing on page 54, our CEO's annual total compensation for 2021 was $7,920,132. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 122:1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above.

The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Employment Agreement and Severance Agreements

Employment Agreement with Our Chairman, President and CEO

On October 6, 2021, we entered into a second amended and restated employment agreement with Anthony E. Malkin (the "Employment Agreement"). The Employment Agreement extends Mr. Malkin's employment term for three years to October 7, 2024 (the "Term"). The Employment Agreement also modifies the prior agreement to, among other changes:

- Modify the definition of "Good Reason" in certain respects as set forth therein;
- Provide Mr. Malkin with a retention bonus to incentivize him to remain employed through the Term in the amount of $700,000 to be paid at the end of the Term or upon termination of his employment by the company without Cause or by him for Good Reason (each as defined therein); and
- Reduce the period of the non-competition and non-solicitation and no-hire provision from one year to six months following a termination.

Mr. Malkin's Employment Agreement provides for:

- Mr. Malkin to devote a majority of his business time and attention to the performance of his duties under the Employment Agreement;
- an annual base salary of not less than $810,000 subject to annual review by our Compensation and Human Capital Committee for increase, but not decrease, unless Mr. Malkin otherwise agrees in writing in light of extenuating business conditions;
- eligibility for annual cash performance bonuses with a target bonus equal to 150% of Mr. Malkin's annual base salary, based on the satisfaction of company and individual performance criteria established by our Compensation and Human Capital Committee;
- participation in our long-term incentive program with the amount of such awards granted to Mr. Malkin to be no less than that granted to other senior executives and be reasonable in light of the contributions made or expected to be made by Mr. Malkin for the period for which such grant is made, with the terms and conditions of such awards to be no less favorable than those applicable to awards of a similar nature made to other senior executives;
- a retention bonus to incentivize him to remain employed through the Term in the amount of $700,000 to be paid at the end of the Term or upon termination of his employment by the company without Cause or by him for Good Reason;
- participation in all of our benefit plans and entitlement to receive benefits and perquisites at a level no less favorable than those provided to our other senior executives;
- a company-owned or leased automobile and a driver with a value of up to $165,250 per year as of January 1, 2021(as adjusted for CPI);
- consistent with company policy, reimbursement to Mr. Malkin for appropriate company business-related private air travel where he reasonably determines that such travel will enhance his effectiveness and efficiency;
- security services for Mr. Malkin and his family, when required in the board's or his reasonable judgment, provided that Mr. Malkin provides the Compensation and Human Capital Committee with reasonable justification for any such expense which exceeds $50,000 in any consecutive 12-month period, excluding (i) up to $50,000 total per residence for security assessment and related installations at any time during Term, and (ii) amounts provided for the company-owned car, driver and related expenses; and
- administrative assistance and office space for Mr. Malkin, and services that are appropriate with respect to the level of services provided by him, so long as Mr. Malkin is providing services to us in any capacity.

RESTRICTIVE COVENANTS AND OTHER PROVISIONS

Although the Employment Agreement requires Mr. Malkin to devote a majority of his business time and attention to the performance of his duties under the Employment Agreement, Mr. Malkin may (i) serve on the board of one or more business corporations identified by Mr. Malkin with the consent of our board (such consent not to be unreasonably withheld), (ii) participate in charitable, civic, educational, professional, community or industry affairs, and (iii) manage his and his family's personal investments (including the excluded properties and excluded businesses (see "Excluded Properties and Businesses" on page 71)), including providing services to or maintaining a family office for purposes of managing such investments, provided that (a) the activities set out in clauses (i), (ii), and (iii) shall be limited by Mr. Malkin so as not to interfere materially, individually or in the aggregate, with the performance of his duties and responsibilities under his Employment Agreement or create a potential business or fiduciary conflict, and (b) with respect to the activities set out in clause (iii), such activities shall be limited to non-controlling investments to the extent such investments are office or retail real estate properties located in New York County, New York, Fairfield County, Connecticut, Westchester County, New York, and any other geographic area in which we invest in such properties.

The Employment Agreement contains standard confidentiality and mutual non-disparagement provisions, which apply indefinitely, and non-competition provisions and no-hire and non-solicitation provisions, which apply during the term of the Employment Agreement and will continue for a period of six months following the termination of Mr. Malkin's employment.

2022 Proxy Statement | 59 | Empire State Realty Trust

The Employment Agreement provides that until the later of the date on which (i) Mr. Malkin is no longer serving as our Chief Executive Officer and (ii) Mr. Malkin and his affiliates no longer hold on a consolidated basis at least (a) 50% of the amount of our Class A common stock, Class B common stock and operating partnership units in our operating partnership which were held by Mr. Malkin and his affiliates as of the date of the closing of the Consolidation (as defined therein) and (b) 10% of the voting power of our outstanding common stock voting together as a single class, our board shall cause Mr. Malkin to be nominated for re-election to our board at the expiration of the then current term. Unless Mr. Malkin has resigned as a director, for so long as the foregoing ownership thresholds are met, this obligation shall survive beyond the expiration of the Term and the termination of Mr. Malkin's employment for any reason other than for Cause unless prohibited by legal or regulatory requirements. Failure of our board to nominate Mr. Malkin for election to our board, the failure of Mr. Malkin to be elected or re-elected, or his removal as a member of our board constitute Good Reason under the Employment Agreement.

All disputes, except equitable enforcement of restrictive covenants, under the Employment Agreement will be resolved by arbitration in accordance with the rules of the Judicial Arbitration and Mediation Services, Inc. in New York City. We have agreed to pay all costs of the arbitration except, if applicable, Mr. Malkin's petitioner's filing fee. If an arbitrator determines that Mr. Malkin has prevailed on the issues in dispute in the arbitration, we will pay or reimburse any reasonable expenses, including reasonable attorney's fees, which Mr. Malkin incurs in such arbitration.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to our current report on Form 8-K filed on October 8, 2021.

TERMINATION OF EMPLOYMENT

The consequences of a termination of employment of Mr. Malkin pursuant to his Employment Agreement and equity award agreements are as follows:

<table>
<tr><th></th><th>Termination Without Cause or for Good Reason (not Following a Change in Control)</th><th>Termination Without Cause or for Good Reason Within Two Years Following a Change in Control</th><th>Termination Due to Death or Disability</th><th>Termination Due to Retirement (following the later of (x) 65th birthday[(1)] and (y) ten years of service)</th><th>Resignation (not for Good Reason) or Non-Renewal</th><th>Termination for Cause</th></tr>
<tr><td>Annual Base Salary</td><td colspan="3">annual base salary and other benefits earned but unpaid prior to the date of termination</td><td>N/A</td><td colspan="2">annual base salary and other benefits earned but unpaid prior to the date of termination</td></tr>
<tr><td>Annual Bonus</td><td colspan="3">earned but unpaid annual bonus for the prior fiscal year a pro-rated annual bonus for the year in which the termination of employment occurs, calculated based on actual performance for the entire performance period (disregarding any subjective performance goals and without the exercise of any negative discretion), to be paid at the end of the performance period</td><td>N/A</td><td>subject to execution of a mutual release of claims, any earned but unpaid annual bonus for the prior fiscal year</td><td>N/A</td></tr>
<tr><td>Retention Bonus</td><td colspan="2">Retention bonus of $700,000</td><td>N/A</td><td>N/A</td><td>N/A</td><td>N/A</td></tr>
<tr><td>Additional Cash Compensation</td><td>a lump sum amount equal to two times the sum of Mr. Malkin's then-current annual base salary plus the average annual bonus paid to Mr. Malkin over the three most-recently completed fiscal years</td><td>a lump sum amount equal to three times the sum of Mr. Malkin's then-current annual base salary plus the average annual bonus paid to Mr. Malkin over the three most-recently completed fiscal years</td><td>N/A</td><td>N/A</td><td>N/A</td><td>N/A</td></tr>
<tr><td>COBRA Coverage</td><td colspan="2">subject to Mr. Malkin's election of COBRA coverage under the company's group health plan, for up to 18 months following his termination, a monthly payment equal to the difference between the monthly COBRA premium cost and the premium cost to Mr. Malkin as if he continued to be our employee</td><td>N/A</td><td>N/A</td><td>N/A</td><td>N/A</td></tr>
<tr><td>Time-Based Equity</td><td colspan="4">equity awards subject to time-based vesting immediately vest in full</td><td>N/A</td><td>N/A</td></tr>
<tr><td>Performance-Based Equity</td><td>pro-rated vesting of equity awards subject to performance-based vesting to the extent the underlying performance requirements have been met based on performance from commencement of the performance period through termination date</td><td>equity awards subject to performance-based vesting will vest to the extent the underlying performance requirements have been met based on performance from commencement of the performance period through termination date</td><td colspan="2">pro-rated vesting of equity awards subject to performance-based vesting to the extent the underlying performance requirements have been met based on performance from commencement of the performance period through termination date</td><td>N/A</td><td>N/A</td></tr>
<tr><td>Stock Options</td><td colspan="3">stock options will remain exercisable for three years following the termination, but in no event later than their expiration</td><td>N/A</td><td>N/A</td><td>N/A</td></tr>
</table>

(1) The retirement age under our 2019 Equity Plan was amended to be 65 instead of 60 on July 13, 2020, and the award agreements for awards made to Mr. Malkin in March 2020 were amended so that this change would have retroactive effect and be applicable to such awards. See "Equity Awards – Retirement Age" on page 50 for more information.

PARACHUTE PAYMENTS

In the event that any amount payable to Mr. Malkin is determined to be subject to the excise tax under Section 4999 of the Code, such amount will be reduced to one dollar less than the threshold amount that would trigger an excise tax under Section 4999 of the Code, unless that reduction would result in Mr. Malkin receiving a lesser net after-tax amount.

2022 Proxy Statement | 60 | Empire State Realty Trust

Change in Control Severance Agreements

MS. CHIU AND MESSRS. DURELS AND KELTNER

We have entered into change of control severance agreements with each of Ms. Chiu and Messrs. Durels and Keltner that contain substantially similar terms. Each of the change in control severance agreements will terminate two years after the date of any written notice of termination from us to the applicable executive officer; provided, that if a "change in control" (as defined in our then effective equity plan) occurs while the agreement is still operative, any written notice to the executive officer terminating the agreement will not be effective prior to the second anniversary of the "change in control."

RESTRICTIVE COVENANTS AND OTHER PROVISIONS

The change in control severance agreements also contain standard confidentiality and mutual non-disparagement provisions, which apply indefinitely, and non-competition provisions and no-hire and non-solicitation provisions, which apply during the term of the agreements and will continue following termination of employment for a period as follows:

- Ms. Chiu: non-competition – 6 months; no-hire and non-solicitation – 2 years
- Messrs. Keltner and Durels: non-competition, no-hire and non-solicitation – 1 year

All disputes, except equitable enforcement of restrictive covenants, under the change in control severance agreements will be resolved by arbitration in accordance with the rules of the Judicial Arbitration and Mediation Services, Inc. in New York City. We have agreed to pay all costs of the arbitration except, if applicable, the executive officer's petitioner's filing fee. If an arbitrator determines that the applicable executive officer has prevailed on the issues in dispute in the arbitration, we will pay or reimburse any reasonable expenses, including reasonable attorney's fees, which the executive officer incurs in such arbitration.

TERMINATION OF EMPLOYMENT

The consequences of a termination of employment of any such executive pursuant to his or her change in control severance agreement and equity award agreements are as follows:

<table>
<tr><th></th><th>Termination Without Cause or Resignation for Good Reason (not Following a Change in Control)</th><th>Termination Without Cause or Resignation for Good Reason Within Two Years Following a Change in Control</th><th>Termination Due to Death or Disability Following a Change in Control</th><th>Termination Due to Retirement (Whether or not Following a Change in Control) (following the later of (x) 65th(1) birthday and (y) ten years of service)</th><th>Resignation (not for Good Reason, Following a Change in Control)</th></tr>
<tr><td>Annual Base Salary</td><td>N/A</td><td colspan="2">accrued and unpaid annual base salary and other benefits</td><td>N/A</td><td>accrued and unpaid annual base salary and other benefits</td></tr>
<tr><td>Annual Bonus</td><td>N/A</td><td>earned but unpaid annual bonus for the prior fiscal year a pro-rated annual bonus for the year in which the termination of employment occurs, calculated based on actual performance for the entire performance period (disregarding any subjective performance goals and without the exercise of any negative discretion), and paid at the end of the performance period</td><td>earned but unpaid annual bonus for the prior fiscal year</td><td>N/A</td><td>earned but unpaid annual bonus for the prior fiscal year</td></tr>
<tr><td>Additional Cash Compensation</td><td>N/A</td><td>an amount equal to two times the sum of the executive officer's then-current annual base salary plus the average bonus earned over the three most-recently completed fiscal years</td><td>N/A</td><td>N/A</td><td>N/A</td></tr>
<tr><td>COBRA Coverage</td><td>N/A</td><td>subject to the executive officer's election of COBRA coverage under the company's group health plan, for up to 18 months, a monthly payment equal to the difference between the monthly COBRA premium cost and the premium cost to the executive officer as if he continued to be our employee</td><td>N/A</td><td>N/A</td><td>N/A</td></tr>
<tr><td>Time-Based Equity</td><td>immediately vest in full</td><td colspan="2">equity awards subject to time-based vesting immediately vest in full</td><td>immediately vest in full</td><td>N/A</td></tr>
<tr><td>Performance-Based Equity</td><td>will vest based on performance from commencement of the performance period through the date of termination (i) on a pro-rated basis, if the termination occurs before the performance period ends and (ii) in full, if the termination occurs after the performance period ends</td><td colspan="2">will vest based on performance from commencement of the performance period through the date of termination (i) on a pro-rated basis, if the termination occurs before the performance period ends and (ii) in full, if the termination occurs after the performance period ends</td><td>will vest based on performance from commencement of the performance period through the date of termination (i) on a pro-rated basis, if the termination occurs before the performance period ends and (ii) in full, if the termination occurs after the performance period ends</td><td>N/A</td></tr>
</table>

(1) The retirement age under our 2019 Equity Plan was amended to be 65 instead of 60 on July 13, 2020, and the award agreements for awards made to each NEO in March 2020 were amended so that this change would have retroactive effect and be applicable to such awards. See "Equity Awards – Retirement Age" on page 50 for more information.

PARACHUTE PAYMENTS

In the event that any amount payable to an executive officer would be subject to the excise tax under Section 4999 of the Code, such amount will be reduced to one dollar less than the threshold amount that would trigger an excise tax under Section 4999 of the Code, unless that reduction would result in the executive receiving a lesser net after-tax amount.

2022 Proxy Statement | 61 | Empire State Realty Trust

Potential Payments Upon Termination

As set forth in "Employment Agreement and Severance Agreements" on page 59, our NEOs will be entitled to certain compensation and benefits in the event of termination of employment. Assuming a termination of employment and change in control (if applicable) occurred on December 31, 2021, and a price per share of our common stock on the date of termination of $8.90 (the closing price of our Class A common stock on the NYSE on such date), the amount of compensation that would have been payable to each NEO in each situation is listed in the table below.

Name and Principal Position	Severance ($)	Cash Bonus[1] ($)	Continued Medical Benefits ($)	Unvested Time-Based LTIP Units[2] ($)	Unvested Performance-Based LTIP Units[3] ($)	Total[4] ($)
Anthony E. Malkin						
Involuntary Termination Without Cause or Resignation for Good Reason	4,975,166	1,409,400	20,784	9,213,058	–	15,618,408
Involuntary Termination Without Cause or Resignation for Good Reason Following Change in Control	7,462,749	1,409,400	20,784	9,213,058	–	18,105,991
Death or Disability	–	1,409,400	–	9,213,058	–	10,622,458
Termination for Cause	–	–	–	–	–	–
Resignation or Non-Renewal of Employment Contract	–	1,409,400	–	–	–	1,409,400
Retirement	–	–	–	–	–	–
Christina Chiu						
Involuntary Termination Without Cause or Resignation for Good Reason	–	–	–	1,356,876	63,095	1,419,971
Involuntary Termination Without Cause or Resignation for Good Reason Following Change in Control	1,733,400	660,000	9,922	1,356,876	63,095	3,823,293
Death or Disability	–	–	–	1,356,876	63,095	1,419,971
Termination for Cause	–	–	–	–	–	–
Resignation or Non-Renewal of Employment Contract	–	–	–	–	–	–
Retirement	–	–	–	–	–	–
Thomas P. Durels						
Involuntary Termination Without Cause or Resignation for Good Reason	–	–	–	4,158,472	–	4,158,472
Involuntary Termination Without Cause or Resignation for Good Reason Following Change in Control	3,030,834	619,500	20,784	4,158,472	–	7,829,590
Death or Disability	–	–	–	4,158,472	–	4,158,472
Termination for Cause	–	–	–	–	–	–
Resignation or Non-Renewal of Employment Contract	–	–	–	–	–	–
Retirement	–	–	–	–	–	–
Thomas N. Keltner, Jr.						
Involuntary Termination Without Cause or Resignation for Good Reason	–	–	–	1,899,135	–	1,899,135
Involuntary Termination Without Cause or Resignation for Good Reason Following Change in Control	2,000,416	353,125	20,784	1,899,135	–	4,273,461
Death or Disability	–	–	–	1,899,135	–	1,899,135
Termination for Cause	–	–	–	–	–	–
Resignation or Non-Renewal of Employment Contract	–	–	–	–	–	–
Retirement[5]	–	–	–	1,899,135	–	1,899,135

(1) For purposes of this table, the amount of the cash bonus component of severance equals the face amount of the annual incentive bonus awarded to each NEO with respect to 2021 (paid in 2022). For more detail on bonus elections, see "Bonus Election Program" on page 46.

(2) Calculated assuming that the value of an LTIP unit on December 31, 2021 (the last business day of the fiscal year) was equal to the $8.90 value of a share of our Class A common stock on such date.

(3) Calculated based on the number of unvested performance-based LTIP units that were estimated to have been earned at December 31, 2021.

(4) According to Mr. Malkin's employment agreement and the change in control severance agreement of each other NEO, if any payments or benefits to be paid or provided to such individual would be subject to "golden parachute" excise taxes under Section 280G of the Code, such individual's payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater net after-tax receipt for the NEO.

(5) Pursuant to grant agreements, the vesting is accelerated on retirement for an executive who has then met certain length of service and age qualifications. See "Equity Awards – Retirement Age" on page 50. Mr. Keltner is the only NEO who has met such qualifications to date.

2022 Proxy Statement | 62 | Empire State Realty Trust

Audit Proposal 3: Ratification of Election of Independent Registered Public Accounting Firm Our Audit Committee has selected the accounting fi rm of Ernst & Young LLP (“EY”) to serve as our independent registered public accounting fi rm for the fi scal year ending December 31, 2022, subject to ratifi cation of this appointment by our shareholders. Action by shareholders is not required by law, the NYSE or our organizational documents in the appointment of an independent registered public accounting fi rm, but this appointment is submitted by our board for ratifi cation as a matter of good corporate governance in order to give our shareholders a voice in the designation of auditors. If the appointment is not ratifi ed by our shareholders, our board will further consider its choice of EY as our independent registered public accounting fi rm. EY has served as our independent registered public accounting fi rm since May 2010 and is considered by our management to be well-qualifi ed. EY has advised us that neither it nor any member thereof has any fi nancial interest, direct or indirect, in our company or any of our subsidiaries in any capacity. A representative of EY will be present at the annual meeting. The representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions. Fee Disclosure The following table lists the fees for services rendered by our independent registered public accounting fi rm for the years ended December 31, 2021 and 2020. 2021 ($) 2020 ($) Audit Fees(1) 2,402,500 2,379,500 Audit Related Fees — — Tax Fees — — All Other Fees — — TOTAL 2,402,500 2,379,500 (1) Audit Fees billed in 2021 and 2020 include the audit of our annual consolidated financial statements, audit of the consolidated financial statements of First Stamford Place and 250 West 57th Street, the audit of company’s goodwill valuation, reviews of our quarterly consolidated financial statements and consents and other services related to filings with the SEC. Additionally, in 2021, Audit Fees include a review of our compliance with Section 404 of the Sarbanes Oxley Act and Financial Accounting Services (FAS) associated with our property management software. Pre-Approval Policies and Procedures of Our Audit Committee Our Audit Committee must pre-approve all audit services and permissible non-audit services provided by our independent registered public accounting fi rm. In the intervals between the scheduled meetings of the Audit Committee, the Audit Committee delegates pre-approval authority under the pre-approval policy to the Chair of the Audit Committee. The Chair must report any pre-approval decisions under such policy to the Audit Committee at its next scheduled meeting. The proposal to ratify the selection of EY as our independent registered public accounting fi rm requires the affi rmative vote of the holders of a majority of the votes cast at the annual meeting at which a quorum is present. OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022. 2022 Proxy Statement I 63 I Empire State Realty Trust

AUDIT COMMITTEE REPORT The following is a report by the Audit Committee of our board regarding the responsibilities and functions of the Audit Committee. This report shall not be deemed to be incorporated by reference in any previous or future documents fi led by us with the SEC, under the Securities Act or Exchange Act, except to the extent that we specifi cally incorporate this report by reference in any such document. The Audit Committee’s purposes are to (i) assist the board in its oversight of (a) the integrity of the company’s fi nancial statements, (b) the company’s compliance with legal and regulatory requirements, (c) the qualifi cations and independence of the company’s independent registered public accounting fi rm, and (d) the performance of the company’s independent registered public accounting fi rm and the company’s internal audit function; and (ii) prepare an Audit Committee Report as required by the SEC for inclusion in the company’s annual proxy statement. The function of the Audit Committee is oversight. The board, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of the NYSE, as currently in effect, and in accordance with the rules and regulations promulgated by the SEC. The board has also determined that each member of the Audit Committee is fi nancially literate and has accounting or related fi nancial management expertise, as such qualifi cations are defi ned under the rules of the NYSE, and that each of S. Michael Giliberto, Leslie D. Biddle and Thomas J. DeRosa is an “audit committee fi nancial expert” as defi ned in Item 407(d)(5) of the SEC Regulation S-K. The Audit Committee operates pursuant to an Audit Committee Charter. Management is responsible for the preparation, presentation and integrity of the company’s fi nancial statements, for the establishment and effectiveness of internal control over fi nancial reporting, and for maintaining appropriate accounting and fi nancial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent registered public accounting fi rm, Ernst & Young LLP, is responsible for planning and carrying out a proper audit of the company’s annual fi nancial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), expressing an opinion as to the conformity of such fi nancial statements with generally accepted accounting principles and auditing the effectiveness of internal control over fi nancial reporting. In performing its oversight role, the Audit Committee has considered and discussed the audited consolidated fi nancial statements with management and Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting fi rm required by PCAOB Ethics and Independence Rules 3526, Communication with Audit Committees Concerning Independence. The Audit Committee has also discussed with the independent registered public accounting fi rm its independence. The independent registered public accounting fi rm has free access to the Audit Committee to discuss any matters the fi rm deems appropriate. The Audit Committee has also met with and discussed internal audit reports with an internal auditor. Further, the Audit Committee has overseen the company’s Whistleblower Policy and performed a periodic review of related reports. Based on the reports and discussions described in the preceding paragraph and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter in effect during 2021, the Audit Committee recommended to the board that the audited consolidated fi nancial statements be included in the annual report on Form 10-K for the fi scal year ended December 31, 2021. Members of the Audit Committee rely without independent verifi cation on the information provided to them and on the representations made by management and the independent registered public accounting fi rm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and fi nancial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the company’s consolidated fi nancial statements has been carried out in accordance with the auditing standards of the PCAOB, that the consolidated fi nancial statements are presented in accordance with accounting principles generally accepted in the United States of America, that Ernst & Young LLP is in fact “independent,” or that the company’s internal controls are effective. Submitted by our Audit Committee S. Michael Giliberto (Chair) Leslie D. Biddle Thomas J. DeRosa R. Paige Hood 2022 Proxy Statement I 64 I Empire State Realty Trust

Security Ownership of Certain Beneficial Owners and Management The following table sets forth certain information, as of March 3, 2022, regarding the benefi cial ownership of shares of our common stock and units of partnership interest in Empire State Realty OP, L.P. (“operating partnership units”) by (i) each of our directors; (ii) each of our NEOs; (iii) each person known by us to be the benefi cial owner of 5% or more of our outstanding common stock; and (iv) all of our directors and executive offi cers as a group. In accordance with SEC rules, each listed person’s benefi cial ownership includes: • all shares the shareholder actually owns benefi cially or of record; • all shares over which the shareholder has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and • all shares the shareholder has the right to acquire within 60 days after March 3, 2022 (unless otherwise noted). As of March 3, 2022, ESRT and its operating partnership had the following equity outstanding: Common Stock Outstanding Operating Partnership Units Outstanding Class A 168,990,080 Series PR(1) 68,556,320 Restricted Class A 143,014 Series ES(1) 22,042,813 Class B 995,095 Series 60(1) 5,821,936 Series 250(1) 2,943,325 LTIP units – 2013 Equity Plan(2) 3,194,178 LTIP units – 2019 Equity Plan(2) 6,650,578   Total 170,128,189 Total 109,209,150 (1) May be exchanged for shares of Class A common stock on a one-for-one basis or cash, at the company’s option. (2) Upon the satisfaction of certain conditions, convertible into operating partnership units of our operating partnership. 2022 Proxy Statement I 65 I Empire State Realty Trust

Unless otherwise indicated in the footnotes below, all shares are owned directly, and the indicated person has sole voting and investment power. The business address of the directors and NEOs in the table below is the address of our principal executive offices, Empire State Realty Trust, Inc., 111 West 33rd Street, 12th Floor, New York, New York 10120.

	Common Stock (Class A and Class B)				Operating Partnership Units	Common Stock and Operating Partnership Units	
Name	Number of Class A Shares Beneficially Owned	Percent of Class A Shares	Number of Class B Shares Beneficially Owned	Percent of All Shares of Common Stock (Voting Interest)(1)	Number of Units Beneficially Owned(2)	Number of Shares of Common Stock and Units Beneficially Owned	Percentage of All Shares of Common Stock and Operating Partnership Units
Anthony E. Malkin(3)	60,368	*	642,979	14.71%	33,072,798	33,776,145	12.37%
Leslie D. Biddle	–	*	–	–	41,829	41,829	**
Thomas J. DeRosa	–	*	–	–	69,366	69,366	**
Steven J. Gilbert	20,000	*	–	–	57,133	77,133	**
S. Michael Giliberto	3,500	*	–	–	53,255	56,755	**
Patricia S. Han	–	*	–	–	10,320	10,320	**
Grant H. Hill	–	*	–	–	10,282	10,282	**
R. Paige Hood	–	*	–	–	16,828	16,828	**
James D. Robinson IV	–	*	–	–	52,810	52,810	**
Christina Chiu	–	*	–	–	36,581	36,581	**
Thomas P. Durels	–	*	2,407	–	1,192,974	1,195,381	**
Thomas N. Keltner, Jr.(4)	–	*	–	–	954,810	954,810	**
All directors and executive officers as a group (12 persons)	83,868	*	645,386	14.78%	35,568,986	36,298,240	13.29%
5% or Greater Owners							
Quark Holding LLC(5)	29,894,869	17.67%	–	9.90%	–		
The Vanguard Group, Inc.(6)	23,086,435	13.39%	–	10.55%	–		
Southeastern Asset Management, Inc.(6)	15,192,583	8.8%	–	6.94%	–		
Massachusetts Financial Services Company(6)	9,501,809	5.5%	–	4.34%	–		
BlackRock Inc(6)	14,614,125	8.5%	–	6.68%	–		

* Represents less than 1% of the number of shares of Class A common stock and Class B common stock outstanding.

** Represents less than 1% of the number of shares of Class A common stock, Class B common stock and operating partnership units, including vested LTIP units outstanding.

(1) **Percent of All Shares of Common Stock**. For purposes of this column, ownership of each share of Class B common stock is treated as 50 shares of Class A common stock. Holders of Class B common stock are entitled to fifty votes per share, to the extent they own 49 limited partnership units in our operating partnership for each share of Class B common stock so voted. Holders of Class A common stock and Class B common stock vote together as a single class on the matters to be considered at the annual shareholders meeting, and their votes are counted and totaled together. The percentages shown in this column are based on 218,887,844 votes, the aggregate number of votes that may be cast by our common stockholders.

(2) **Operating Partnership Units.** Includes all operating partnership units and vested LTIP units, which may be convertible into operating partnership units after certain conditions have been met, that the individual continues to hold as of March 3, 2022. The LTIP units shown in the table are the vested portion of totals previously awarded, so that the balance of such totals remains subject to time or performance-based vesting conditions as follows:

	Time-Based LTIP Units		Performance-based LTIP Units	
Name	Vested	Total Awarded	Vested	Total Awarded
Anthony E. Malkin	1,495,817	2,199,111	70,934	4,398,800
Leslie D. Biddle	41,829	86,527	–	–
Thomas J. DeRosa	69,366	97,095	–	–
Steven J. Gilbert	57,133	91,565	–	–
S. Michael Giliberto	53,255	79,170	–	–
Patricia S. Han	10,320	44,022	–	–
Grant H. Hill	10,282	24,715	–	–
R. Paige Hood	16,828	44,275	–	–
James D. Robinson IV	52,810	97,508	–	–
Christina Chiu	36,581	176,905	–	253,827
Thomas P. Durels	963,370	1,223,400	106,649	1,963,239
Thomas N. Keltner, Jr.	243,804	572,277	–	772,704

(3) **Anthony E. Malkin**. In addition to the 1,566,751 vested LTIP units referenced in footnote (2) above, includes 60,368 shares of Class A common stock, 642,979 shares of Class B common stock and 31,506,047 operating partnership units held by: (i) family trusts and entities for which Mr. Malkin has sole voting and investment power as sole manager or sole trustee, as applicable, or Mr. Malkin and his wife have shared voting and investment power as managers or trustees, as applicable, all for the benefit of Mr. Malkin, his wife, and certain other members of their extended family, (ii) family trusts for the benefit of Mr. Malkin's children, (iii) Mr. Malkin's wife and/or (iv) a charitable foundation over which Mr. Malkin and his wife have shared voting and investment power; and of which, in each case, Mr. Malkin disclaims beneficial ownership of such shares and units except to the extent of his pecuniary interest therein (if any).

2022 Proxy Statement | 66 | Empire State Realty Trust

(4) **Thomas N. Keltner**, Jr. Includes 220,127 operating partnership units held by Thomas N. Keltner, Jr. Revocable Trust dated February 23 2008, for which Mr. Keltner is the trustee, 163,717 operating partnership units held by Paula S. Keltner Revocable Trust dated March 1, 2008, for which Mr. Keltner's wife is the trustee, 162,162 operating partnership units held by the Thomas N. Keltner, Jr. Family Trust, for which Mr. Keltner's wife and sister are the trustees, and 165,000 operating partnership units held by the Paula S. Keltner Family Trust, for which Mr. Keltner is the trustee.

(5) **Quark Holding LLC**. As of December 31, 2021, Quark Holding LLC directly owns 29,894,869 shares of Class A common stock, which equates to 17.67% of our outstanding Class A common stock as of such date, and Qatar Investment Authority ("QIA"), which is the sole member of Quark Holding LLC, and may be deemed an indirect beneficial owner of shares of Class A Common Stock directly owned by Quark Holding LLC. QIA and its affiliates acquired 29,610,854 shares pursuant to a Securities Purchase Agreement with us on August 23, 2016, and 284,015 shares during the second quarter of 2018 pursuant to its top-up right under its Stockholders Agreement with us. Pursuant to the Stockholders Agreement, QIA granted to our board an irrevocable proxy to vote any shares of Class A common stock directly owned beneficially by QIA in excess of 9.9% of the total number of shares of Class A common stock outstanding in the same manner and proportion as the votes cast by other common stockholders. In April 2020, we provided QIA with an ownership limit waiver granting an exception and limited waiver from the restrictions on ownership and transfer contained in our charter and agreements with QIA, which permits QIA's ownership of our Class A common stock to exceed 9.9% solely to the extent that such excess is caused by the company's redemptions or repurchases of its equity securities and/or similar company transactions that reduce (or have the effect of reducing) the outstanding number of equity securities. Due to our share repurchases activity in 2021, QIA's ownership as of March 3, 2022, is 13.66% on a fully diluted economic interest in us (inclusive of all outstanding operating partnership units and LTIP units). See "QIA" on page 68 for a discussion of the Securities Purchase Agreement and Stockholders Agreement.

5% Beneficial Owner	Address	Date of Information	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Total Beneficial Ownership	Percent of Class A Owned
Quark Holding LLC	Ooredoo Tower (Building 14), Al Dafna Street (Street 801), Al Dafna (Zone 61) Doha, State of Qatar	12/31/21	0	17,127,815	0	29,894,869	29,894,869	17.67%

(6) Based solely on information as of December 31, 2021, provided on a Schedule 13G filed with the SEC:

5% Beneficial Owner	Address	Schedule 13G Filing Date	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Total Beneficial Ownership	Percent of Class A Owned
The Vanguard Group[(a)]	100 Vanguard Blvd., Malvern, PA 19355	2/10/22	0	258,893	22,687,635	389,800	23,086,435	13.39%
Southeastern Asset Management, Inc.[(b)]	6410 Poplar Ave., Suite 900, Memphis, TN 38119	2/14/22	87,143	11,705,440 (Shared) 3,400,000 (No Vote)	4,835,734	10,356,849	15,192,583	8.8%
Massachusetts Financial Services Company[(c)]	111 Huntington Ave., Boston, MA 02199	2/2/22	9,415,393	0	9,501,809	0	9,501,809	5.5%
BlackRock, Inc.[(d)]	55 East 52nd St., New York, NY 10055	2/3/22	1,299,8111	0	14,614,125	0	14,614,125	8.5%

(a) The Vanguard Group may be deemed to own beneficially an aggregate of 23,086,435 shares of our Class A common stock in its capacity as an investment advisor, which includes shares of Class A common stock held by certain of its subsidiaries.

(b) Southeastern Asset Management, Inc. may be deemed to own beneficially an aggregate of 15,192,583 shares of our Class A common stock in its capacity as an investment advisor. The Schedule 13G was filed jointly with Longleaf Partners Small-Cap Fund, an investment company, which has shared voting and dispositive power over 10,274,803 (6.0%) shares, according to the Schedule 13G. The Schedule 13G was also filed jointly with Mr. O. Mason Hawkins, Chairman of the Board of Southeastern Asset in the event he could be deemed to be a controlling person of that firm as the result of his official positions with, or ownership of, its voting securities. In November 2021, we provided Southeastern with an ownership limit waiver granting an exception and limited waiver from the restrictions on ownership and transfer contained in our charter, which permits Southeastern's ownership of our Class A common stock to exceed 9.9% solely to the extent that such excess is caused by the company's redemptions or repurchases of its equity securities and/or similar company transactions that reduce (or have the effect of reducing) the outstanding number of equity securities.

(c) Massachusetts Financial Services Company may be deemed to own beneficially an aggregate of 9,501,809 shares of our Class A common stock in its capacity as an investment advisor, which includes shares of Class A common stock held by certain of its subsidiaries.

(d) BlackRock, Inc. may be deemed to own beneficially an aggregate of 14,614,125 shares of our Class A common stock in its capacity as an investment advisor, which includes shares of Class A common stock held by certain of its subsidiaries.

2022 Proxy Statement | 67 | Empire State Realty Trust

Certain Relationships and Related Party Transactions Policies and Procedures with Respect to Related Party Transactions It is the written policy of our board that all related party transactions (generally, transactions involving amounts exceeding $120,000 in which a related party (directors and executive offi cers or their immediate family members, or shareholders owning 5% of more of our outstanding stock) has a direct or indirect material interest) is subject to approval or ratifi cation in accordance with the following procedures. Our Nominating and Corporate Governance Committee reviews the material facts of all related party transactions that require its approval and either approves or disapproves of the entry into the related party transaction, subject to some exceptions. If advance approval of a related party transaction is not feasible, then the related party transaction is considered and ratifi ed, if deemed appropriate by our Nominating and Corporate Governance Committee, at its next regularly scheduled meeting. In determining whether to approve or ratify a related party transaction, our Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable to the company than terms generally available to an unaffi liated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. If a related party transaction will be ongoing, our Nominating and Corporate Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related party. Thereafter, our Nominating and Corporate Governance Committee, on at least an annual basis, reviews and assesses ongoing relationships with the related party to see that they are in compliance with our Nominating and Corporate Governance Committee’s guidelines and that the related party transaction remains appropriate. All related party transactions are disclosed in our applicable fi lings with the SEC as required under SEC rules. QIA SECURITIES PURCHASE AGREEMENT On August 23, 2016, we entered into the securities purchase agreement with Q REIT Holding LLC, a wholly owned subsidiary of the Qatar Investment Authority, a governmental authority of the State of Qatar (“Q REIT” and, together with any wholly-owned eligible assignee, “QIA”), pursuant to which QIA purchased from us 29,610,854 shares of our Class A common stock at a purchase price of $21.00 per share (the “Original QIA Shares”). We received approximately $621.8 million in gross proceeds at the August 23, 2016, closing of the purchase and sale of the Original QIA Shares. During the second quarter of 2018, pursuant to the terms of our Stockholders Agreement with QIA described below, we sold 284,015 shares of our Class A common stock to QIA at an aggregate purchase price of $4.7 million, or $16.72 per share (the “Top Up Shares” and, together with the Original QIA Shares, the “Total QIA Shares”). We sold the Top Up Shares to QIA pursuant to its right under the Stockholders Agreement to acquire its 9.9% pro rata share of new equity securities we issue during any quarter. The per share purchase for the Top Up Shares was determined in accordance with a formula in the Stockholders Agreement equal to the average closing price per share during the fi ve consecutive trading days immediately preceding the issuance of the applicable new equity securities. In April 2020, we provided QIA with an Ownership Limit Waiver granting an exception and limited waiver from the restrictions on ownership and transfer contained in Section 7.2.1(a)(i)(1)-(2) of the company’s Articles of Amendment and Restatement and the Agreement Regarding Waiver of Ownership Limit entered into with QIA on August 23, 2016, which permits QIA’s ownership of our Class A common stock to exceed 9.9% solely to the extent that such excess is caused by the company’s redemptions or repurchases of its equity securities and/or similar company transactions that reduce (or have the effect of reducing) the outstanding number of equity securities. Due to our share repurchases activity since March 2020, QIA’s ownership now exceeds 9.9%. As of March 3, 2022 , QIA had a 13.66 % fully diluted economic interest in us (inclusive of all outstanding operating partnership units and LTIP units) . 2022 Proxy Statement I 68 I Empire State Realty Trust

STOCKHOLDERS AGREEMENT In connection with the sale of the Original QIA Shares to QIA, we and QIA entered into the Stockholders Agreement dated August 23, 2016, which sets forth certain rights and obligations of us and QIA relating to QIA’s ownership of our Class A common stock, including the following: • QIA was not permitted to transfer any Original QIA Shares during the six-month period that followed the closing and could not transfer more than 50% of the Original QIA Shares during the period that began six months after the closing and ended on the one-year anniversary of the closing. • QIA agreed to limit its voting power on all matters coming before our shareholders (whether at a meeting or by written consent) to no more than 9.9% of the total number of votes entitled to be cast on such matter. QIA granted our board an irrevocable proxy to vote any shares of Class A common stock it holds in excess of such 9.9% in the same manner and proportion as the votes cast by other common stockholders. Further, QIA has agreed to vote all of its shares of Class A common stock up to the 9.9% threshold in favor of the election of each member of any slate of director nominees recommended by our board. • In connection with any new issuance by us of common equity securities, for so long as QIA maintains at least a 5.0% fully diluted economic interest in us and remains in material compliance with the terms of the Stockholders Agreement, QIA has the right (but not the obligation) to purchase its pro rata share of such new equity securities in the form of newly issued Class A common stock, as it did with its purchase of the Top Up Shares in the second quarter of 2018. These “top up” rights are generally exercisable on a quarterly basis, or sooner if we or the operating partnership issues new equity securities in an issuance in excess of $1.0 million. • For an initial period of fi ve years from the date of the closing (through August 23, 2021), to the extent QIA remained in material compliance with the terms of the Stockholders Agreement, QIA had the right of fi rst offer to co-invest with us as a joint venture partner in real estate investment opportunities initiated by us where we elected, at our discretion, to seek a joint venture partner. The right of fi rst offer period could have been extended for a 30-month term if at least one joint venture transaction was consummated among us and QIA during the initial fi ve-year term, but this extension right was not triggered. • Subject to certain minimum thresholds and conditions, we will indemnify QIA for certain applicable U.S. federal and state taxes payable by QIA in connection with dividends paid by us on the Original QIA Shares (and any Top Up Shares) that are attributable to capital gains from the sale or exchange of any U.S. real property interests. Our obligation to indemnify QIA will terminate one year following the date on which the sum of the QIA Shares and any Top Up Shares then owned by QIA falls below 10% of our outstanding common shares. REGISTRATION RIGHTS AGREEMENT In connection with the sale of the Original QIA Shares to QIA, we and QIA entered into a registration rights agreement, dated as of August 23, 2016, which required us, among other things, to fi le with the SEC within 180 days following the closing, a resale shelf registration statement providing for the resale of the Original QIA Shares. We fi led the initial resale shelf registration statement with the SEC on February 2, 2017, and renewed it on August 3, 2017, and July 31, 2020. In addition, QIA is entitled to cause us to include in the registration statement such Top Up Shares as QIA may acquire from time to time, up to a 9.9% fully diluted economic interest in us. The registration rights are subject to certain conditions and limitations, including restrictions on sales of shares by the holder in connection with certain public offerings and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement. Transactions and Agreements with the Malkin Group TAX PROTECTION AGREEMENT In 2013, we entered into a tax protection agreement with Anthony E. Malkin and Peter L. Malkin that is intended to protect to a limited extent the Malkin Group and an additional third party investor in Metro Center (who was one of the original landowners and was involved in the development of the property) (collectively, the “protected parties”) against certain tax consequences arising from a transaction involving one of four properties, which we refer to in this section as the “protected assets”. First, this agreement provides that our operating partnership will not sell, exchange, transfer or otherwise dispose of such protected assets, or any interest in a protected asset, until (i) October 7, 2025, with respect to one protected asset, First Stamford Place, and (ii) the later of (a) October 7, 2021, and (b) the death of both Peter L. Malkin and Isabel W. Malkin, who are 88 and 85 years old, respectively, for the three other protected assets, Metro Center, 10 Bank Street and 1542 Third Avenue, unless: (1) Anthony E. Malkin consents to the sale, exchange, transfer or other disposition; or (2) our operating partnership delivers to each protected party thereunder a cash payment intended to approximate the tax liability arising from the recognition of the pre-contribution built-in gain resulting from the sale, exchange, transfer or other disposition of such protected asset (with the pre- contribution “built-in gain” being not more than the taxable gain that would have been recognized by such protected party if the protected asset been sold for fair market value in a taxable transaction at the time of the consolidation) plus an additional amount so that, after the payment of all taxes on amounts received pursuant to the agreement (including any tax liability incurred as a result of receiving such payment), the protected party retains an amount equal to such protected party’s total tax liability incurred as a result of the recognition of the pre-contribution built-in gain pursuant to such sale, exchange, transfer or other disposition; or (3) the disposition does not result in a recognition of any built-in gain by the protected party. 2022 Proxy Statement I 69 I Empire State Realty Trust

Second, to protect the protected parties against gain recognition resulting from a reduction in such continuing investor's share of the operating partnership liabilities, the agreement provides that during the period from October 7, 2013, until such continuing investor owns less than the aggregate number of operating partnership units and shares of common stock equal to 50% of the aggregate number of such units and shares such investor received in the formation transactions (the "tax protection period') our operating partnership will (i) refrain from prepaying any amounts outstanding under any indebtedness secured by the protected assets and (ii) use its commercially reasonable efforts to refinance such indebtedness at or prior to maturity at its current principal amount, or, if our operating partnership is unable to refinance such indebtedness at its current principal amount, at the highest principal amount possible. The agreement also provides that, during the tax protection period, our operating partnership will make available to such continuing investors the opportunity (i) to enter into a "bottom dollar" guarantee of their allocable share of $160.0 million of aggregate indebtedness of our operating partnership meeting certain requirements or (ii) in the event our operating partnership has recourse debt outstanding and such a continuing investor agrees, in lieu of guaranteeing debt pursuant to clause (i) above, to enter into a deficit restoration obligation, in each case, in a manner intended to provide an allocation of operating partnership liabilities to the continuing investor. In the event that a continuing investor guarantees debt of our operating partnership, such continuing investor will be responsible, under certain circumstances, for the repayment of the guaranteed amount to the lender in the event that the lender would otherwise recognize a loss on the loan, such as, for example, if property securing the loan was foreclosed and the value was not sufficient to repay a certain amount of the debt. A deficit restoration obligation is a continuing investor's obligation, under certain circumstances, to contribute a designated amount of capital to our operating partnership upon our operating partnership's liquidation in the event that the assets of our operating partnership are insufficient to repay our operating partnership liabilities.

Because we expect that our operating partnership will at all times have sufficient liabilities to allow it to meet its obligations to allocate liabilities to its partners that are protected parties under the tax protection agreement, our operating partnership's indemnification obligation with respect to "certain tax liabilities" would generally arise only in the event that the operating partnership disposes in a taxable transaction of a protected asset within the period specified above in a taxable transaction. In the event of such a disposition, the amount of our operating partnership's indemnification obligation would depend on several factors, including the amount of "built-in gain," if any, recognized and allocated to the indemnified partners with respect to such disposition and the effective tax rate to be applied to such gain at the time of such disposition.

The operating partnership agreement requires that allocations with respect to such acquired property be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of allocating book-tax differences. Under the tax protection agreement, our operating partnership has agreed to use the "traditional method" for accounting for book-tax differences for the properties acquired by our operating partnership in the consolidation. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of the acquired properties in the hands of our operating partnership (i) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all of the acquired properties were to have a tax basis equal to their fair market value at the time of acquisition and (ii) in the event of a sale of such properties, could cause us to be allocated gain in excess of its corresponding economic or book gain (or taxable loss that is less than its economic or book loss), with a corresponding benefit to the partners transferring such properties to our operating partnership for interests in our operating partnership.

REGISTRATION RIGHTS AGREEMENT

We entered into a registration rights agreement with certain persons receiving shares of our common stock or operating partnership units in the formation transactions, including certain members of our senior management team and our other continuing investors. In connection therewith, we have filed, and are obligated to maintain the effectiveness of, an automatic effective shelf registration statement, along with a prospectus supplement, with respect to, among other things, shares of our Class A common stock that may be issued upon redemption of operating partnership units or issued upon conversion of shares of Class B common stock to continuing investors in the public existing entities. We filed the initial shelf registration statement with the SEC on October 7, 2014, and renewed it on August 3, 2017, and July 31, 2020.

Pursuant to the registration rights agreement, under certain circumstances, we will also be required to undertake an underwritten offering upon the written request of the Malkin Group, which we refer to as the holder, provided (i) the registrable shares to be registered in such offering will have a market value of at least $150.0 million, (ii) we will not be obligated to effect more than two underwritten offerings during any 12-month period; and (iii) the holder will not have the ability to effect more than four underwritten offerings. In addition, if we file a registration statement with respect to an underwritten offering for our own account or on behalf of the holder, the holder will have the right, subject to certain limitations, to register such number of registrable shares held by him, her or it as each such holder requests. With respect to underwritten offerings on behalf of the holder, we will have the right to register such number of primary shares as we request; provided, however, that if cut-backs are required by the managing underwriters of such an offering, our primary shares shall be cut-back first (but in no event will our shares be cut-back to less than $25.0 million).

We have also agreed to indemnify the persons receiving rights against specified liabilities, including certain potential liabilities arising under the Securities Act, or to contribute to the payments such persons may be required to make in respect thereof. We have agreed to pay all of the expenses relating to the registration and any underwritten offerings of such securities, including, without limitation, all registration, listing, filing and stock exchange or FINRA fees, all fees and expenses of complying with securities or "blue sky" laws, all printing expenses and all fees and disbursements of counsel and independent public accountants retained by us, but excluding underwriting discounts and commissions, any out-of-pocket expenses (except we will pay any holder's out-of-pocket fees (including disbursements of such holder's counsel, accountants and other advisors) up to $25,000 in the aggregate for each underwritten offering and each filing of a resale shelf registration statement or demand registration statement), and any transfer taxes.

2022 Proxy Statement | 70 | Empire State Realty Trust

EXCLUDED PROPERTIES AND BUSINESSES

The Malkin Group, including Anthony E. Malkin, our Chairman, President and CEO, owns non-controlling interests in, and Anthony E. Malkin and Peter L. Malkin control the general partners or managers of, nine entities that own interests in multi-family property entities. The Malkin Group also owns non-controlling interests in one Manhattan office property, two Manhattan retail properties and several retail properties outside of Manhattan, none of which were contributed to us in the formation transactions. We refer to the non-controlling interests described above collectively as the "excluded properties". In addition, the Malkin Group owns interests in one mezzanine and senior equity fund and five residential property management companies, and which we refer to collectively as the "excluded businesses". Other than the Greenwich retail property, we do not believe that the excluded properties or the excluded businesses are consistent with our portfolio geographic or property type composition, management or strategic direction.

Pursuant to management and/or service agreements with the owners of interests in those excluded properties and services agreements with five residential property managers and the managers of certain other excluded businesses which historically were managed by affiliates of our predecessor, we are designated as the asset manager (supervisor) and/or property manager of the excluded properties and will provide services to the owners of certain of the excluded properties and the five residential property managers and provide services and access to office space to the existing managers of the other excluded businesses. As the manager or service provider, we are paid a management or other fee with respect to those excluded properties and excluded businesses where our predecessor had previously received a management fee on the same terms as the fee paid to our predecessor and are reimbursed for our costs in providing the management and other services to those excluded properties and businesses where our predecessor had not previously received a management fee. Our management of the excluded properties and provision of services to the five residential property managers and the existing managers of the other excluded businesses represent a minimal portion of our overall business. There is no established time period in which we will manage such properties or provide services to the owners of the excluded properties and the five residential property managers and provide services and access to office space to the existing managers of the other excluded businesses; and Peter L. Malkin and Anthony E. Malkin expect to sell certain properties or unwind these businesses over time. We are not precluded from acquiring all or certain interests in the excluded properties or businesses. If we were to attempt any such acquisition, we anticipate that Anthony E. Malkin, our Chairman, President and CEO, will not participate in the negotiation process on our behalf with respect to our potential acquisition of any of these excluded properties or businesses, and the approval of a majority of our independent directors will be required to approve any such acquisition.

Services are and were provided by us to excluded properties and businesses. These transactions are reflected in our consolidated statements of income as third-party management and other fees.

We earned asset management (supervisory) and service fees from excluded properties and businesses of $1.0 million during the year ended December 31, 2021.

We earned property management fees from excluded properties of $0.2 million during the year ended December 31, 2021.

OTHER

We receive rent generally at a market rental rate for 5,447 square feet of leased space from entities affiliated with Anthony E. Malkin at one of our properties. Under the lease, the tenant has the right to cancel such lease without special payment on 90 days' notice. We also have a shared use agreement with such tenant to occupy a portion of the leased premises as the office location for Peter L. Malkin, our Chairman Emeritus, utilizing approximately 15% of the space, for which we pay to such tenant an allocable pro rata share of the cost. We also have agreements with these entities and excluded properties and businesses to provide them with general computer-related support services. Total revenue aggregated $0.3 million for the year ended December 31, 2021.

2022 Proxy Statement | 71 | Empire State Realty Trust

Other Matters Questions and Answers About the Annual Meeting We are sending this proxy statement and the proxy card(s) to our Class A and Class B common stockholders on or about March 31, 2022, in connection with the solicitation of proxies by the board of Empire State Realty Trust, Inc., a Maryland corporation, for use at the 2022 annual meeting to be held on Thursday, May 12, 2022, at 11:00 a.m. (Eastern Time) to be conducted, solely as a virtual meeting via live audio webcast, or at any postponement or adjournment of the meeting. WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING? Holders of record of our Class A common stock and Class B common stock at the close of business on March 3, 2022, which is referred to in this proxy statement as the “record date,” are entitled to attend and vote their shares at the annual meeting. Holders of Class B common stock are entitled to fi fty votes per share, to the extent they own 49 limited partnership units in our operating partnership for each share of Class B common stock they hold. We may request verifi cation from holders of Class B common stock of their (or their qualifi ed transferee’s) continued ownership of operating partnership units in connection with the counting of votes associated with Class B common stock. WHO MAY ATTEND THE MEETING? You are entitled to attend the annual meeting only if you were a shareholder of record of shares of Class A common stock or Class B common stock of Empire State Realty Trust, Inc. at the close of business on the record date, or you hold a valid proxy for the meeting. WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF THE PROXY MATERIALS INSTEAD OF A PAPER COPY OF THE MATERIALS? Under rules adopted by the SEC we may furnish proxy materials to our shareholders primarily over the Internet, instead of mailing a printed copy. We believe that this process should expedite shareholders’ receipt of proxy materials, lower the costs of our annual meeting and help to conserve natural resources. On or about March 31, 2022, we mailed to most of our shareholders the notice of availability containing instructions on how to access and review the proxy materials, including this proxy statement and our 2021 annual report, on the Internet and instructions on how to vote on the Internet, in person, or by mail. The notice of availability also contains instructions on how to receive a paper or electronic copy of the proxy materials. If you received a notice of availability by mail, you will not receive a printed copy of the proxy materials unless you request one. If you received paper copies of our proxy materials, you may also view these materials over the Internet by following the instructions contained in the notice of availability or proxy card. The proxy statement and our 2021 annual report are available at www.proxyvote.com. WHAT IS THE PURPOSE OF THE MEETING? At the annual meeting, you will be asked to vote on the following: Proposal 1: the election of the nine director nominees named in the proxy statement to serve on our board until the next annual shareholders meeting or until their successors are elected and qualify; Proposal 2: the approval, on a non-binding, advisory basis, of the compensation of our NEOs as described in this proxy statement; and Proposal 3: the ratifi cation of the appointment of Ernst & Young LLP as our independent registered public accounting fi rm for the fi scal year ending December 31, 2022. You may also be asked to consider and act upon any other matters that may properly be brought before the annual meeting or at any adjournments or postponements thereof. 2022 Proxy Statement I 72 I Empire State Realty Trust

WHAT CONSTITUTES A QUORUM? The presence, in person or by proxy, of Class A and Class B common stockholders entitled to cast a majority of all votes entitled to be cast at the annual meeting is necessary to constitute a quorum for the transaction of business at the meeting. Holders of Class A common stock are entitled to one vote per share. Holders of Class B common stock are entitled to fi fty votes per share, to the extent they own 49 limited partnership units in our operating partnership for each share of Class B common stock so voted. Holders of Class A common stock and Class B common stock vote together as a single class on the matters to be considered at such meeting, and their votes are counted and totaled together. As of March 3, 2022, 168,990,080 shares of Class A common stock totaling 168,990,080 votes entitled to be cast, 143,014 shares of Class A restricted stock totaling 143,014 votes entitled to be cast, and 995,095 shares of Class B common stock totaling 49,754,750 votes entitled to be cast were outstanding, so that an aggregate of 218,887,844 votes are entitled to be cast at such meeting. Class A and Class B common stockholders do not have the right to cumulative voting for the election of directors or otherwise. WHAT VOTE IS NEEDED TO APPROVE EACH PROPOSAL? Proposal 1. The affi rmative vote of a plurality of all the votes cast at the annual meeting at which a quorum is present is necessary for election of each nominee for director named in this proxy statement. However, our Policy on Majority Voting requires that any nominee who receives a greater number of votes “against” than votes “for” in an uncontested election will, within two weeks following certifi cation of the shareholder vote, submit a written resignation offer to our board for consideration by our Nominating and Corporate Governance Committee. See “Identifying and Evaluating Candidates for Director – Annual Shareholder Vote to Elect Directors” on page 15. Proposals 2 and 3. A majority of all the votes cast at such meeting at which a quorum is present is necessary for: (i) approval, on a non-binding, advisory basis, of the compensation of our NEOs and (ii) ratifi cation of the selection of Ernst & Young LLP as our independent registered public accounting fi rm for the fi scal year ending December 31, 2022. Abstentions. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote “for” or “against” any matter being voted on at such meeting and will not be counted as “votes cast.” Therefore, abstentions will have no effect on Proposals 1 through 3 or any other matter that may properly be brought before such meeting or at any adjournment or postponement thereof, assuming a quorum is present. Broker Non-Votes. Broker “non-votes,” or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the benefi cial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of such meeting. There will not be any broker non-votes with respect to Proposal 3, because Proposal 3 is a routine matter on which brokers are permitted to vote without instructions from the benefi cial owner. If you are a benefi cial owner whose shares of common stock are held of record by a broker, your broker has discretionary voting authority under the NYSE rules to vote your shares on Proposal 3, even if the broker does not receive voting instructions from you. However, under the NYSE rules, your broker does not have discretionary authority to vote on Proposals 1 and 2 or any other matter that may properly be brought before such meeting or any adjournment or postponement thereof without instructions from you, in which case a broker “non-vote” will occur and your shares of common stock will not be voted on these matters at such meeting. None of the proposals, if approved, entitle any of our shareholders to appraisal rights under Maryland law or our charter. WHAT IS THE FORMAT FOR THE ANNUAL MEETING THIS YEAR? LIMITATIONS ON TRAVEL, AND UNCERTAINTY WITH REGARD TO FUTURE LIMITATIONS RELATED THERETO, DUE TO COVID-19 HAVE CAUSED US TO CONDUCT A VIRTUAL ANNUAL MEETING, EXCLUSIVELY VIA LIVE AUDIO WEBCAST (INSTEAD OF AN IN-PERSON MEETING IN A PHYSICAL LOCATION). To attend and participate in the annual meeting, shareholders will need to access the live audio webcast of the meeting by visiting www.virtualshareholdermeeting.com/ESRT2022 and using their individual 16-digit control number provided in the notice of availability to log in. Benefi cial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares. In the event that you do not have a control number, please contact your broker, bank or other nominee as soon as possible so you can be provided with a control number and gain access to such meeting. We would encourage shareholders to log in to this website and access the webcast before the annual meeting’s start time. The annual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting. As part of the annual meeting, we will hold a live question and answer session, during which we intend to answer questions submitted by shareholders during such meeting that are pertinent to our company and the meeting matters as time permits. Even if you plan to attend such annual meeting online, we recommend that you also vote by proxy as described herein, so your vote will be counted if you decide not to attend such meeting. 2022 Proxy Statement I 73 I Empire State Realty Trust

HOW DO I VOTE? VOTING AT THE ANNUAL MEETING If you are a Class A or Class B common stockholder of record and attend the annual meeting and have not voted prior to the meeting, you may vote electronically during the meeting. If your shares of common stock are held in street name through a broker, bank or other nominee and you have not voted prior to the meeting, and you wish to vote during the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record. VOTING BY PROXY FOR SHARES REGISTERED DIRECTLY IN THE NAME OF THE SHAREHOLDER If you hold your shares of common stock in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways: VOTE BY INTERNET       VOTE BY TELEPHONE VOTE BY MAIL You may vote via the Internet by following the instructions provided in the notice of availability or, if you received printed materials, on your proxy card. The website for Internet voting is printed on the notice of availability and/or proxy card. Please have your notice of availability or proxy card in hand. Internet voting is available 24 hours a day until 11:59 p.m. (Eastern Time) on May 11, 2022. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confi rm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card. You also have the option to vote by telephone by calling the toll-free number listed on your notice of availability and/ or proxy card. Telephone voting is available 24 hours a day until 11:59 p.m. (Eastern Time) on May 11, 2022. When you call, please have your notice of availability or proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confi rm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card. If you received printed materials and would like to vote by mail, please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your notice of availability. VOTING BY PROXY FOR SHARES REGISTERED IN STREET NAME If your shares of common stock are held in street name through a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted. Please see the notice of availability and/or proxy card for further instructions on how to submit your vote. If you have any question regarding how to authorize your proxy by telephone or Internet, please call (212) 850-2600. MAY I CHANGE MY VOTE AFTER I SUBMIT MY PROXY CARD? If you cast a vote by proxy, you may revoke it at any time before it is voted by: fi ling a written notice revoking the proxy with our Corporate Secretary at Empire State Realty Trust, Inc., 111 West 33rd Street, 12th Floor, New York, New York 10120; properly executing and forwarding to us a proxy with a later date; or voting electronically at the annual meeting. If you attend the annual meeting, you may vote whether or not you have previously given a proxy, but your presence (without further action) at such meeting will not constitute revocation of a previously given proxy. 2022 Proxy Statement I 74 I Empire State Realty Trust

HOW DOES THE BOARD RECOMMEND THAT I VOTE ON EACH OF THE PROPOSALS? Our board of directors recommends that you vote: Proposal 1: the election of the nine director nominees named in the enclosed proxy statement to serve on our board until the next annual shareholders meeting or until their successors are elected and qualify; FOR each director nominee Proposal 2: the approval, on a non-binding, advisory basis, of the compensation of our NEOs as described in this proxy statement; FOR Proposal 3: the ratifi cation of the appointment of Ernst & Young LLP as our independent registered public accounting fi rm for the fi scal year ending December 31, 2022. FOR HOW IS MY VOTE COUNTED, AND ARE THERE ANY SPECIFIC VOTING ARRANGEMENTS IN PLACE? If you properly execute a proxy, and if we receive it prior to voting at the meeting, or authorize your proxy to vote your shares, electronically through the Internet or by telephone or online during the annual meeting, the shares of common stock that the proxy represents will be voted in the manner specifi ed on the proxy. If no specifi cation is made therein, the shares of common stock will be voted (i) FOR election of each of the director nominees named in this proxy statement; (ii) FOR approval, on a non-binding, advisory basis, of the compensation of our NEOs; (iii) FOR ratifi cation of the selection of Ernst & Young LLP as our independent registered public accounting fi rm for the fi scal year ending December 31, 2022; and (iv) as recommended by our board of directors in its discretion with regard to all other matters. We have a voting arrangement in place with QIA. Please see “QIA” on page 68 for more information. It is not anticipated that any matter other than those set forth in the proxy statement will be presented at the meeting. No shareholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the annual shareholders meeting. In any case, if other matters are presented, proxies will be voted at the discretion of the proxy holders. WHAT OTHER INFORMATION SHOULD I REVIEW BEFORE VOTING? For your review, we make available free of charge through our website at investors.esrtreit.com our annual reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically fi led with or furnished to the SEC. Further, we will provide, without charge to each shareholder upon written request, a copy of our and our operating partnership’s annual reports on Form 10-K (including our consolidated fi nancial statements, schedules and list of exhibits), Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically fi led with or furnished to the SEC. Requests for copies should be addressed to Corporate Secretary, Empire State Realty Trust, Inc., 111 West 33rd Street, 12th Floor, New York, New York 10120. Copies may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Our 2021 annual report shall not constitute a part of the proxy solicitation materials. WHAT SHOULD I DO IF I RECEIVED MORE THAN ONE NOTICE OF AVAILABILITY? There are circumstances under which you may receive more than one notice of availability. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each such brokerage account. In addition, if you are a shareholder of record and your shares are registered in more than one name, you will receive more than one notice of availability. Please authorize your proxy in accordance with the instructions of each notice of availability separately, since each one represents different shares that you own. 2022 Proxy Statement I 75 I Empire State Realty Trust

Additional Annual Meeting and Voting Matters SOLICITATION OF PROXIES We will pay the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, offi cers and employees may also solicit proxies personally, by telephone, via the Internet or by mail without additional compensation for such activities. We will also request persons, fi rms and corporations holding shares in their names or in the names of their nominees, which are owned benefi cially by others, to send proxy materials to, and obtain proxies from, such benefi cial owners. In addition, we intend to utilize the advisory, consulting and proxy solicitation services of Mackenzie Partners, Inc. at an aggregate estimated cost of $7,500 plus out-of-pocket expenses. CHANGING THE WAY YOU RECEIVE PROXY MATERIALS IN THE FUTURE Instead of receiving a notice of availability in the mail for future meetings, shareholders may elect to receive links to proxy materials by e-mail or to receive a paper copy of the proxy materials and a paper proxy card by mail. If you elect to receive proxy materials by e-mail, you will not receive a notice of availability in the mail. Instead, you will receive an e-mail with links to proxy materials and online voting. In addition, if you elect to receive a paper copy of the proxy materials, or if applicable rules or regulations require paper delivery of the proxy materials, you will not receive a notice of availability in the mail. If you received a paper copy of the proxy materials or the notice of availability in the mail, you can eliminate all such paper mailings in the future by electing to receive an e-mail that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing such documents to you and help us conserve natural resources. You can change your election by directing your request in writing to Empire State Realty Trust, Inc., 111 West 33rd Street, 12th Floor, New York, New York 10120, Attention: Investor Relations, by sending a blank e-mail with the 16-digit control number on your notice of availability to sendmaterial@proxyvote.com, via the Internet at www.proxyvote.com, or by telephone at (212) 850-2600. Your election will remain in effect until you change it. MULTIPLE COPIES OF OUR ANNUAL REPORT TO SHAREHOLDERS Our 2021 annual report accompanies this proxy statement. In order to reduce printing and postage costs and in accordance with the SEC rules, we have undertaken an effort to deliver only one set of our 2021 annual report, proxy statement or notice of availability, as applicable, to any group of multiple shareholders of record sharing one address. This delivery method, called “householding”, is not being used, however, if we have received contrary instructions from one or more of the shareholders sharing such address. If your household has received only one set of our 2021 annual report, proxy statement or notice of availability, as applicable, we will deliver promptly a separate copy of our 2021 annual report, this proxy statement or notice of availability, as applicable, to any shareholder who sends a written request to the Corporate Secretary, Empire State Realty Trust, Inc., 111 West 33rd Street, 12th Floor, New York, New York 10120. Requests may also be directed to the Corporate Secretary at (212) 850-2600. You can also notify us that you would like to receive separate copies of our annual reports, proxy statements or notices of internet availability of proxy materials in the future by sending a written request to our Corporate Secretary at the address set forth above or by contacting the Corporate Secretary at (212) 850-2600. If your household is receiving multiple copies of our annual reports, proxy statements and notices of internet availability of proxy materials, and you wish to request delivery of a single copy, you may send a written request to our Corporate Secretary at the address set forth above. Even if your household has received only one set of our 2021 annual report and proxy statement, a separate proxy card has been provided for each shareholder account. Each proxy card should be signed, dated, and returned in the enclosed self-addressed envelope (if you received printed proxy materials). If you own shares of common stock through a bank, broker or other nominee and receive more than one set of annual reports, proxy statements or notices of internet availability of proxy materials, you can contact the bank, broker or other nominee to eliminate duplicate mailings. CONFIDENTIALITY OF VOTING We keep all the proxies, ballots, and voting tabulations confi dential as a matter of practice. We only let our Inspector of Election, Broadridge Financial Solutions, Inc., examine these documents. Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to us by Broadridge. VOTING RESULTS Broadridge, our independent tabulating agent, will count the votes and act as the Inspector of Election. We will publish the voting results in a Current Report on Form 8-K, which will be fi led with the SEC within four business days after the annual meeting. OTHER MATTERS Our board does not know of any matters other than those described in this proxy statement that will be presented for action at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. 2022 Proxy Statement I 76 I Empire State Realty Trust

Shareholder Proposals and Proxy Access SHAREHOLDER PROPOSALS Shareholder proposals intended to be presented at the 2023 annual meeting of shareholders must be received by our Corporate Secretary no later than December 1, 2022 in order to be considered for inclusion in our proxy statement relating to the 2023 meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Corporate Secretary, Empire State Realty Trust, Inc., 111 West 33rd Street, 12th Floor, New York, New York 10120. For a proposal of a shareholder to be properly presented at the 2023 annual shareholders meeting, including nominations for inclusion in the proxy statement, other than a shareholder proposal included in the proxy statement pursuant to Rule 14a-8, such proposal must be received at our principal executive offi ces on or after November 1, 2022, and prior to 5:00 p.m. (Eastern Time) on December 1, 2022, unless the 2023 annual shareholders meeting is scheduled to take place before April 12, 2023, or after June 11, 2023 . Under our bylaws, shareholders must follow certain procedures to nominate a person for election as a director at an annual shareholders meeting, or to introduce an item of business at such meeting. A shareholder must notify our Corporate Secretary in writing of the director nominee or the other business. To be timely under our current bylaws, the notice must be delivered to our Corporate Secretary, along with the appropriate supporting documentation, as applicable, at our principal executive offi ce not earlier than the 150th day nor later than 5:00 p.m. (Eastern Time) on the 120th day prior to the fi rst anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the fi rst anniversary of the date of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m. (Eastern Time) on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is fi rst made. To comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 13, 2023; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the fi rst anniversary of the date of the preceding year’s annual meeting, notice must be provided by the later of 60 days prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is fi rst made. Director Nominees (Proxy Access) Our proxy access bylaw permits a shareholder (or a group of no more than 20 shareholders) owning at least 3% of the aggregate of the issued and outstanding shares of common stock of the company continuously for at least the prior three (3) years to nominate and include in the company’s proxy materials director nominees constituting up to 20% of the number of directors then in offi ce, if the nominating shareholder(s) and the nominee(s) satisfy the requirements specifi ed in our bylaws. In order for an eligible shareholder or group of shareholders to nominate a director nominee for election at the 2023 annual shareholders meeting pursuant to the proxy access provision of our bylaws, notice of such nomination and other required information must be received in writing by the company’s Corporate Secretary, Empire State Realty Trust, Inc., 111 West 33rd Street, 12th Floor, New York, New York 10120 on or after November 1, 2022 and prior to 5:00 p.m. (Eastern Time) on December 1, 2022, unless the 2023 annual shareholders meeting is scheduled to take place before April 12, 2023 or after June 11, 2023. Our bylaws state that such notice and other required information must be received by the company’s Corporate Secretary not earlier than the 150th day nor later than 5:00 p.m. (Eastern Time) on the 120th day prior to the fi rst anniversary of the date of the proxy statement for the preceding year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the fi rst anniversary of the date of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m. (Eastern Time) on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is fi rst made. In addition, our bylaws require the eligible shareholder or group of shareholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specifi ed dates. Cautionary Note Regarding Forward-Looking Statements This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. In particular, statements pertaining to our capital resources, portfolio performance, dividend policy and results of operations contain forward-looking statements. Likewise, all of our statements regarding anticipated growth in our portfolio from operations, acquisitions and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements are subject to substantial risks and uncertainties, many of which are diffi cult to predict and are generally beyond our control, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). 2022 Proxy Statement I 77 I Empire State Realty Trust

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward- looking statements: (i) economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic; (ii) a failure of conditions or performance regarding any event or transaction described herein, (iii) resolution of legal proceedings involving the company; (iv) reduced demand for offi ce, multifamily or retail space, including as a result of the COVID-19 pandemic; (v) changes in our business strategy; (vi) changes in technology and market competition that affect utilization of our offi ce, retail, broadcast or other facilities; (vii) changes in domestic or international tourism, including due to health crises such as the COVID-19 pandemic, geopolitical events and/or currency exchange rates, which may cause a decline in Observatory visitors; (viii) defaults on, early terminations of, or non-renewal of, leases by tenants; (ix) increases in the company’s borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR after 2021; (x) declining real estate valuations and impairment charges; (xi) termination of our ground leases; (xii) changes in our ability to pay down, refi nance, restructure or extend our indebtedness as it becomes due and potential limitations on our ability to borrow additional funds in compliance with drawdown conditions and fi nancial covenants; (xiii) decreased rental rates or increased vacancy rates; (xiv) our failure to execute any newly planned capital project successfully or on the anticipated timeline or at the anticipated costs; (xv) diffi culties in identifying and completing acquisitions; (xvi) risks related to our development projects (including our Metro Tower development site); (xvii) impact of changes in governmental regulations, tax laws and rates and similar matters; (xviii) our failure to qualify as a REIT; (xix) environmental uncertainties and risks related to climate change, adverse weather conditions, rising sea levels and natural disasters; and (xx) accuracy of our methodologies and estimates regarding ESG metrics and goals, tenant willingness and ability to collaborate in reporting ESG metrics and meeting ESG goals, and impact of governmental regulation on our ESG efforts. For a further discussion of these and other factors that could impact the company’s future results, performance or transactions, see the section entitled “Risk Factors” in out 2021 annual report. While forward-looking statements refl ect the company’s good faith beliefs, they are not guarantees of future performance. The company disclaims any obligation to update or revise publicly any forward-looking statement to refl ect changes in underlying assumptions or factors, new information, data or methods, future events, or other changes after the date of this proxy statement, except as required by applicable law. Prospective investors should not place undue reliance on any forward- looking statements, which are based only on information currently available to the company. 2022 Proxy Statement I 78 I Empire State Realty Trust

Non-Gaap Financial Measures Definitions FUNDS FROM OPERATIONS (“FFO”) AND CORE FUNDS FROM OPERATIONS (“CORE FFO”) We compute FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts, or Nareit, which defi nes FFO as net income (loss) (determined in accordance with GAAP), excluding impairment writedowns of investments in depreciable real estate and investments in in-substance real estate investments, gains or losses from debt restructurings and sales of depreciable operating properties, plus real estate- related depreciation and amortization (excluding amortization of deferred fi nancing costs), less distributions to non-controlling interests and gains/losses from discontinued operations and after adjustments for unconsolidated partnerships and joint ventures. FFO is a widely recognized non-GAAP fi nancial measure for REITs that we believe, when considered with fi nancial statements determined in accordance with GAAP, is useful to investors in understanding fi nancial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate has generally appreciated over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. We present FFO because we consider it an important supplemental measure of our operating performance and believe that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results of operations, the utility of FFO as a measure of performance is limited. There can be no assurance that FFO presented by us is comparable to similarly titled measures of other REITs. FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or to cash fl ow from operating activities determined in accordance with GAAP. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the Nareit White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another. Core FFO adds back to FFO the following items: an adjustment for any above or below-market ground lease amortization to traditionally defi ned FFO, IPO litigation expense, severance expenses and loss on early extinguishment of debt. The company presents Core FFO because it considers it an important supplemental measure of its operating performance in that it excludes items associated with its IPO and formation transactions and other non-recurring items. There can be no assurance that Core FFO presented by the company is comparable to similarly titled measures of other REITs. Core FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or to cash fl ow from operating activities determined in accordance with GAAP. Core FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. In future periods, we may also exclude other items from Core FFO that we believe may help investors compare our results. EBITDA AND ADJUSTED EBITDA We compute EBITDA as net income plus interest expense, income taxes and depreciation and amortization. We present EBITDA because we believe that EBITDA, along with cash fl ow from operating activities, investing activities and fi nancing activities, provides investors with an additional indicator of its ability to incur and service debt. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of our fi nancial performance, as an alternative to net cash fl ows from operating activities (determined in accordance with GAAP), or as a measure of its liquidity. For Adjusted EBITDA, we add back impairment charges. 2022 Proxy Statement I A-1 I Empire State Realty Trust

Reconciliations NET INCOME TO FUNDS FROM OPERATIONS (“FFO”) AND CORE FUNDS FROM OPERATIONS (“CORE FFO”) (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA) Years Ended December 31,      2021 ($)      2020 ($)      2019 ($) Net income (loss) (13,037) (22,889) 84,290 Private perpetual preferred unit distributions (4,201) (4,197) (1,743) Real estate depreciation and amortization 196,360 184,245 177,515 Impairment charges 7,723 5,360 — Funds from operations attributable to common stockholders and non-controlled interests 186,845 162,519 260,062 Amortization of below-market ground leases 7,831 7,831 7,831 Loss on early extinguishment of debt 214 86 — Severance expenses — 3,813 — IPO litigation expense — 1,165 — Core funds from operations attributable to common stockholders and non-controlled interests 194,890 175,414 267,893 Weighted average shares and Operating Partnership units Basic 277,420 283,826 297,798 Diluted 277,420 283,837 297,798 FFO per share Basic 0.67 0.57 0.87 Diluted 0.67 0.57 0.87 Core FFO per share Basic 0.70 0.62 0.90 Diluted 0.70 0.62 0.90 NET INCOME TO ADJUSTED EBITDA (UNAUDITED AND AMOUNTS IN THOUSANDS) Years Ended December 31,      2021 ($)      2020 ($)      2019 ($) Net income (loss) (13,037) (22,889) 84,290 Interest expense 94,394 89,907 79,246 Income tax expense (benefi t) (1,734) (6,971) 2,429 Depreciation and amortization 201,806 191,006 181,588 EBITDA 281,429 251,053 347,553 Impairment charges, net of reimbursement 7,723 5,360 — Adjusted EBITDA 289,152 256,413 347,553 2022 Proxy Statement I A-2 I Empire State Realty Trust

Additional Information Related to our Environmental Performance Measures

REPORTING BOUNDARY

Empire State Realty Trust, Inc. ("ESRT") reports environmental data for properties where the company has full operational control and authority to implement operational policies related to energy, water and waste. The reporting boundary includes 14 properties controlled by ESRT as of December 31, 2021. A third-party conducts a review in accordance with ISO 14064 Part 3: Greenhouse Gases: Specification with guidance for the validation and verification of greenhouse gas assertions (ISO, 2019). A similar approach and methodology was utilized for energy, water and waste data.

ENERGY CONSUMPTION DATA

Energy data is entered into ENERGY STAR Portfolio Manager based on invoices provided directly by the utility, and where applicable, electricity consumption data for the reporting period is based on Real Time Meter (RTM) data from revenue grade meters. Electricity invoices provided by ConEdison are estimated, therefore ESRT elects to utilize RTM data to enhance accuracy in reporting. Natural gas, steam and fuel oil data are calculated directly from utility invoices. Tenant submetered electricity consumption is provided directly by third-party submeter providers. All energy data undergoes third-party checks to ensure that data reported is as accurate and complete as reasonable.

GREENHOUSE GAS (GHG) EMISSIONS DATA

ESRT's GHG inventory is prepared following GHG Protocol Corporate Account and Reporting Standard: Revised Edition guidelines. Energy consumption data and reported tenant sub-meter electricity data is reviewed and calculated to ensure proper allocation of fuel, district steam and base building electricity, tenant sub-meter and tenant direct-meter emissions across Scope 1, 2, and 3 GHG emissions in alignment with the GHG Protocol. Scope 1 emissions are classified as direct GHG emissions resulting from fuel oil and natural gas. Scope 2 emissions are classified as indirect emissions including electricity and district steam. Scope 3 emissions are classified as indirect emissions resulting from tenant direct and submetered energy consumption. Total emissions are reported in metric tons of CO_2e ($MTCO_2e$), which includes the combined equivalent CO_2 of three major greenhouse gases: CO_2, CH_2 and N_2O. Emissions factors and Global Warming Potentials are supplied by the U.S. Energy Information Administration (EIA).

WATER CONSUMPTION DATA

Water consumption is calculated based on utility invoices provided directly by the utility.

WASTE CONSUMPTION DATA

Non-hazardous waste data is provided by a third-party provider, Great Forest at each asset within the portfolio for total landfill, total recycling, and diversion rates.

2022 Proxy Statement | A-3 | Empire State Realty Trust

esrtreit.com

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D73482-P64761 ! ! ! For All Withhold All For All Except ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. EMPIRE STATE REALTY TRUST, INC. 111 WEST 33RD STREET, 12 FL. NEW YORK, NY 10120 EMPIRE STATE REALTY TRUST, INC. 1. Election of directors 01) Anthony E. Malkin 02) Leslie D. Biddle 03) Thomas J. DeRosa 04) Steven J. Gilbert 05) S. Michael Giliberto 06) Patricia S. Han 07) Grant H. Hill 08) R. Paige Hood 09) James D. Robinson IV The board of directors recommends you vote FOR the following: 2. To approve, on a non-binding, advisory basis, the compensation of our named executive officers. 3. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. The board of directors recommends you vote FOR Proposal 2. The board of directors recommends you vote FOR Proposal 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: The proxies are also authorized to vote in their discretion upon such other matters as may properly be brought before the annual shareholders meeting or any adjournments or postponements thereof. The undersigned hereby acknowledge(s) receipt of a copy of the accompanying notice of annual shareholders meeting, the proxy statement with respect thereto and our annual report to shareholders with respect to our 2021 fiscal year, the terms of each of which are incorporated by reference, and hereby revoke(s) any proxy or proxies heretofore given with respect to the meeting. This proxy may be revoked at any time before it is exercised. For Against Abstain For Against Abstain AUTHORIZE YOUR PROXY BY INTERNET Before the meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (Eastern Time) on May 11, 2022. Have your proxy card in hand and follow the instructions to obtain your records and create an electronic voting instruction form. During the meeting - Go to www.virtualshareholdermeeting.com/ESRT2022 You may attend the meeting via the internet and vote during the meeting. Have available the information printed in the box marked by the arrow and follow the instructions. AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. (Eastern Time) on May 11, 2022. Have your proxy card in hand when you call and follow the instructions. AUTHORIZE YOUR PROXY BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by May 11, 2022. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS To reduce company mailing costs, you can consent to receiving all future proxy statements, cards and annual reports electronically via e-mail or internet. To do so, follow the voting instructions above and, when prompted, indicate you agree to receive all such materials electronically in the future. SCAN TO VIEW MATERIALS & VOTE w

D73483-P64761 Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Shareholders Meeting: The notice and proxy statement and annual report are available at www.proxyvote.com. Continued and to be signed on reverse side. EMPIRE STATE REALTY TRUST, INC. Virtual Annual Shareholders Meeting May 12, 2022 at 11:00 a.m. (Eastern Time) This proxy is solicited on behalf of the board of directors The undersigned shareholder(s) hereby appoint(s) Thomas N. Keltner, Jr. and Heather Lawson Houston, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of EMPIRE STATE REALTY TRUST, INC. that the shareholder(s) is/are entitled to vote at the annual shareholders meeting to be held at 11:00 a.m. (Eastern Time) on May 12, 2022, at www.virtualshareholdermeeting.com/ESRT2022, and any adjournment or postponement thereof. When properly executed, votes entitled to be cast by the undersigned will be cast in the manner directed herein by the undersigned shareholder(s). If no direction is given, the votes entitled to be cast by the undersigned will be cast FOR the nominees of our board of directors listed in Proposal 1, FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described in Proposal 2, and FOR the ratification of the selection of our independent registered public accounting firm as described in Proposal 3. In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the annual shareholders meeting and any adjournments or postponements thereof. A shareholder wishing to vote in accordance with our board of directors' recommendations need only sign and date this proxy and return it in the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D73484-P64761 ! ! ! For All Withhold All For All Except ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. EMPIRE STATE REALTY TRUST, INC. 111 WEST 33RD STREET, 12 FL. NEW YORK, NY 10120 EMPIRE STATE REALTY TRUST, INC. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For Against Abstain For Against Abstain By checking the yes box, you confirm that you hold at least 49 Empire State Realty OP, L.P. operating partnership units for each share of Class B common stock of Empire State Realty Trust, Inc. that you own and are voting pursuant to this proxy. 1. Election of directors 01) Anthony E. Malkin 02) Leslie D. Biddle 03) Thomas J. DeRosa 04) Steven J. Gilbert 05) S. Michael Giliberto 06) Patricia S. Han 07) Grant H. Hill 08) R. Paige Hood 09) James D. Robinson IV The board of directors recommends you vote FOR the following: 2. To approve, on a non-binding, advisory basis, the compensation of our named executive officers. 3. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. The board of directors recommends you vote FOR Proposal 2. The board of directors recommends you vote FOR Proposal 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: The proxies are also authorized to vote in their discretion upon such other matters as may properly be brought before the annual shareholders meeting or any adjournments or postponements thereof. The undersigned hereby acknowledge(s) receipt of a copy of the accompanying notice of annual shareholders meeting, the proxy statement with respect thereto and our annual report to shareholders with respect to our 2021 fiscal year, the terms of each of which are incorporated by reference, and hereby revoke(s) any proxy or proxies heretofore given with respect to the meeting. This proxy may be revoked at any time before it is exercised. ! ! Yes No SCAN TO VIEW MATERIALS & VOTE w AUTHORIZE YOUR PROXY BY INTERNET Before the meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (Eastern Time) on May 11, 2022. Have your proxy card in hand and follow the instructions to obtain your records and create an electronic voting instruction form. During the meeting - Go to www.virtualshareholdermeeting.com/ESRT2022 You may attend the meeting via the internet and vote during the meeting. Have available the information printed in the box marked by the arrow and follow the instructions. AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. (Eastern Time) on May 11, 2022. Have your proxy card in hand when you call and follow the instructions. AUTHORIZE YOUR PROXY BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by May 11, 2022. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS To reduce company mailing costs, you can consent to receiving all future proxy statements, cards and annual reports electronically via e-mail or internet. To do so, follow the voting instructions above and, when prompted, indicate you agree to receive all such materials electronically in the future.

D73485-P64761 Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Shareholders Meeting: The notice and proxy statement and annual report are available at www.proxyvote.com. Continued and to be signed on reverse side. EMPIRE STATE REALTY TRUST, INC. Virtual Annual Shareholders Meeting May 12, 2022 at 11:00 a.m. (Eastern Time) This proxy is solicited on behalf of the board of directors The undersigned shareholder(s) hereby appoint(s) Thomas N. Keltner, Jr. and Heather Lawson Houston, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class B common stock of EMPIRE STATE REALTY TRUST, INC. that the shareholder(s) is/are entitled to vote at the annual shareholders meeting to be held at 11:00 a.m. (Eastern Time) on May 12, 2022, at www.virtualshareholdermeeting.com/ESRT2022, and any adjournment or postponement thereof. When properly executed, votes entitled to be cast by the undersigned will be cast in the manner directed herein by the undersigned shareholder(s). If no direction is given, the votes entitled to be cast by the undersigned will be cast FOR the nominees of our board of directors listed in Proposal 1, FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described in Proposal 2, and FOR the ratification of the selection of our independent registered public accounting firm as described in Proposal 3. In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the annual shareholders meeting and any adjournments or postponements thereof. A shareholder wishing to vote in accordance with our board of directors' recommendations need only sign and date this proxy and return it in the enclosed envelope.